   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2000

                                                      REGISTRATION NO. 333-33784
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                           -------------------------

                                STOCKPOINT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                7375                               36-3775977
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                              2600 CROSSPARK ROAD
                             CORALVILLE, IOWA 52241
                                 (319) 626-5000

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------
                                WILLIAM MCNALLY
                                GENERAL COUNSEL
                                STOCKPOINT, INC.
                              2600 CROSSPARK ROAD
                             CORALVILLE, IOWA 52241
                                 (319) 626-5000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

                  THOMAS MARTIN, ESQ.                                   FREDERICK W. KANNER, ESQ.
                 DORSEY & WHITNEY LLP                                     DEWEY BALLANTINE LLP
                PILLSBURY CENTER SOUTH                                 1301 AVENUE OF THE AMERICAS
                220 SOUTH SIXTH STREET                                  NEW YORK, NEW YORK 10019
             MINNEAPOLIS, MINNESOTA 55402                                    (212) 259-8000
                    (612) 340-2600                                         FAX: (212) 259-6333
                  FAX: (612) 340-8738

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. [ ]

                           -------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. we may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS          Subject to completion          September 5, 2000

--------------------------------------------------------------------------------

5,000,000 Shares

[STOCKPOINT LOGO]
Common Stock

--------------------------------------------------------------------------------

We are an Internet services company that provides online investment analysis tools and financial information. This is the initial public offering of our common stock and no public market currently exists for our common stock.


We are offering 5,000,000 shares of our common stock. We currently expect the initial public offering price will be between $8.00 and $10.00 per share. We have applied for our common stock to be quoted on the Nasdaq National Market under the symbol "STKP."



INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to Stockpoint                      $           $
----------------------------------------------------------------------------------


The underwriters may also purchase up to 750,000 additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $3,622,500, and the total proceeds, before expenses to Stockpoint, will be $48,127,500.


The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about             ,
2000.

UBS Warburg LLC

                        William Blair & Company

                                              Roth Capital Partners, Inc.


                 The date of this prospectus is          , 2000

                                   [Artwork]



INSIDE FRONT COVER


The artwork consists of the Stockpoint logo on a blue background, with the words "World Markets," "Tools," "Portfolios," "Wireless," "Quotes," "Charts" and "Markets" running down the page. The middle of the page reads: "Powered by Stockpoint." In the left margin there is a list of stock indices.


FOLDOUT
Text at top of page reads: "Stockpoint seamlessly integrates customizable financial content and applications into client web sites." To the right of the text is the Stockpoint logo. Below the text are 11 client web site pages and our financial web site page.

In the upper left-hand corner is the web site page of WR HAMBRECHT + CO, depicting quote information for Microsoft Corp. Below the web page there is text that reads: "WR Hambrecht + Co" and "wrhambrecht.com." Overlaying a portion of this web page is the web page of ILife Inc. Below the web page is text that reads "ILife Inc." and "consejero.com."

In the upper-middle, there is a chart displaying the stockprice activity of IBM along side two wireless devices.
In the upper right-hand corner are the web site pages of Worldly Information Network and Barclays Global Investors. The web page of Worldly Information Network includes a graph of the Dow Jones Industrial Average and "global indexes" for the Americas, Asia and Europe. The Americas indexes include Brazil Bovespa Index, DJ Industrials, Dow Jones 20 Bond Average and Mexican Bolsa. Below the web site is text that reads: "Worldly Information Network, Inc" and "Worldlyinvestor.com." The Asia indexes include Australian All Ordinaries and Hong Kong Seng.
Barclays Global Investors web site page overlays a portion of the worldlyinvestors.com's web page. The background screen of Barclays Global Investors' web site page is black, and the screen shows "Currency Calculator" and a list of currencies a viewer can choose from. Below the web site page of Barclays Global Investors, there is text that reads: "Barclays Global Investors "and" barclaysglobal.com." In the middle of the page are the web site pages of A.B. Watley, Inc. and MyWay.com. The MyWay.com web site depicts AT&T Corporation and its Analyst Rating Summary, which includes Analyst Opinions and Average Recommendation. Above the web site page of MyWay.com there is text that reads "MyWay.com" and "myway.com." The web page of A.B. Watley, Inc. depicts three graphs: Equity Indices, Interest Rates and Currency tables. Above A.B. Watley's web site page there is text that reads: "A.B. Watley Group Inc." and "abwatley.com."
In the lower-right corner are the web site pages of National Discount Brokers and SURETRADE, Inc. National Discount Brokers' web site page depicts "stockfinder pro" and several optional sample screens a viewer can select. The sample screens include: a Blue Chip stocks screen, Growth & Value Screen, Strong Growth Screen and High Dividend Yield Screen. Below the web site page is text that reads: "National Discount Brokers" and "ndb.com" The web site page of SURETRADE.COM. overlays a portion of National Discount Brokers' web page, depicting "Fund Finder Pro" with twenty two Fund objectives that a viewer can select. Above the web site page of SURETRADE.COM is text that reads: "SURETRADE, INC." and "suretrade.com."
In the lower middle of the page are the web site pages of LookSmart Ltd. and Stockpoint. The web site page of LookSmart depicts performance information for five individual stocks. The performance information includes Market Price, Today's Change, Shares, Current Value, $ Gain/Loss and % Gain/ Loss. To the right of the web page, there is text that reads: "LookSmart Ltd" and "money.looksmart.com." The Stockpoint.com web site page depicts The Portfolio Pro product. Above the website page is text that reads "Stockpoint" and "Stockpoint.com."

In the lower left-hand corner are the web site pages of Robertson Stephens and Commonwealth Securities Ltd. The Robertson Stephens screen shows a graph named "The Kebdex" and a viewer can click either "Weekly" or "interactive" to view different charts. Below the web site page there is text that reads: "Robertson Stephens" and "internetstocks.com." Overlaying a portion of this web page is the web site page of Commonwealth Securities. Below the web site page is text that reads: "Commonwealth Securities Ltd." and "comsec.com.au."



BACK INSIDE COVER


The artwork consists of the Stockpoint logo on a blue background.

--------------------------------------------------------------------------------

Through and including             , 2000, the 25th day after the commencement of
this offering, federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary.....................    3
Risk factors...........................    6
Forward-looking information............   17
Use of proceeds........................   18
Dividend policy........................   18
Dilution...............................   19
Capitalization.........................   20
Selected consolidated financial
  information..........................   21
Management's discussion and analysis of
  financial condition and results of
  operations...........................   23
Business...............................   35
Management.............................   48
Certain transactions...................   54
Principal stockholders.................   58
Description of capital stock...........   60
Shares eligible for future sale........   63
Underwriting...........................   65
Legal matters..........................   67
Experts................................   67
Where you can find more information....   67
Index to financial statements..........  F-1


--------------------------------------------------------------------------------

In making a decision to buy our common stock, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with other information. We are offering to sell these shares only where it is legal to sell them. The information in this prospectus is complete and accurate as to the date on the front cover, but the information may have changed since that date.

--------------------------------------------------------------------------------

Prospectus summary



Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus, including the information under "Risk Factors" and the consolidated financial statements and related notes, before making an investment decision.


STOCKPOINT

Stockpoint is a leading provider of online investment analysis tools and financial information. We develop and integrate sophisticated financial applications to provide our clients customized financial web pages. We "host" these web pages by maintaining the data and applications on our web servers and by applying Internet-based data management technology we have developed. This enables our clients to outsource their financial web page production and maintenance, and provide extensive financial content and analysis tools to their users.


Our clients include web portals, media companies, traditional and online brokerage firms, commercial banks, asset managers, electronic communication networks, 401(k) sponsors and insurance companies. As of June 30, 2000, we had license agreements with approximately 250 clients. Our business generated revenues of $6.8 million during 1999 and $6.5 million during the first six months of 2000. We incurred losses of $3.2 million and $3.7 million during these periods.


The Internet today is rapidly changing the way individuals conduct financial transactions. The convenience, speed and the lower cost of conducting trades over the Internet and the immediate availability of financial information on the Internet, combined with the current demographic trends favoring investment, have converged to produce a significant movement to online investing. Forrester Research has projected that online investment accounts in the U.S. will grow from $374 billion of assets in 5.4 million online accounts in 1999 to $3.1 trillion of assets in 20.4 million online accounts by 2003, a number that would represent nearly 53% of U.S. households. Similar developments in electronic banking, driven by the convenience of electronic bill payment, online fund transfers, the monitoring of account balances and the trend toward integrated financial services, are helping to reshape the way both individual and corporate banking is conducted.


To accommodate this shift, the financial industry has become one of the largest consumers of Internet technology, demanding both transactional technology and technology that delivers the online financial information needed to make intelligent transactional decisions. We believe that the quality and breadth of the financial information that is offered is rapidly becoming a differentiator among financial services providers.


With our products and services, our clients are able to offer their users Internet-based real-time and delayed stock quotes, charting capabilities, portfolio management and analysis tools, currency utilities, company research and business news. We also enable our customers to offer many of these features over wireless devices. We purchase financial content on a nonexclusive basis, and combine, integrate and manipulate this content with software we have developed and in a format customized for our clients, to enable users to easily analyze and manage financial information and to make investment decisions. Our Internet technologies allow us to rapidly develop financial web pages for customers desiring to differentiate their financial web sites from others.

Our objective is to be the leading provider of global online investment analysis tools and financial information that enables our clients to provide extensive financial content and decision-making tools on their web sites. Key elements of our strategy include:

+ Enabling the online financial services markets. We intend to rapidly expand our sales force to reach businesses in the financial services industry and other financial information providers that require extensive online market analysis tools and financial information on their web sites. We believe our broad client experience enables us to intelligently recommend and sell new products, content and services to improve web site functionality.


+ Expanding our existing client relationships. We intend to continue to expand our relationships with our existing clients by offering additional value-added products and services that we create or obtain through partnership or acquisition.


+ Developing innovative product offerings. We intend to focus our development efforts on refining and extending the capabilities of our current product suite as well as capitalizing on emerging trends to construct leading edge products that facilitate data analysis and more informed investment decisions.

+ Creating a worldwide presence. We intend to expand our product offerings and international presence to serve the global online financial information needs of our clients and their users. To further our international objectives, we recently opened an office in London, England and intend to open an office in Hong Kong or Singapore during 2000.

+ Pursuing strategic alliances or acquisitions. We intend to accelerate our global sales and marketing efforts and technology development, and gain access to compelling content, applications and functionality, through strategic alliances and acquisitions. We intend to seek acquisitions of businesses to complement our products or services or to give us access to new markets.

Our corporate headquarters are located at 2600 Crosspark Road, Coralville, Iowa 52241 and our phone number is (319) 626-5000. Our Internet address is www.stockpoint.com. Information on our web site is not part of this prospectus.


RISKS



Investing in our common stock involves a number of risks that we have attempted to summarize under "Risk Factors" starting on page 6. These risks include the risk that the pending merger announced on August 17, 2000, between Telescan (one of our competitors) and GlobalNetFinancial.com may cause us to lose our relationship with GlobalNetFinancial.com as our largest customer. GlobalNetFinancial.com accounted for 14% of our revenues in 1999, 17.2% of our revenues in the first six months of 2000, and 4.4% of the revenues that we had under contract at June 30, 2000 but had not yet recognized.


THE OFFERING

Common stock offered................     5,000,000 shares.

Common stock to be outstanding after
the offering (1)....................     11,178,239 shares.

Use of proceeds.....................     We intend to use the net proceeds to
                                         repay most of our outstanding
                                         indebtedness, to add sales and
                                         marketing personnel, to continue
                                         Internet product development, to
                                         finance one or more data centers and
                                         foreign offices and for working capital
                                         and other general corporate purposes.


Proposed Nasdaq National Market
symbol..............................     "STKP."

------------

 (1) The number of shares of our common stock to be outstanding immediately after this offering excludes 2,852,550 shares of common stock issuable upon the exercise of options and 2,832,517 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2000, assuming an initial public offering price of $9.00 per share. The actual number of warrants and their exercise price will depend on the initial public offering price. See "Certain Transactions-Bridge Loan Financing."


"Stockpoint" is our federally registered trademark. This prospectus also contains names, trademarks, service marks and registered trademarks and service marks of other companies.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                               YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
   STATEMENT OF OPERATIONS DATA          1997           1998           1999           1999           2000
-------------------------------------------------------------------------------------------------------------
Revenues..........................     $1,427,908     $2,177,946     $6,829,869     $2,438,609     $6,467,852
Cost of revenues..................        308,608        764,965      2,289,881        913,882      3,078,951
                                      -----------    -----------    -----------    -----------    -----------
Gross profit......................      1,119,300      1,412,981      4,539,988      1,524,727      3,388,901
Operating expenses................      4,366,476      6,856,777      7,429,328      3,243,082      6,354,866
                                      -----------    -----------    -----------    -----------    -----------
Operating loss from continuing
  operations......................     (3,247,176)    (5,443,796)    (2,889,340)    (1,718,355)    (2,965,965)
Other expense, primarily
  interest........................       (688,525)      (784,546)    (1,058,545)      (438,823)      (946,247)
Income (loss) from discontinued
  operations (1)..................       (405,722)      (356,946)       780,808        780,808             --
Extraordinary item-gain on
  extinguishment of debt..........             --             --             --             --        233,600
                                      -----------    -----------    -----------    -----------    -----------
Net loss..........................    $(4,341,423)   $(6,585,288)   $(3,167,077)   $(1,376,370)   $(3,678,612)
                                      ===========    ===========    ===========    ===========    ===========
Basic and diluted loss per common
  share:
  Loss from continuing
    operations....................         $(1.27)        $(2.10)        $(1.35)        $(0.74)        $(1.25)
  Net loss........................         $(1.40)        $(2.21)        $(1.11)        $(0.50)        $(1.18)
  Weighted average common shares
    outstanding...................      3,134,552      3,160,359      3,212,106      3,194,831      3,283,247
Pro forma basic and diluted loss
  per common share (2):
  Loss from continuing
    operations....................                                       $(0.66)                       $(0.65)
  Pro forma net loss..............                                       $(0.53)                       $(0.61)
  Weighted average common shares
    outstanding...................                                    5,921,672                     6,053,576
OTHER OPERATING DATA:
  Unrecognized contracted revenue
    at period end (3).............       $140,078     $1,458,000    $10,703,000     $4,903,000    $26,004,000



                                                                      AS OF JUNE 30, 2000
                     BALANCE SHEET DATA                            ACTUAL       AS ADJUSTED (4)
-----------------------------------------------------------------------------------------------
Cash and cash equivalents...................................      $2,403,390      $30,817,335
Working capital (deficit)...................................     (15,979,432)      24,468,832
Total assets................................................       8,081,690       35,937,396
Total debt..................................................      12,306,435          272,116
Stockholders' equity (deficiency)...........................     (13,799,038)      26,090,987


------------
(1) On May 29, 1999, we sold the technology and operational assets related to the products we had marketed to the steel-making industry, recognizing a gain of $433,133.

(2) As adjusted for the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering.

(3) Represents contracted revenues at period end less amounts recognized as revenue in the statement of operations. The balance of unrecognized contracted revenue at period end will be recognized ratably in future periods over the duration of our contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(4) As adjusted to reflect the sale of 5,000,000 shares of common stock in this offering at an assumed offering price of $9.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of a portion of the estimated net proceeds from this offering to repay most of our outstanding indebtedness, as described in "Use of Proceeds."

--------------------------------------------------------------------------------

Risk factors


As a Stockpoint stockholder, you will be subject to the risks inherent in our business. We have attempted to summarize below the risks of which we are aware. The value of your investment may decline, and could result in a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to buy our common stock.


RISKS RELATED TO OUR OPERATIONS

WE HAVE A HISTORY OF LOSSES AND EXPECT TO CONTINUE TO GENERATE LOSSES IN THE FUTURE.

As of June 30, 2000, we had an accumulated deficit of approximately $26.8 million, of which $22.7 million is attributable to our continuing operations. We have not achieved profitability and expect to continue to incur net losses at least into 2001. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.


WE HAVE A LIMITED HISTORY IN OPERATING OUR INTERNET-BASED LICENSING BUSINESS.


Our business model depends largely on our ability to license our Internet products and hosting services to third parties. We began to emphasize this model only in mid-1998. For us, this means that we have only limited experience in operating an Internet-based licensing business from which to evaluate our business prospects and analyze the risks and uncertainties that we face. We will be adversely affected if we are unsuccessful in anticipating potential business issues or in addressing unexpected issues as they arise. For you, this means that you have limited historical information from which to evaluate our prospects.


GLOBALNETFINANCIAL.COM, OUR LARGEST CUSTOMER, RECENTLY AGREED TO MERGE WITH TELESCAN, ONE OF OUR COMPETITORS, AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MAINTAIN OUR RELATIONSHIP WITH GLOBALNETFINANCIAL.COM.



GlobalNetFinancial.com, which represented 14% of our revenues during 1999 and 17.2% of our revenues during the first six months of 2000, recently announced that it has agreed to merge with Telescan, Inc., one of our competitors. We provide a number of products and services to GlobalNetFinancial.com under contracts that expire over the next twelve months. Because Telescan provides products and services that are similar to the products and services we provide, we cannot assure you that we will be able to maintain this relationship at the same level or at all.


WE MAY NEED MORE CASH AFTER THIS OFFERING AND WE MAY NOT BE ABLE TO OBTAIN IT.

If we do not achieve or maintain significant revenues or profitability or have not accurately predicted our cash needs, or if we decide to change our business plans, we may need to raise additional funds in the future. Upon completion of this offering, we will not have a committed line of credit in place. Any required funding may not be available to us on favorable terms, if at all. If we raise additional funds by issuing equity securities, you may experience dilution in your ownership interest. If we raise additional funds by issuing debt securities, we may incur significant interest expense and become subject to covenants that could limit our ability to operate and fund our business. If additional funds are not available when required, we may be unable to effectively realize our current plans.

--------------------------------------------------------------------------------
 6

RISK FACTORS
--------------------------------------------------------------------------------

IF WE ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED DEVELOPMENT STAFF, OUR BUSINESS COULD BE HARMED.

Our future success depends substantially upon the continued efforts of our software applications and web programming staff to provide the integration services necessary to timely create, implement and host web site financial content for our clients, and to update and expand our web site offerings. None of our software engineers and web programmers are bound by employment agreements. Competition for software engineers is intense in markets where we maintain offices, and we may not be able to retain existing or attract additional highly qualified programmers in the future. If we lose the services of a significant number of our applications staff and web programming staff or are unable to continue to attract additional applications and web programming staff with appropriate qualifications, the quality of our product offerings and our ability to retain and expand our client base could suffer.

WE DEPEND ON THE CONTINUED SERVICE OF OUR KEY OFFICERS.


Our future success depends to a significant extent on the continued service and coordination of our management team. The departure of any of our officers or key employees could materially adversely affect our ability to implement our business plan. We have employment agreements with William Staib, Luan Cox, Christopher Dominguez and Scott Porter, our principal executive officers. These agreements provide for employment through December 31, 2000, and in the case of Mr. Porter through March 31, 2001. The agreements provide for automatic renewal unless terminated by us or the officer. The agreements prohibit solicitation of our customers and employees for a period after termination of employment. We also maintain a key person life insurance policy on Mr. Staib, our Chief Executive Officer. Nevertheless, these employment agreements do not prohibit the executives from terminating their employment or even competing against the Company, and the key man insurance on Mr. Staib might not be sufficient to compensate us for the loss of his services. Further, the employment agreements provide substantial benefits to these executives upon termination of employment under certain circumstances.


OUR BUSINESS DEPENDS ON OUR ABILITY TO ENTER INTO AND MAINTAIN RELATIONSHIPS WITH CONTENT PROVIDERS.

Our business depends on financial data and information, such as stock pricing information and financial news and research information, obtained from third-party providers through non-exclusive contractual relationships. Given the nature of our contracts with providers, we will be required to renegotiate contracts when they expire (usually one to two years). In particular, the contract with our key supplier, S&P Comstock, expires in September 2001. We may not be able to renew our contracts with content providers on favorable terms or at all. There is intense competition for relationships with these firms and, in the past, we have been subjected to fee increases when some of these contracts came up for renewal. We may have to pay significant fees to establish additional content syndication relationships, particularly if we expand, as expected, in international markets, or maintain existing relationships in the future. We may be unable to enter into relationships with these firms or sites on favorable terms or at all. In addition, while we are not solely reliant on any one content provider, the loss of a key vendor could render all or a portion of our services unavailable for a period of time, which could have a negative impact on our client relationships and cause harm to our reputation.

WE COMPETE WITH ENTITIES THAT RECEIVE FINANCIAL CONTENT FROM THE SAME CONTENT PROVIDERS AND, TO A MORE LIMITED EXTENT, WE ALSO COMPETE WITH OUR CONTENT PROVIDERS.

Many of our providers compete with each other and, to some extent, with us for clients. Many of the financial content providers that we have contracts with or have approached also provide financial news and information to our competitors and clients. These content providers may be reluctant to enter into

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or maintain strategic relationships with us. To the extent a content provider desires to provide services to a competitor, or to compete with us directly, it may be more inclined to aggressively interpret contracts in its favor or to engage in other hard dealing.


CHANGING TECHNOLOGY AND METHODS OF INTERNET DELIVERY COULD CAUSE OUR RIGHTS UNDER CONTRACTS TO BE REINTERPRETED.


The terms of our agreements with content suppliers vary widely. The services that we provide and the methods that we utilize to do so change rapidly, and the law and legal practice for content supplier contracts are also unsettled and constantly developing. As a result, we may periodically need to modify and renegotiate our vendor agreements prior to their expiration. We attempt to operate our web site customization and hosting services in accordance with our agreements and to renegotiate them as necessary. However, we cannot assure you that our vendors will not claim that we owe additional sums or must limit our activities.

IF OUR CLIENTS DO NOT BELIEVE OUR PRODUCT OFFERINGS PROVIDE THEM WITH A COMPETITIVE BENEFIT, OUR ABILITY TO ATTRACT AND RETAIN CLIENTS COULD BE ADVERSELY AFFECTED.

Most of our clients generate revenue through their web sites from advertising revenue or transaction volume. To the extent that our clients believe that they do not gain a competitive benefit, whether through increased advertising revenue, transaction volume or otherwise, from the incorporation of our financial content into their web sites, our ability to attract and retain clients could be adversely affected.

WE HAVE LIMITED EXPERIENCE IN RENEWING OUR LICENSE CONTRACTS AND MAY NOT BE ABLE TO RENEW A SIGNIFICANT PORTION OF THEM.


Only a relatively few of our license contracts, which typically have terms that vary from one to two years, have come up for renewal. We have limited experience with the renewal process. If we are unable to renew a significant portion of our contracts with existing clients, our business and financial performance could be materially adversely affected.


OUR BUSINESS MAY SUFFER IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH.

We have experienced rapid growth in our operations. This rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. Our current management does not have extensive experience in managing a large corporation. To manage our growth, we must continue to implement and improve our managerial controls and procedures and operational and financial systems on a timely basis. If we are unable to manage our growth effectively, our business could be materially adversely affected.

OUR INTERNATIONAL OPERATIONS ARE NEW AND MAY NOT BE SUCCESSFUL.

We have only recently commenced operations in a number of international markets and a key component of our strategy is to continue to expand our international operations. We have limited experience in developing and obtaining financial information relating to foreign markets and in marketing, selling and distributing our products and services internationally. We cannot assure you that we will be able to successfully develop relationships with international content providers, or successfully market, sell and distribute our products and services internationally.

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There are risks in doing business in international markets which could adversely affect our business, including:

+  difficulties in obtaining international quote and exchange data;

+  regulatory requirements;

+  export restrictions and controls, tariffs and other trade barriers;

+  difficulties in staffing and managing international operations;

+  fluctuations in currency exchange rates;

+  reduced protection for intellectual property rights;

+  seasonal reductions in business activity;

+  potentially adverse tax consequences; and

+  political and economic instability.

The growth of the Internet as a means of conducting international business has raised many legal issues, including the circumstances under which countries or other jurisdictions have the right to regulate Internet services available from service providers located elsewhere. In many cases, there are no laws, regulations, judicial decisions or governmental interpretations that clearly resolve these issues. Our costs could increase and the growth of our international operations could be harmed by any new laws or regulations, or the application or interpretation of existing laws and regulations to the Internet.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

We compete with an increasing number of companies that offer charting, stock quotation and business information web applications, development and hosting services. We also compete with the in-house development staffs of many of our clients. We expect both of these forms of competition to continue to intensify. Some of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we do. These factors may provide them with significant advantages over us. Competitive pressures could result in reduced market share, price reductions, reduced margins and increased spending on marketing and product development, any of which could adversely affect our business.

FAILURE TO MAINTAIN OUR REPUTATION FOR RELIABILITY AND QUALITY MAY REDUCE THE NUMBER OF OUR CLIENTS, WHICH COULD HARM OUR BUSINESS.

It is very important that we maintain our reputation as a reliable developer and host of financial content for web sites. Many events beyond our control, including slower response times than usual, systems or operations failures, errors in the transmission of quotation data or the misreporting of financial news or analysis by one or more of our content contributors, could harm our reputation. These events could result in a significant reduction in the number of our clients, which could materially adversely affect our business.

UNEXPECTED INCREASES IN TRAFFIC MAY STRAIN OUR SYSTEMS.

In the past, we have experienced significant spikes in traffic on the web sites that we host when there have been important financial news events. Our client base has increased over time and we are seeking

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to increase it further. Our web site hosting systems must accommodate a high volume of traffic, often at unexpected times. Our hosted web sites may experience slower response times than usual, temporary interruption of service or other problems for these and other reasons. These occurrences could cause our clients to perceive our services as not being adequate and, therefore, terminate or not renew their contracts with us. This could adversely affect our business.

SYSTEM FAILURES, TO WHICH WE ARE PARTICULARLY VULNERABLE BECAUSE WE CURRENTLY OPERATE ONLY ONE COMPUTER DATA CENTER, COULD ADVERSELY AFFECT OUR BUSINESS.

Our systems and operations are vulnerable to damage or interruption from a variety of factors, including human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage (physical or electronic), computer viruses, vandalism and similar unexpected adverse events. We currently operate only one computer data center. We do not expect to begin operating an additional facility until at least the fourth quarter of 2000. This increases our vulnerability, since localized problems at our Iowa facility, such as storm damage, flooding or localized telephone failure, could make us unable to provide our services. Unanticipated problems have caused interruptions in delivery of our services in the past and similar problems could occur in the future. Any system failure, including network, software or hardware failure, that causes an interruption in our services or a decrease in responsiveness of our hosted web sites could result in canceled client contracts, reduced revenue and harm to our reputation, brand and our relations with our providers and adversely affect our business.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

+  the number, size and timing of new license contracts sold;

+  the number, size and timing of license renewals and terminations;

+  the character of any development services required by our clients;

+ our ability to develop, market and introduce new and enhanced services on a timely basis;

+ actions taken by our competitors, including new product introductions and enhancements; and

+  adverse changes in the financial markets.

We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance. Investors should not rely on our operating results for any particular quarter as an indication of our future operating results.

DIFFICULTIES ASSOCIATED WITH OUR BRAND DEVELOPMENT MAY HARM OUR ABILITY TO ATTRACT CLIENTS.

We believe that maintaining and increasing awareness of the Stockpoint brand is an important aspect of our efforts to continue to attract clients. The importance of brand recognition will increase in the future because of the growing number of web sites providing financial content and information. However, our efforts to build brand awareness may not be successful.

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EVENTS RELATED TO OUR FORMER CHIEF EXECUTIVE OFFICER COULD AFFECT OUR REPUTATION
AND HARM OUR BUSINESS.


Robert Staib, our former Chief Executive Officer and a former director, was arrested in December 1998 and indicted in April 1999 for bank fraud in connection with the pledge of stock certificates he held in UAL, Inc. to secure loans to an unrelated company. Robert Staib pleaded guilty to certain allegations in March 2000 as part of an agreement settling the indictment. His sentencing is currently set for November 2000. Robert Staib has not been an officer or director of Stockpoint since his arrest in December 1998. Nevertheless, publicity related to his sentencing or other events could include references to us or to William Staib, our Chief Executive Officer and the son of Robert Staib. Publicity of this type could cause harm to our reputation and business, and our ability to obtain financing.


ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT.

We may acquire products, technologies or businesses that we believe would help expand our product and service offerings. Any future acquisitions would present risks, including the difficulty of combining the technology, operations or workforce of the acquired business with our own, disruption of our ongoing operations and difficulty in realizing the anticipated financial or strategic benefits of the transaction. Acquisitions may also divert management's attention from day-to-day operations. These factors and our limited experience in negotiating, consummating and integrating acquisitions could adversely affect our business, earnings, financial condition and, ultimately, our stock price. Acquisitions that use stock as payment also could result in dilution of our per share earnings and of your voting rights.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY.

We rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements to protect our intellectual property rights. We do not rely on patented processes or technologies. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered our trademarks in the United States and we have pending U.S. applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, INCLUDING A PENDING CLAIM REGARDING "GIF" FORMATS, WHICH COULD INCREASE OUR COSTS.

Although we believe that our services do not infringe the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. In particular, increasing attempts to patent software techniques and concepts may lead to an increase in claims of infringement, particularly with respect to companies involved in the Internet. As a result of a dispute, we may have to modify our products or enter into a licensing agreement. This licensing agreement, if required, may not be available on terms acceptable to us, or at all. Any infringement claims, even if not meritorious, could

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result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business.

In December 1999, we received correspondence from Unisys alleging that the compression algorithms we use to generate Graphic Interchange Format, or GIF, images require a license. We are currently negotiating with Unisys to obtain a license agreement and believe that any licensing fee and royalty payments that we may be required to pay for the right to use Unisys' algorithms would not have a material effect on our business and financial condition. We cannot assure you that Unisys will grant us a license or, if a license is granted, that the licensing arrangement will be on commercially reasonable terms. Our failure to obtain a license could seriously harm our business.

The services we provide make extensive use of licensed third-party content and some use of licensed third-party technology. In the license agreements with respect to these items, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that any licensed content or software infringes any intellectual property right. These provisions may not be adequate to protect us from infringement claims.

DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES COULD HARM OUR BUSINESS.

We intend to introduce additional and enhanced products and services to retain our current clients, expand the products and services our clients use and attract new clients. If our services are not favorably received or a competitor introduces a service that we are unable to provide, potential clients may choose a competitor's products or services and current clients may decline to renew their contracts with us. We may experience difficulties that could delay or prevent our introduction of new services. These difficulties may include the inability to obtain or maintain third-party technology license agreements. New services could contain errors that are discovered after introduction. If so, we may need to significantly modify the design or implementation of these services to correct any errors. If we experience difficulties in introducing new services or if these new services do not attract significant licensing interest, our business could be materially adversely affected.


WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CLIENT DEMANDS EVOLVE.


To be successful, we must adapt to our rapidly changing market by continually enhancing the technologies used in our products and services, and introducing new technology to address the changing needs of our business and consumers. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or business and client requirements, our business could be materially adversely affected.

WE HAVE GRANTED OPTIONS TO PURCHASE COMMON STOCK AT LOW EXERCISE PRICES IN THE PAST THAT WILL RESULT IN FUTURE CHARGES TO OUR EARNINGS.

In the past, we have granted options to purchase our common stock at exercise prices less than fair market value. We will recognize deferred compensation expenses relating to the difference between the exercise price and fair value of our stock at the date of grant. We expect to incur deferred compensation expenses through the end of 2004, which will harm our operating results in those periods. We expect to recognize deferred compensation expenses of approximately $600,000 in 2000 and the remaining deferred compensation expenses of approximately $1,400,000 over the next three years.

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RISKS RELATED TO OUR INDUSTRY


IF THE MARKET FOR PRODUCTS AND SERVICES RELATED TO INTERNET-BASED FINANCIAL INFORMATION DOES NOT DEVELOP AS WE ANTICIPATE, WE MIGHT NOT ACHIEVE OUR BUSINESS OBJECTIVES.



The market for Internet-based financial information has only recently begun to develop. Because the market for our services is new, it is difficult to accurately predict the growth rate and ultimate size of this market. In addition, the market is rapidly evolving and is characterized by an increasing number of potential competitors. The economic viability of the business models used by some of our smaller business to consumer and other Internet customers is uncertain. Further, current market conditions call into question whether these customers will have access to additional capital when required. As a result, we could experience client attrition if these clients are unable to continue to pay for or renew their contracts with us. We also could be adversely affected by industry consolidation involving our Internet clients. The market for our services may not continue to develop, or may develop more slowly than we expect, and our product offerings may never achieve significant market acceptance.


THE GROWTH OF OUR BUSINESS DEPENDS ON GROWTH IN THE FINANCIAL SERVICES INDUSTRY AND A DOWNTURN IN THAT INDUSTRY COULD ADVERSELY EFFECT OUR BUSINESS.

A downturn in the financial markets could result in a decline in interest in individual investing, which could adversely affect the market for our services. In addition, U.S. financial institutions are continuing to consolidate, which may increase our clients' leverage to negotiate prices and decrease the overall potential market for some of our services. These factors, as well as other changes occurring in the financial services industry, could have a material adverse effect on our business.

CONCERNS ABOUT THE SECURITY AND OPERATION OF OUR WEB SITE HOSTING SERVICES COULD INCREASE OUR EXPENDITURES OR DECREASE OUR CLIENT BASE.

There have been several recent widely-publicized instances of "hackers" compromising the integrity, security and operation of web sites. We may have to incur significant costs to protect our web site or those of our clients or to alleviate problems caused by "hacking" if there is any:

+  perceived increase in "hacking" activity;

+ perception that our web site or the web sites that we host are particularly vulnerable to this kind of activity; or

+ instances in which our web site or one of the web sites we host is affected by this kind of activity.

In addition to increased costs, any of these occurrences may decrease our ability to retain existing clients or attract new ones.


OUR ABILITY TO MAINTAIN AND INCREASE OUR CLIENT BASE DEPENDS ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE INTERNET.


Our business would be materially adversely affected if Internet usage does not continue to grow or grows slowly. Internet usage may be inhibited for a number of reasons, such as:

+ inadequate Internet infrastructure to support the demands placed on it as usage grows;

+ continued security and authentication concerns with respect to transmission over the Internet of confidential information;

+ privacy concerns, including those related to the placement by web sites of information on a user's hard drive without the user's knowledge or consent;

+  any well-publicized compromise of web site or Internet transmission security;

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+  inconsistent quality of Internet products and services;

+  limited availability of cost-effective, high-speed access to the Internet;
   and

+  significant future Internet service provider delays or outages.

POTENTIAL LIABILITY FOR INFORMATION DISPLAYED ON OUR WEB SITE OR THE WEB SITES OF OUR CLIENTS MAY REQUIRE US TO DEFEND AGAINST LEGAL CLAIMS, WHICH MAY RESULT IN SIGNIFICANT EXPENSE.

If any information that we publish proves to be erroneous, we might face lawsuits based on claims of losses resulting from actions taken on the basis of that information. We may also be subject to claims for defamation, libel, copyright or trademark infringement or claims based on other theories relating to the information we publish on our web site and the web sites of our clients. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our web site or our clients' web sites through links to other web sites. Our insurance and contractual indemnification provisions may not adequately protect us against many of these claims. Defending against any claims like this could result in the expenditure of significant financial and managerial resources, whether our insurance covers us or not.


THE LAW RELATING TO INTERNET PRIVACY IS EVOLVING AND MAY AFFECT THE CONTENT OF OUR WEB SITE AND THE INFORMATION WE PRESENT FROM OUR ADVERTISERS.



Although we are not aware of any legislation or regulatory requirement in the United States that would directly require a business to notify visitors to its web site that the data captured in visiting the site may be used by marketing entities for direct promotion, some local governmental authorities have broadly construed consumer protection statutes to prohibit those practices. In particular, the Attorney General of the State of Michigan notified us that it intended to take action against us if we did not agree to negotiate a settlement of Michigan's claim that the placement, without notification, of cookies on the computers of consumers that visited our site violated Michigan's consumer protection statute. Although we had drafted and have now implemented a privacy statement that provides the notice, and believe we will come to a reasonable settlement of the Michigan dispute, we cannot assure you that other jurisdictions will not object to web practices related to cookies and similar practices. Some countries, including political entities in the European Union, have adopted specific statutes prohibiting these practices.



GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND LEGAL AND REGULATORY EXPENDITURES AND DECREASE OUR CLIENT BASE.


Existing domestic and international laws or regulations specifically regulate communications or commerce on the Internet. Laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the Internet. It may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. The Federal Trade Commission and government agencies in some states have been investigating Internet companies regarding their use of

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personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Further, due to the global nature of the Internet, it is possible that some states, the United States or foreign countries might attempt to levy taxes on our activities. Any new laws or regulations relating to the Internet, or adverse application or interpretation of existing laws, could decrease the rate of growth in the use of the Internet and the demand for our products and services.

RISKS RELATED TO THE OFFERING

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE IN THIS OFFERING MAY NOT BE INDICATIVE OF THE PRICE AFTER THE OFFERING, WHICH MAY DECLINE BELOW THE INITIAL PUBLIC OFFERING PRICE.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include the information set forth in this prospectus and otherwise available to the representatives, the history and prospects for the industry in which we compete, the ability of our management, the prospects for future earnings, the present state of our development and our current financial position, the general condition of the securities markets at the time of this offering and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. The initial public offering price should not be considered an indication of the actual value of the common stock and may not be indicative of the price that will prevail in the public market after the offering. In particular, the market price of our common stock may decline below the initial public offering price. After this offering, an active trading market may not develop or be sustained.


THE MARKET PRICES OF INTERNET COMPANIES WITH CONTINUING LOSSES LIKE US HAVE RAPIDLY DECLINED RECENTLY AND DRAMATIC FLUCTUATIONS IN MARKET PRICES FOR OUR STOCK COULD EXPOSE US TO SECURITIES LITIGATION.


The prices at which our common stock will trade could be subject to wide fluctuations in response to changes in earnings or revenue estimates by analysts or other events or factors, many of which are beyond our control. The stock market has from time to time experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of the companies affected. The market prices for securities of Internet-related companies like us with continuing losses have recently declined significantly and rapidly. Investors may experience a material decline in the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. If we may become involved in securities litigation in the future, it could cause us a substantial loss and divert resources and the attention of management from our business.

SUBSTANTIAL SALES OF OUR COMMON STOCK, OR THE PERCEPTION THAT SUBSTANTIAL SALES MAY OCCUR, COULD CAUSE OUR STOCK PRICE TO FALL AND MAKE IT DIFFICULT FOR US TO SELL ADDITIONAL SECURITIES.

If our stockholders sell substantial amounts of our common stock, in the public market following this offering, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have 11,178,239 outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment options and no exercise of outstanding options or warrants. Of these shares, the 5,000,000 shares sold in this offering will be freely tradeable, except for any shares

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purchased by our "affiliates," as defined in Rule 144 under the Securities Act.
The 6,171,114 shares of common stock outstanding prior to this offering will be available for sale in the public market immediately after the offering, except for any shares held by our affiliates. The remaining 7,125 shares will become eligible for resale 90 days after the effective date of this offering. In addition, the holders of the 1,369,668 shares of common stock and the holders of warrants to purchase 2,503,517 shares of our common stock will be entitled to have the resale of their shares registered under the Securities Act, or to participate in subsequent registrations, or both. Most of our current stockholders, as well as option and warrant holders, have agreed not to sell any of their shares of common stock for 180 days after the date of this prospectus.


After the date of this prospectus, we intend to register up to shares issuable upon the exercise of outstanding stock options and reserved for issuance under our stock option plans. Once we register these shares, they can be sold in the public market immediately following issuance.


OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE A TAKEOVER.


Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

MANAGEMENT COULD SPEND OR INVEST THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.


Our management will have significant discretion in applying the net proceeds of this offering, and may spend or invest the proceeds from this offering ineffectively or in ways with which you may not agree. Because our management currently owns 36.7% of our voting stock and will own 21.0% after this offering, it may be more difficult for you to object to these and other management decisions.


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.


If you purchase shares of our common stock, you will incur immediate and substantial dilution of $6.67 per share in net tangible book value per share.


WE WILL INCUR AN EXTRAORDINARY CHARGE IN THE QUARTER IN WHICH WE COMPLETE THIS OFFERING AS A RESULT OF PAST WARRANT ISSUANCES AND THE REPAYMENT OF OUTSTANDING INDEBTEDNESS WITH PROCEEDS FROM THIS OFFERING.

In connection with two recent financings, we issued warrants at low exercise prices to support $3 million in loans we received. The value attributed to these warrants (approximately $1.3 million) is treated as interest expense which we will recognize over the 19 and 15 month terms of the loan arrangements. We intend to repay the loans with the proceeds of this offering and will incur an extraordinary charge for the unamortized balance of the value of the warrants in the quarter in which this offering is completed. As of June 30, 2000, the unamortized balance was approximately $1,000,000.


WE DO NOT INTEND TO PAY DIVIDENDS.


We currently intend to retain any earnings for use in the operation and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

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Forward-looking statements

This prospectus includes forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements include statements about:

+  our strategies;

+  the future growth of the Internet;

+ worldwide growth in use of Internet as a source of information for personal financial planning and transactions;

+  buying patterns of our clients;

+  trends based on our perceptions of past activity; and

+  other statements that are not historical facts.

When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Our actual results may vary materially from those anticipated or implied by these forward-looking statements as a result of a number of risks and uncertainties, including the risks described in "risk factors" or elsewhere in this prospectus.

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Use of proceeds


Based on an assumed initial public offering price of $9.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, we estimate that we will receive net proceeds from this offering of approximately $41,850,000, or approximately $48,127,500 if the underwriters' over-allotment option is exercised in full.


We intend to use approximately $13,200,000 of the net proceeds from this offering to repay most of our outstanding indebtedness, including interest. All repayments will include the amount of interest accrued through the date of repayment. We specifically intend to repay the following debt outstanding as of June 30, 2000, plus accrued interest:

+ $4,145,000 of notes payable with two banks which bear interest at the prime rate;

+ $5,900,000 principal amount of debentures which bear interest at 8.75% and mature September 30, 2002; and

+ $2,970,000 outstanding under two lines of credit with a commercial bank which bear interest at the prime rate and are secured by substantially all our assets.


We intend to pay up to a total of $285,000 to executive officers and other employees as bonuses, and $60,000 of expenses to a former executive officer, upon completion of this offering.


The remaining proceeds will be used primarily to add sales and marketing personnel for our Internet business, to continue development of our Internet products, to finance one or more data centers and foreign offices and for working capital and other general corporate purposes. The amounts we actually expend for such purposes may vary and will depend on a number of factors, including the amount of our future revenues. We expect that the proceeds from this offering will be sufficient to meet our needs at least through 2001.

In addition, we may acquire businesses, products and technologies that are complementary to ours, and a portion of the net proceeds may be used for these acquisitions. We have no agreements with respect to any material acquisitions as of the date of this prospectus.

Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

Dividend policy

We currently intend to retain any earnings for use in the operation and expansion of our business and therefore do not anticipate paying any other cash dividends in the foreseeable future.

--------------------------------------------------------------------------------
 18

--------------------------------------------------------------------------------

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.


Our pro forma net tangible book value as of June 30, 2000 was $(14,357,277), or $(2.32) per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of outstanding shares of common stock after giving effect to the conversion of our outstanding preferred stock into common stock in connection with this offering. After giving effect to our sale of 5,000,000 shares of common stock offered by this prospectus at an assumed initial offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, and the write-off of unamortized deferred financing costs and debt discount associated with the indebtedness that will be repaid with the proceeds of this offering, our as adjusted pro forma net tangible book value as of June 30, 2000 would have been approximately $26,090,987, or $2.33 per share. This represents an immediate increase in pro forma net tangible book value of $4.65 per share to existing stockholders and an immediate dilution of $6.67 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution will be greater or less, respectively. The following table illustrates this per share dilution to new investors:



Assumed initial public offering price per share.............              $9.00
Pro forma net tangible book value per share as of June 30,
  2000......................................................    $(2.32)
Increase in pro forma net tangible book value per share
  attributable to this offering.............................      4.65
                                                                ------
Pro forma net tangible book value per share after the
  offering..................................................               2.33
                                                                          -----
Dilution per share to new investors.........................              $6.67
                                                                          =====


The following table summarizes, on the pro forma basis described above, as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by existing stockholders and new investors:


                                              SHARES PURCHASED       TOTAL CONSIDERATION    AVERAGE PRICE
                                             NUMBER    PERCENT         AMOUNT    PERCENT        PER SHARE
---------------------------------------------------------------------------------------------------------
Existing Stockholders................     6,178,239       55%     $12,080,443       21%         $1.96
New Investors........................     5,000,000       45       45,000,000       79           9.00
                                         ----------      ---      -----------      ---
     Total...........................    11,178,239      100%     $57,080,443      100%
                                         ==========      ===      ===========      ===



The above tables exclude all options and warrants that will remain outstanding upon completion of this offering. At June 30, 2000, there were 2,852,550 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $3.43 per share, and 2,832,517 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $3.92 per share, assuming an initial public offering price of $9.00 per share. The actual number of warrants and their exercise price will depend on the initial public offering price. See "Certain Transactions-Bridge Loan Financing". The above tables also assume that the underwriters do not exercise their over-allotment option.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of June 30, 2000 as follows:

+  on an actual basis;

+ on a pro forma basis to give effect to the conversion of all outstanding shares of our preferred stock into 2,782,437 shares of common stock; and


+ on a pro forma, as adjusted basis to reflect both the conversion of all outstanding shares of our preferred stock into common stock as described above and the sale of 5,000,000 shares of common stock in this offering at an assumed public offering price of $9.00 per share, the application of the estimated net proceeds from this offering to repay most of our outstanding indebtedness, and the write off of unamortized deferred financing costs and debt discount associated with the indebtedness, as described in "Use of Proceeds."



                                                                     JUNE 30, 2000
                                                           ACTUAL        PRO FORMA     AS ADJUSTED
--------------------------------------------------------------------------------------------------
Debt.............................................     $12,306,435     $12,306,435         $272,116
                                                     ------------    ------------     ------------
Stockholders' equity (deficiency):
  Preferred Stock, no par value per share;
     5,000,000 shares authorized:
     Convertible Series A Voting Preferred Stock,
       320,000 shares issued and outstanding
       (convertible into 750,000 shares of common
       stock), no shares outstanding pro forma
       and as adjusted...........................       1,965,991              --               --
     Convertible Series B Voting Preferred Stock,
       282,720 shares issued and outstanding
       (convertible into 662,625 shares of common
       stock), no shares outstanding pro forma
       and as adjusted...........................       1,733,639              --               --
     Convertible Series C Voting Preferred Stock,
       773,254 shares issued and outstanding
       (convertible into 1,369,812 shares of
       common stock), no shares outstanding pro
       forma and as adjusted.....................       5,455,319              --               --
  Common stock, $.01 par value per share;
     75,000,000 shares authorized; 3,395,802
     shares issued and outstanding, 6,178,239
     shares outstanding pro forma, 11,178,239
     shares outstanding as adjusted..............          33,959          61,782          111,782
  Common stock warrants..........................       1,676,598       1,676,598        1,676,598
  Additional paid-in capital.....................       3,800,530      12,927,656       54,077,656
  Deferred stock-based compensation..............      (1,682,379)     (1,682,379)      (1,682,379)
  Accumulated deficit............................     (26,782,695)    (26,782,695)     (28,092,670)
                                                     ------------    ------------     ------------
     Total stockholders' equity (deficiency).....     (13,799,038)    (13,799,038)      26,090,987
                                                     ------------    ------------     ------------
          Total capitalization...................     $(1,492,603)    $(1,492,603)     $26,363,103
                                                     ============    ============     ============



The outstanding stock information presented in the table excludes all options and warrants that will remain outstanding upon completion of this offering. At June 30, 2000, there were 2,852,550 shares of common stock issuable upon the exercise of outstanding options with a weighted average price of $3.43 per share, and 2,832,517 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average price of $3.92 per share, assuming an initial public offering price of $9.00 per share. The actual number of warrants and their exercise price will depend on the initial public offering price. See "Certain Transactions-Bridge Loan Financing." The above table also assumes that the underwriters do not exercise their over-allotment option.


--------------------------------------------------------------------------------
 20

--------------------------------------------------------------------------------

Selected consolidated financial information

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The consolidated statement of operations data for 1995 through 1999 and the balance sheet data at December 31 for each of 1995 through 1999 are derived from our audited financial statements. The selected statement of operations data for the six months ended June 30, 1999 and 2000 and the selected balance sheet data at June 30, 2000 are derived from our unaudited interim consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial condition and results of operations for these periods. Historical results are not necessarily indicative of future results.


                                                                                                            SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                 JUNE 30,
STATEMENT OF OPERATIONS DATA(1)          1995          1996          1997          1998          1999          1999          2000
---------------------------------------------------------------------------------------------------------------------------------
Revenues........................     $363,454      $862,488    $1,427,908    $2,177,946    $6,829,869    $2,438,609    $6,467,852
Cost of revenues................      334,745       273,003       308,608       764,965     2,289,881       913,882     3,078,951
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit....................       28,709       589,485     1,119,300     1,412,981     4,539,988     1,524,727     3,388,901
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Research and development........      285,483       579,548     1,057,071     1,101,471     1,637,150       606,149     1,909,530
Sales and marketing.............      297,654       254,273       752,675     1,566,030     1,590,899       684,593     2,084,751
General and administrative......    1,499,340     1,845,637     2,556,730     3,523,006     3,588,977     1,577,940     2,038,378
Deferred compensation...........           --            --            --       666,270       612,302       374,400       322,207
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total operating expense...    2,082,477     2,679,458     4,366,476     6,856,777     7,429,328     3,243,082     6,354,866
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating loss from continuing
  operations....................   (2,053,768)   (2,089,973)   (3,247,176)   (5,443,796)   (2,889,340)   (1,718,355)   (2,965,965)
Other expense, primarily
  interest......................     (206,570)     (394,505)     (688,525)     (784,546)   (1,058,545)     (438,823)     (946,247)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss from continuing
  operations....................   (2,260,338)   (2,484,478)   (3,935,701)   (6,228,342)   (3,947,885)   (2,157,178)   (3,912,212)
Income (loss) from discontinued
  operations....................      726,808      (177,877)     (405,722)     (356,946)      780,808       780,808            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss before extraordinary
  item..........................   (1,533,530)   (2,662,355)   (4,341,423)   (6,585,288)   (3,167,077)   (1,376,370)   (3,912,212)
Gain on extinguishment of
  debt..........................           --            --            --            --            --            --       233,600
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss........................   (1,533,530)   (2,662,355)   (4,341,423)   (6,585,288)   (3,167,077)   (1,376,370)   (3,678,612)
Cumulative dividends on
  preferred stock...............           --            --       (40,266)     (409,418)     (412,918)     (206,458)     (206,458)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss applicable to common
  stockholders..................  $(1,533,530)  $(2,662,355)  $(4,381,689)  $(6,994,706)  $(3,579,995)  $(1,582,828)  $(3,885,070)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Basic and diluted income (loss)
  per common share(2):
  Loss from continuing
    operations..................       $(0.73)       $(0.81)       $(1.27)       $(2.10)       $(1.35)       $(0.74)       $(1.25)
  Income (loss) from
    discontinued operations.....         0.23         (0.05)        (0.13)        (0.11)         0.24          0.24            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Loss before extraordinary
    item........................        (0.50)        (0.86)        (1.40)        (2.21)        (1.11)        (0.50)        (1.25)
  Gain on extinguishment of
    debt........................           --            --            --            --            --            --          0.07
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net loss......................       $(0.50)       $(0.86)       $(1.40)       $(2.21)       $(1.11)       $(0.50)       $(1.18)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Weighted average common shares
    outstanding.................    3,084,131     3,084,131     3,134,552     3,160,359     3,212,106     3,194,831     3,283,247
Pro forma basic and diluted
income (loss) per common
share(3):
  Loss from continuing
    operations..................                                                               $(0.66)                     $(0.65)
  Income (loss) from
    discontinued operations.....                                                                 0.13                          --
                                                                                          -----------                 -----------
  Loss before extraordinary
    item........................                                                                (0.53)                      (0.65)
  Gain on extinguishment of
    debt........................                                                                   --                        0.04
                                                                                          -----------                 -----------
  Net loss......................                                                               $(0.53)                     $(0.61)
                                                                                          ===========                 ===========
  Weighted average pro forma
    common shares outstanding...                                                            5,921,672                   6,053,576
OTHER OPERATING DATA:
Unrecognized contracted revenue
  at period end (4).............          $--       $84,265      $140,078    $1,458,000   $10,703,000    $4,903,000   $26,004,000


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                        DECEMBER 31,                                   JUNE 30,
BALANCE SHEET DATA                                 1995          1996          1997          1998           1999           2000
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents.................     $612,242      $596,073      $242,609      $221,098     $2,203,623     $2,403,390
Working capital (deficit).................      300,606      (186,491)     (498,987)   (5,350,171)    (2,668,644)   (15,979,432)
      Total assets........................    2,589,959     2,343,636     2,588,254     3,794,347      6,089,138      8,081,690
Short term debt...........................           --        10,000            --     4,395,000      1,755,821     12,075,469
Long term debt............................    3,750,000     5,750,000     5,550,000     5,900,000     10,536,681        230,966
Stockholders' equity (deficiency).........   (2,464,310)   (5,071,034)   (4,627,141)   (9,745,756)   (11,426,863)   (13,799,038)

------------
(1) We have reclassified our statement of operations data for 1995 through 1999 to give effect to the sale in May 1999 of our technology and operational assets related to our products sold to the steel-making industry for approximately $750,000, recognizing a gain of $433,133 on such sale.

(2) We computed net loss per share information applicable to common stockholders by including cumulative dividends on our preferred stock. For additional information, see Note 1 to our consolidated financial statements.

(3) We prepared the pro forma income (loss) per common share information for the year ended December 31, 1999 and the six months ended June 30, 2000 by assuming that our preferred stock was converted into common stock as of the beginning of the earliest period presented, or as of the issuance date for shares of Series C preferred stock issued in lieu of dividends. These conversions will occur automatically upon completion of this offering.

(4) Represents contracted revenues at period end less amounts recognized as revenue in our statement of operations.

--------------------------------------------------------------------------------
 22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

You should read the following discussion and analysis together with the "Selected Consolidated Financial Information" and our consolidated financial statements and the related notes included later in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ substantially from those discussed below as the result of many factors, including those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

We were incorporated in 1987 as Milltech HOH, Inc., an Illinois corporation, and reincorporated in 1993 as Neural Applications Corporation, a Delaware corporation. We originally developed, marketed and supported software based solutions for industrial, financial and other data intensive markets. We derived virtually all of our revenue through 1995, and a majority of our revenue from 1996 through 1998, from sales of our software products designed to increase the efficiency of electric arc furnaces in the metals industry. We sold our technology and operational assets related to that business in May 1999 for $750,000 plus future royalties, resulting in a gain of $450,000. We do not expect to receive a material amount of future royalties. We have classified the operating results of this software business as "discontinued operations" in our consolidated statements of operations and the related assets and liabilities as "net assets of discontinued operations" in our balance sheets. The discussion below of our results of operations relates solely to our continuing operations.

During 1997, we began to shift our primary focus to the development and sale of online investment analysis tools and financial information for the Internet. In March 1997, we acquired Ethos Corporation, a California company formed in July 1995 that had developed a web site featuring stock quotation capability (then "www.investorsedge.com"). This web site is the predecessor of our current Stockpoint.com web site. We accounted for the acquisition of Ethos as a pooling of interests and restated our financial statements for periods prior to the acquisition to include the combined financial information of both companies for all periods presented.

Since 1997, we have placed increasing emphasis on the enhancement of our Internet business. In July 1999, to better reflect our position as an Internet applications and financial information services provider, we changed our name to Stockpoint, Inc.

RESULTS OF OPERATIONS

Our revenues include license fees for hosting and custom software application services for financial web sites and advertising revenues from banner ads placed on our web site and those of our clients. In addition, we have historically generated revenues from assorted data mining and financial services consulting projects for our clients. We anticipate that licensing revenues will represent the vast majority of our revenues in future periods.

Our Internet business model has evolved from an initial dependence on advertising revenues from our web site to our current model, which emphasizes licensing of web site products and services to business clients. During 1997, our revenues began to shift from advertising revenues to licensing revenues. Licensing of web site products and services to business clients comprised 48% of our 1997 revenues, 57% of our 1998 revenues and 84% of our 1999 revenues. Our license agreements typically provide for a flat fee for the agreement's term. We base this fee principally on the client's selection of

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

site features. We also generally charge a per-view fee if page views exceed the amount stated in the contract.

Our average contract size has increased from $3,500 in 1997 to $60,000 in 1999 and $120,000 for the six months ended June 30, 2000. These increases have been primarily the result of the introduction of more comprehensive product offerings and the expansion of our client base to include companies interested in licensing more sophisticated product options. In addition, beginning in 1999, we have been emphasizing two-year contracts, which increases the average licensing revenues per contract.

Although we generally bill our clients up-front for a portion of our services, we recognize revenues ratably over the period of the contract. We reflect the obligation to provide the contracted services as "deferred revenue" on our balance sheet. This means that we record a liability to balance our accounts receivable or cash, depending on whether we have collected our billings. We amortize deferred revenue as we provide the services. Our licensing contracts typically have lengths of one or two years. We recognize revenue for special projects as we perform the services.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"), which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. For periods after December 31, 1999, we have applied SAB 101 to development fees, and the related costs, that are negotiated with and essential to the functionality of our license agreements and recognize the revenues and related costs ratably over the license period. We have not applied SAB 101 to our financial statements as of December 31, 1999, because application would have had an immaterial effect.

Our direct cost of revenues primarily includes fees for data feeds and licenses, custom applications and development charges and maintenance of infrastructure, programming and quality assurance. We show these costs in our statement of operations as "cost of revenues." We also include the direct development and related costs associated with our data mining applications and consulting services for projects in the Internet and financial services markets in our cost of revenues. The fees charged under our vending agreements generally are established as an annual amount or are incurred on a per client basis. In some situations our fees for data feeds and licenses are fixed until we and our clients exceed a specified usage volume. Upon exceeding the specified level, we incur additional fees at a variable rate. Costs associated with custom applications and development charges and maintenance of infrastructure, programming and quality assurance vary with the number of clients and level of volume. We expect that an increasing percentage of cost of revenues will be variable cost components that will increase as our volume rises.

Operating expense includes research and development, sales and marketing, general and administrative and deferred compensation expense. These costs primarily include compensation and related benefits for personnel along with professional fees, travel, employee recruiting expense and occupancy costs. Deferred compensation expense results from the difference between the exercise price of vested options and the fair value of our stock at the date of grant. We expect deferred compensation costs to continue through the end of 2004 as the result of vesting of employee options granted in 1998 and 1999 at an exercise price less than the estimated fair value of our stock at that time. We expect to recognize approximately $600,000 of deferred compensation expense for the year ended December 31, 2000.

--------------------------------------------------------------------------------
 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, selected financial data expressed as a percentage of total revenues:


                                                                                           SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                                      1997        1998       1999       1999       2000
--------------------------------------------------------------------------------------------------------
Revenues.........................................     100.0%      100.0%     100.0%     100.0%     100.0%
Cost of revenues.................................      21.6        35.1       33.5       37.5       47.6
                                                     ------      ------      -----      -----      -----
Gross profit.....................................      78.4        64.9       66.5       62.5       52.4
                                                     ------      ------      -----      -----      -----
Operating expenses:
  Research and development.......................      74.0        50.6       24.0       24.9       29.5
  Sales and marketing............................      52.7        71.9       23.3       28.1       32.2
  General and administrative.....................     179.1       161.8       52.5       64.7       31.5
  Deferred compensation..........................        --        30.6        9.0       15.4        5.0
                                                     ------      ------      -----      -----      -----
       Total operating expenses..................     305.8       314.9      108.8      133.1       98.2
                                                     ------      ------      -----      -----      -----
Operating loss from continuing operations........    (227.4)     (250.0)     (42.3)     (70.6)     (45.8)
Other expense, primarily interest................      48.2        36.0       15.5       18.0       14.6
                                                     ------      ------      -----      -----      -----
Loss from continuing operations..................    (275.6)%    (286.0)%    (57.8)%    (88.6)%    (60.4)%
                                                     ======      ======      =====      =====      =====


COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

REVENUES

Revenues increased 165% from approximately $2,400,000 for the six months ended June 30, 1999 to approximately $6,500,000 for the six months ended June 30, 2000. The increase in revenues was due to an increase in the number of corporate licensing agreements and the increased average revenues per licensing agreement. Revenues from licenses increased 229% from $1,900,000 for the six months ended June 30, 1999 to $6,200,000 for the six months ended June 30, 2000. GlobalNetFinancial.com, Inc., a company that recently agreed to merge with a competitor, represented 21.6% and 17.2% of our total revenues for the six months ended June 30, 1999 and 2000.


Advertising revenues remained approximately the same at $200,000 for the six months ended June 30, 1999 and 2000. Revenues from advertising were 8% of total revenues for the six months ended June 30, 1999 but decreased to 3% of total revenues for the six months ended June 30, 2000 due to the increase in total revenues. We expect that advertising revenues will account for a minimal percentage of our future revenues.


Revenues from our data mining and financial services consulting business decreased 67% from $300,000 for the six months ended June 30, 1999 to $100,000 for the six months ended June 30, 2000. The decrease was due to completion of the consulting contracts and the allocation of personnel to projects associated with our Internet financial services business. We have eliminated this business as a separately pursued activity and do not anticipate significant consulting revenues during 2000.


UNRECOGNIZED CONTRACTED REVENUES

Our unrecognized contracted revenue, which represents total revenues contracted less revenues recognized, increased 430% from approximately $4,900,000 at June 30, 1999 to approximately $26,000,000 at June 30, 2000. This increase resulted from a higher size and number of licenses under contract. Of the $26,000,000 in unrecognized revenue at June 30, 2000, we estimate based on the duration of our contracts that we will recognize $9,000,000 as revenue during 2000 and $12,000,000 in 2001. We expect to recognize the balance of this unrecognized revenue in 2002 and 2003. The actual amounts we recognize in any particular year will depend on the release date of the client's web site.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

COST OF REVENUES
Cost of revenues increased 237% from approximately $900,000 for the six months ended June 30, 1999 to approximately $3,100,000 for the six months ended June 30, 2000. The increase was due to higher costs associated with additional licensing revenues and international expansion, including fees and charges for data feeds from content and Internet service providers. Also, an increase in costs incurred for infrastructure, programming and quality assurance contributed to the higher cost of revenues in the first half of 2000.

As a percentage of total costs of revenues for the six months ended June 30, 1999 and 2000, fees for data feeds and licenses were 46% and 62%, custom application and development charges and maintenance of infrastructure, programming and quality assurance were 44% and 38%, and costs associated with data mining and financial services consulting projects were 10% and 0%.

As a percentage of revenues, costs of revenues increased by 27% from 37.5% for the six months ended June 30, 1999 to 47.6% for the six months ended June 30, 2000. This increase resulted primarily from additional fees and charges for data feeds associated with the renegotiation of some data contracts, our international expansion and fees related to acquisition of new content that has not yet achieved economies of scale.

GROSS PROFIT

Gross profit as a percentage of revenues decreased from 62.5% for the six months ended June 30, 1999 to 52.4% for the six months ended June 30, 2000. Our gross profit percentage decreased primarily because of additional costs associated with the renegotiation of some data contracts, our international expansion including additional international content, and additional domestic content associated with the higher license revenues during the first half of 2000. These additions to the cost of revenues related to new content have reduced our gross profit in the short term because they have not yet achieved economies of scale. We anticipate that these additions to content will help to generate additional revenues in the future. On an absolute dollar basis, gross profit increased 122% from approximately $1,500,000 for the six months ended June 30, 1999 to approximately $3,400,000 for the six months ended June 30, 2000. This increase is primarily attributable to the increase in our revenues.


OPERATING EXPENSES
Research and Development. Research and development expense consists primarily of compensation and benefits for software programmers and developers. Research and development costs increased 215% from approximately $600,000 for the six months ended June 30, 1999 to approximately $1,900,000 for the six months ended June 30, 2000. The increase in these costs was due to an increased level of personnel to support a higher volume of clients, and add to our product offerings and $100,000 in consulting fees to plan for future infrastructure growth. In addition, wage increases to existing development personnel were also necessitated due to competitive pressure for developers thereby adding to research and development costs. As a percentage of revenues, research and development costs increased from 24.9% for the six months ended June 30, 1999 to 29.5% for the six months ended June 30, 2000. On an absolute dollar basis, we expect our research and development costs to continue to increase as we expand our infrastructure and develop additional product offerings.


Sales and Marketing. Sales and marketing expense includes compensation, benefits, commissions for our direct sales force and marketing staff, advertising, travel expense and fees paid to a public relations firm. Sales and marketing expense increased 205% from approximately $700,000 for the six months ended June 30, 1999 to approximately $2,100,000 for the six months ended June 30, 2000. The increase in sales and marketing was primarily due to additional sales and marketing personnel and associated compensation, sales commissions and benefits. Sales and marketing costs increased as a percentage of revenues from 28.1% for the six months ended June 30, 1999 to 32.2% for the six


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months ended June 30, 2000. On an absolute dollar basis, we expect our sales and marketing costs to rise in the future to accommodate our continued efforts to increase contracted revenues.


General and Administrative. General and administrative expense consists of compensation and benefits for finance and administrative personnel, occupancy costs, professional and consulting fees, employee recruiting and relocation and travel expenses. General and administrative expense increased 29% from approximately $1,600,000 for the six months ended June 30, 1999 to approximately $2,050,000 for the six months ended June 30, 2000. This increase was due principally to an accrual for incentives of $200,000, $100,000 associated with the elimination of an administrative position and an increase in other general and administrative costs of $150,000. General and administrative expense decreased as a percentage of revenues from 64.7% for the six months ended June 30, 1999 to 31.5% for the six months ended June 30, 2000. On an absolute dollar basis, we expect our general and administrative costs to continue to increase in the future to support our planned business growth.



Deferred Compensation. The deferred compensation charges we incurred in the first six months ended June 30, 1999 and 2000 were computed by multiplying the vesting employee stock options by the difference between the exercise price and the estimated fair value of the underlying common stock on the date of grant. Deferred compensation expense decreased 14% from approximately $400,000 for the six months ended June 30, 1999 to approximately $300,000 for the six months ended June 30, 2000. Deferred compensation decreased as a percentage of revenues from 15.4% for the six months ended June 30, 1999 to 5.0% for the six months ended June 30, 2000. We expect that deferred compensation expense will decline in future periods because we do not anticipate issuing options in the future at a price below the then current market value of our common stock.


OTHER EXPENSE
Other expense consists primarily of interest on debt. Interest expense increased 116% from approximately $400,000 for the six months ended June 30, 1999 to approximately $900,000 for the six months ended June 30, 2000. The increase was due to higher borrowing on our bank lines of credit, an increase in the interest rate for our credit lines from 6.25% during the first half of 1999 to 9.50% during the first half of 2000 and interest incurred on $5,900,000 of outstanding debentures. For the six months ended June 30, 2000, we also incurred a charge of $300,000 for costs associated with the issuance of warrants in December 1999 and March 2000. The unamortized cost of the warrants will be charged to expense at the time of our initial public offering and will be reflected as an extraordinary charge in the quarter in which the offering is completed. As of June 30, 2000, the unamortized balance was approximately $1,000,000.

LOSS FROM CONTINUING OPERATIONS
Loss from continuing operations increased 81% from approximately $2,200,000 for the six months ended June 30, 1999 to approximately $3,900,000 for the six months ended June 30, 2000. Our operating expense and other expense for the six months ended June 30, 2000 rose 98%, or $3,600,000 on a combined basis, over the first half of 1999. This increase in expense was partially offset by our $1,900,000 improvement in gross profit. We expect our loss from continuing operations in 2000 to exceed the 1999 level due to increases in our operating expenses especially as related to our expansion of sales and marketing activities in the U.S. and internationally.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES
Revenues increased 214% from approximately $2,200,000 for 1998 to approximately $6,800,000 for 1999. The increase in revenues was due principally to the increase in the number of corporate licensing agreements for our financial services and the increased average revenues per licensing agreement.

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Revenues from licenses increased 364% from $1,200,000 for 1998 to $5,800,000 for
1999. One client, GlobalNetFinancial.com, Inc., represented 10% and 14% of our total revenues for 1998 and 1999, respectively.

Advertising revenues decreased 53% from $750,000 for 1998 to $300,000 for 1999. This decrease somewhat offset our higher licensing revenues. We expect that advertising revenues will account for a decreasing percentage of our future revenues.

Although less significant, revenues from our data mining and financial services consulting business increased 226% from $250,000 for 1998 to $700,000 for 1999. The increase was due to $500,000 in revenues recognized for work performed on a consulting contract received in the first quarter of 1999. This contract had a duration of one year and is now completed.

UNRECOGNIZED CONTRACTED REVENUES

Our unrecognized contracted revenue increased 634% from approximately $1,500,000 at the end of 1998 to approximately $10,700,000 at the end of 1999. We attribute this increase to our larger number of licenses under contract.


COST OF REVENUES
Cost of revenues increased 199% from approximately $800,000 for 1998 to approximately $2,300,000 for 1999. The increase was due primarily to an increase in costs associated with higher licensing revenues, including fees and charges for data feeds from various exchanges and Internet service providers along with costs incurred for infrastructure, programming and quality assurance.

As a percentage of total cost of revenues for 1998 and 1999, fees for data feeds and licenses were 52% and 53%, custom application and development charges and maintenance of infrastructure, programming and quality assurance were 42% and 29%, and costs associated with data mining and financial services consulting projects were 6% and 18%.

As a percentage of revenues, cost of revenues declined 5% from 35.1% for 1998 to 33.5% for 1999. This decrease resulted primarily because costs associated with custom application and development charges and maintenance of infrastructure, programming and quality assurance rose at a slower pace than revenues.

GROSS PROFIT
Gross profit as a percentage of revenues increased from 64.9% for 1998 to 66.5% for 1999. Our gross profit percentage did not significantly increase because our cost of data and other fees associated with the additional license revenues remained relatively fixed as a percentage of revenues. We expect our content costs to increase as a percentage of revenues and reduce our gross profit percentage in the future. On an absolute dollar basis, gross profit increased 221% from approximately $1,400,000 for 1998 to approximately $4,500,000 for 1999 due primarily to higher revenues.

OPERATING EXPENSES
Research and Development. Research and development costs increased 49% from approximately $1,100,000 during 1998 to approximately $1,600,000 for 1999. The increase in these costs was due to greater client volume and the increased level of personnel necessary to support this volume. Higher wages for the computer programmers and developers necessary to expand our product offerings also contributed to the increase. Research and development costs decreased as a percentage of revenues from 50.6% for 1998 to 24.0% for 1999.

Sales and Marketing. Sales and marketing expense remained relatively constant at $1,600,000 for 1998 and 1999. Sales and marketing costs decreased as a percentage of revenues from 71.9% for 1998 to 23.3% for 1999.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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General and Administrative.  General and administrative expense increased 2%
from approximately $3,500,000 for 1998 to approximately $3,600,000 for 1999. This increase was due to a $600,000 increase in professional and consulting fees and a $300,000 increase in bad debt expense, partially offset by a $300,000 reduction in travel expense and a $500,000 reduction in compensation and benefit expenses. General and administrative expense decreased as a percentage of revenues from 161.8% for 1998 to 52.5% for 1999.

Deferred Compensation. The deferred compensation charges we incurred in 1998 and 1999 were computed by multiplying the vesting employee stock options by the difference between the exercise price and the estimated fair value of the underlying common stock on the date of grant. Deferred compensation expense decreased from approximately $700,000 in 1998 to approximately $600,000 for 1999 due to an accelerated vesting schedule of options in 1998. Deferred compensation decreased as a percentage of revenues from 30.6% for 1998 to 9.0% for 1999.

OTHER EXPENSE
Interest expense increased 35% from approximately $800,000 for 1998 to approximately $1,100,000 for 1999 due to higher borrowing on our bank lines of credit and, to a lesser extent, interest incurred on the $5,900,000 of debentures we issued in 1998. These debentures were outstanding for only a portion of 1998.

LOSS FROM CONTINUING OPERATIONS
Loss from continuing operations decreased 37% from approximately $6,200,000 for 1998 to approximately $3,900,000 for 1999. Our total 1999 operating expense and other expense rose 11%, or $800,000 on a combined basis, over 1998. However, our $3,100,000 improvement in gross profit, primarily due to increased revenues, more than offset these increased expenses.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES
Revenues increased 53% from approximately $1,400,000 for 1997 to approximately $2,200,000 for 1998. The increase in revenues was due primarily to an increase in license revenues as the result of a larger number of corporate licensing agreements and also to an increase in the average revenues per licensing agreement. Revenues from license agreements increased 79% or $500,000 from $700,000 for 1997 to $1,200,000 for 1998.

Advertising revenues increased 25% from $600,000 for 1997 to $750,000 for 1998. In addition, revenues from projects related to our data mining and financial services consulting was $100,000 in 1997 and $250,000 in 1998. During 1997, we began using our new licensing strategy and de-emphasizing online advertisements and consulting services.

UNRECOGNIZED CONTRACTED REVENUES

Unrecognized contracted revenue increased by 941% from approximately $150,000 at the end of 1997 to approximately $1,500,000 at the end of 1998. This increase was the result of growth in the number of licenses we had under contract.


COST OF REVENUES
Cost of revenues increased 148% from approximately $300,000 for 1997 to approximately $800,000 for 1998. Our cost of revenues increased as a percentage of revenues from 21.6% in 1997 to 35.1% in 1998. These increases resulted primarily from higher costs for custom application and development, infrastructure, programming and quality assurance to respond to the increase in revenue and anticipated increase in business volume. In addition, as the number of our corporate licensing

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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agreements increased, our data feed and Internet service provider charges increased as a percentage of revenues.

As a percentage of total cost of revenues for 1997 and 1998, fees for data feeds and licenses were 66% and 52%, custom application and development charges and maintenance of infrastructure, programming and quality assurance were 22% and 42%, and costs associated with data mining and financial services consulting projects were 12% and 6%.

GROSS PROFIT
Gross profit as a percentage of revenues decreased from 78.4% in 1997 to 64.9% in 1998. This decline was due principally to an increase in data feed and Internet service provider charges. On an absolute dollar basis, gross profit increased 26% from approximately $1,100,000 for 1997 to approximately $1,400,000 for 1998. This increase resulted from the increase in our revenues.

OPERATING EXPENSES
Research and Development. Research and development costs increased approximately $50,000 or 4% from 1997 to 1998. The increase was due to the hiring of additional staff to develop and enhance our services. Although research and development costs increased in absolute dollars in 1998, they decreased as a percentage of revenues from 74.0% in 1997 to 50.6% in 1998. This decrease as a percentage of revenues was due to the increase in our revenues.

Sales and Marketing. Sales and marketing expense increased 108% from approximately $800,000 in 1997 to approximately $1,600,000 in 1998. We began increasing our sales and marketing efforts in late 1997 and continued to do so through 1998. In particular, we added to our direct sales force, expanded our public relations programs and increased our attendance at trade shows.

General and Administrative. General and administrative expense increased 38% from approximately $2,600,000 in 1997 to approximately $3,500,000 in 1998. This increase was due to a $500,000 increase in compensation and benefit expense, a $300,000 increase in travel expense and a $100,000 increase in recruiting expenses.

Deferred Compensation. The $700,000 deferred compensation expense we incurred in 1998 resulted from the vesting of employee stock options granted in July 1998 at an exercise price below the estimated fair value of our common stock.

OTHER EXPENSE
Other expense consists primarily of interest on debt. Interest expense increased 14% from approximately $700,000 in 1997 to approximately $800,000 in 1998. This increase resulted from higher borrowing on our bank lines of credit and, to a lesser extent, interest incurred on the $5,900,000 of debentures we issued in 1998. These debentures were outstanding for only a portion of 1998.

LOSS FROM CONTINUING OPERATIONS
Loss from continuing operations increased 58% from approximately $3,900,000 in 1997 to approximately $6,200,000 in 1998. Although our revenues and gross profit increased during 1998, our investment in operations and increase in interest payments on debt resulted in increased losses from continuing operations.

QUARTERLY OPERATING RESULTS FROM CONTINUING OPERATIONS

The following table sets forth, for the periods presented, quarterly financial data from our statements of operations. We believe that the quarterly information has been prepared on substantially the same basis as our audited financial statements and includes all adjustments, consisting only of normal

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. You should read this information in conjunction with the audited financial statements and notes to those statements included later in this prospectus. Our operating results in any quarter are not necessarily indicative of our future operating results.

                                                                       QUARTER ENDED
                         SEPT. 30,     DEC. 31,      MAR. 31,      JUNE 30,    SEPT. 30,     DEC. 31,      MARCH 31,     JUNE 30,
                           1998          1998          1999          1999         1999         1999          2000          2000
-----------------------------------------------------------------------------------------------------------------------------------
Revenues..............     $462,992      $858,638      $933,118   $1,505,491   $1,992,900    $2,398,360    $2,738,018    $3,729,834
Cost of revenues......      253,640       344,662       401,897      511,985      593,283       782,716     1,349,515     1,729,436
                        -----------   -----------   -----------   ----------   ----------   -----------   -----------   -----------
   Gross profit.......      209,352       513,976       531,221      993,506    1,399,617     1,615,644     1,388,503     2,000,398
Total operating
 expenses.............    2,216,778     2,032,128     1,724,191    1,518,891    1,865,800     2,320,446     3,096,069     3,258,797
Other expense.........      215,354       233,101       229,585      209,238      323,397       296,325       395,918       550,329
                        -----------   -----------   -----------   ----------   ----------   -----------   -----------   -----------
Loss from continuing
 operations...........  $(2,222,780)  $(1,751,253)  $(1,422,555)   $(734,623)   $(789,580)  $(1,001,127)  $(2,103,484)  $(1,808,728)
                        ===========   ===========   ===========   ==========   ==========   ===========   ===========   ===========


Revenues have increased from quarter to quarter due almost entirely to increases in licensing revenues. As our revenues have increased, the costs associated with revenue generation have risen to accommodate our growth and we have increased our spending on additional content and infrastructure.


Gross profit on an absolute dollar basis has generally increased due to continued higher revenues. In the first quarter of 2000, gross profit declined from the prior third and fourth quarter levels due to higher costs for data feeds, content and other direct costs of revenues, including custom application and development charges, infrastructure, programming and quality assurance. The increase in costs for data feeds and content were primarily due to costs associated with our international expansion, vendor agreements for news and additional content providers. In the second quarter of 2000 our gross profit increased over the first quarter 2000 due to higher licensing revenue and a lower increase in cost of revenues.

Gross profit as a percentage of revenues generally increased from the third quarter of 1998 through the third quarter of 1999. This increase in the gross profit percentage was due to an increase in our revenues associated with the development and growth of our business generated from corporate licensing agreements and a lower increase in our cost of revenues for data feeds, content and other direct costs of revenues.

From the fourth quarter of 1999 through the first quarter of 2000, the gross profit percentage decreased as a result of renegotiation of some of our content agreements to specifically permit our corporate licensing business model, and our acquisition of additional content in anticipation of our international expansion. Gross profit as a percentage of revenues declined during the fourth quarter of 1999 to 67% and during the first quarter of 2000 to 51% from the gross profit percentage of 70% in the third quarter of 1999. These decreases were due to an increase in our cost of data feeds and other content charges associated with the renegotiation of some data contracts, our international expansion and fees related to the acquisition of new content that had not yet achieved economies of scale.

Our cost of data feeds and content charges increased from 23% of revenues during the fourth quarter of 1999 to 30% of revenues during the first quarter of 2000, along with an increase in other direct costs associated with cost of revenues, including custom application and development charges, infrastructure, programming and quality assurance. During the second quarter of 2000 our gross profit as a percentage of revenues increased to 54% as some of our contracts achieved some economies of scale, and our cost of data feeds and other content charges declined from 30% of revenues to 29% of revenues. In addition, our cost of revenues for custom application and development charges,

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infrastructure, programming and quality assurance declined from 19% of revenues to 17% of revenues. As our business grows and realizes increasing economies of scale, our gross profit percentage is anticipated to improve. However, there can be no assurance provided that our gross profit percentage will improve in future quarters.

Operating expenses declined in the fourth quarter of 1998 and succeeding first two quarters of 1999 due to a cost containment program. Expenses increased in the third and fourth quarters of 1999 as well as in the first and second quarters of 2000 to accommodate our increased licensing level and international expansion. Operating expense is expected to continue to increase in absolute dollars however, we anticipate that operating expense as a percentage of revenue will begin to decline in future quarters starting in 2001. Interest expense in the third quarter of 1999 was higher due to a 200 basis point increase in the interest rate under our credit line retroactive to the first quarter. Interest expense in the fourth quarter of 1999 and the first two quarters of 2000 remained relatively high compared to prior quarters due to borrowing costs associated with additional debt. We will incur an extraordinary charge for the remaining unamortized balance of the debt discount for interest cost applicable to the warrants issued for the additional debt in the quarter in which the offering is completed. As of June 30, 2000 the unamortized balance was approximately $1,000,000.

LIQUIDITY AND CAPITAL RESOURCES

We have generated losses in every year of our operations and have financed those losses, as well as the growth of our business, through a series of private placements and bank borrowings.

During the six months ended June 30, 2000 we generated approximately $100,000 of cash from operating activities. We used approximately $650,000, $1,300,000, $3,800,000 and $3,650,000 of cash in continuing operating activities during the six months ended June 30, 1999 and the years ended December 31, 1999, 1998 and 1997, respectively. We used this cash primarily to fund losses of approximately $1,400,000, $3,200,000, $6,600,000 and $4,300,000 during these periods. The losses were partially offset in most of these periods by adjustments for noncash items such as depreciation and compensation expense related to options and warrants and increases in deferred revenue.

We used cash in continuing investing activities of approximately $350,000, $150,000 and $600,000 (the second and third amounts excluding $750,000 generated from the sale of discontinued operations), $800,000 and $500,000 during the six months ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, respectively. We applied cash primarily to finance the costs for computer hardware and software.

The financing activities that have funded these cash uses consist of a series of debt and equity placements and bank financings. We conducted a private placement of units consisting of our series C preferred stock and debentures in 1997 and 1998, generating $9,800,000 of cash in 1997 and $1,150,000 of cash in 1998 (net of issuance costs). The debentures, which represented half of these proceeds, are secured by an irrevocable letter of credit issued by the bank that also extended credit to us under a credit line in 1998. We applied the cash proceeds from this private placement in 1997 to repayment of $5,500,000 of outstanding borrowings under a bank line of credit, resulting in net cash from financing activities of $4,200,000 in 1997. Although we repaid $910,000 of borrowings under a line that matured in 1998, we also obtained two additional credit lines from two commercial banks that contributed $5,100,000 of cash from financing activities in 1998, resulting in net cash from financing activities of $5,300,000 in 1998. Additional borrowings under these credit lines became unavailable after December 1998, impairing our ability to finance cash consumed in operating activities during much of 1999. We satisfied our cash needs, in part, during this period with proceeds from sale of our metals business.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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We renegotiated the borrowings under our two credit agreements in December 1999.
We had $4,145,000 plus $300,000 of accrued interest outstanding under these agreements, $1,145,000 of which had matured in September 1999. We negotiated an extension of these agreements to June 30, 2001 and obtained waivers of various covenant defaults. The renegotiated agreement requires us to repay all sums outstanding under the credit agreements, and either repay the full amount of the debentures or obtain a replacement letter of credit, contemporaneously with the closing of this offering. We intend to use a portion of the proceeds from the offering to repay these debentures. We will incur an extraordinary charge for the remaining unamortized portion of the financing costs related to our debentures when we repay them.

At the same time as we renegotiated our existing credit agreements in December 1999, we obtained a new $2,500,000 line of credit from a third bank that is secured by substantially all of our assets and by guarantees and collateral from eight investors. We issued warrants to purchase 750,000 shares of our common stock to the investors for these guarantees. Our agreement with the investors requires us to repay the line on the earlier of completion of this offering or June 30, 2001. If we default, the investors may assume the bank's position. We are currently amortizing over the credit line term a $540,000 debt discount that represents the value of the warrants. We intend to repay this credit line in full with proceeds from this offering and will incur an extraordinary charge for the remaining unamortized balance of this debt discount in the quarter in which the offering is completed. As of June 30, 2000, the unamortized balance was approximately $350,000.


We financed cash needs during the first six months of 2000 with proceeds from the $2,500,000 line of credit, and from a new $500,000 line of credit from the same bank obtained in March 2000. Three investors guaranteed this new line of credit and secured it with letters of credit or the pledge of deposit accounts. We issued warrants to purchase 150,000 shares of common stock to the investors for these guarantees. We are also required to repay this line of credit by June 30, 2001. We will amortize over the term of the credit line an $800,000 debt discount that represents the value of the warrants. We intend to repay this credit line in full with proceeds from this offering and will incur an extraordinary charge for the remaining unamortized balance of this debt discount in the quarter in which the offering is completed. As of June 30, 2000, the unamortized balance was approximately $650,000.


We intend to use the net proceeds of this offering to repay most of our outstanding indebtedness, to add sales and marketing personnel for our Internet business, to continue development of our Internet products, to finance one or more data centers and foreign offices and for working capital and other general corporate purposes. In addition, we will consider strategic alliances and acquisitions that we deem appropriate to enhance our business and operations. We estimate that, as a result of this public offering, we will have sufficient capital to meet our needs through at least the year 2001. Upon completion of the offering, we will not have a committed line of credit in place.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No.133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Recognition of gains or losses resulting from changes in the value of derivatives is based on the use of each derivative instrument and whether it qualifies for hedge accounting. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet determined the effect of SFAS No. 133 on our consolidated financial statements.

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DISCLOSURES ABOUT MARKET RISK

Our primary market risk exposure relates to interest rates on our variable rate debt. Our debt that bears this risk are our notes payable and lines of credit in the amount of $7,115,000 outstanding at June 30, 2000. This debt bears interest at the prime rate. We expect to repay this debt with a portion of the proceeds of this offering.

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Business

GENERAL

Stockpoint is a leading provider of online investment analysis tools and financial information. We develop and integrate sophisticated financial applications to provide our clients customized financial web pages. We "host" these web pages by maintaining the data and applications on our web servers and by applying Internet-based data management technology we have developed. This enables our clients to outsource their financial web page production and maintenance, and provide extensive financial content and analysis tools to their users.

Our clients include web portals, media companies, traditional and online brokerage firms, commercial banks, asset managers, electronic communication networks, 401(k) sponsors and insurance companies. As of June 30, 2000, we had approximately 250 clients, including companies such as Barclays Global Investors, SURETRADE, VerticalNet, Inc. and U.S. Bancorp Piper Jaffray Inc.

We offer comprehensive solutions for businesses seeking to add financial content to their web sites. With the products and services we provide and host, our clients are able to offer their users Internet-based real-time and delayed stock quotes, charting capabilities, portfolio management and analysis tools, currency utilities, company research and business news. We also enable our customers to offer many of these features over wireless devices. Our services create an online environment that allows our clients' users to easily analyze and manage their holdings using detailed financial information and advanced Internet technologies.

Since 1999, we have generated substantially all of our total revenues from technology licenses. Our revenue is derived from license agreements under which we provide customized financial content and applications directly from our data center over the Internet to our clients' users. Most of our client contracts have initial terms of one or two years.

INDUSTRY OVERVIEW

TRENDS

In recent years, the proliferation of personal computers, the widespread adoption of the Internet, and the advent of increasingly powerful and easy to use Internet navigation tools has resulted in explosive growth in the use of the Internet as a global communications tool, a source of fast and easy access to unprecedented breadth of information and an international means of commerce. Industry sources estimate that the number of Internet users worldwide will grow from 304 million in 2000 to 500 million in 2003.

Coincident with this revolution in the use of information technology has been a rapid trend toward individual money management. During the past ten years, high returns generated by the longest sustained positive U.S. stock market in post-war history, together with an increase in retirement assets and the number of investment options available, have caused substantial growth in the ownership of financial assets worldwide. According to the Board of Governors of the Federal Reserve System, total financial assets of U.S. households and nonprofit organizations was $21.8 trillion at the end of 1995. By the end of 1999, that number increased to $34.9 trillion. Furthermore, the Investment Company Institute estimates that in early 1999, 48.2% of all U.S. households owned equity securities directly in the form of individual stocks or indirectly through mutual funds.

Taken together, these two trends have resulted in a dramatic increase in the use of online financial services and trading. Investors are increasingly looking to the Internet for information about their financial assets. According to Forrester Research Inc., there were 5.7 million U.S. households using the

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Internet to execute financial transactions and obtain financial information in
1999. Forrester Research predicts that this number will increase to 21 million households by 2003, when 53% of U.S. households are expected to be online. In addition, both retail and institutional investors are increasingly demanding up-to-the-minute information on security prices and business trends, and the market analysis tools necessary to assimilate this information. Many investors are using this information to manage their financial assets more actively. Moreover, instead of resorting to a broker or other financial intermediary, individual investors now have access to online trading services that allow them to rapidly execute their own transactions at a lower cost than that historically charged by traditional brokers. Forrester Research has projected that online investing accounts in the U.S. will grow from $374 billion of assets in 5.4 million online accounts in 1999 to $3.1 trillion of assets in 20.4 million online accounts by 2003. The growth in electronic and online financial services has not been limited to equity trading. Commercial banks have increasingly broadened both the breadth of financial services they provide and the means of accessing those services electronically. Many banking clients now not only have online access to account information, but also have the ability to transfer those assets between insured accounts, fixed income investments and equity investments online.

ISSUES

As a result of these developments, many companies that have an Internet presence, including web portals and media companies, have developed or are developing financial market content for their web sites in an effort to enhance their attractiveness to Internet users and to assist in user retention. In particular, many financial services companies such as commercial and investment banks, mutual fund companies and 401(k) plan sponsors are concluding that the availability of stock quotes, analysis and business information on their web sites is a prerequisite to the generation of significant web traffic and e-commerce transactions. The quality and breadth of financial information offered is rapidly becoming a differentiator among financial services providers.

Unlike many other web page development projects, the financial information components of an Internet site require multiple skills not commonly available through a single provider. Companies must contract for not only the web graphics and display development services offered by many web site developers, but must also purchase specialized applications software to provide graphing and analysis, specialized database software to manage quote and financial information, and hardware and communications infrastructure to handle the storage and transmission of this information. Many of the available applications are inflexible, cannot be customized to the company's existing web site, or require extensive programming and customization to integrate with the other applications that will be used on the site. Even if the developer is capable of creating these applications and infrastructure, the company must purchase financial content from various suppliers to display through the system. This requires not only the integration of disparate content data, but the negotiation of individual provider contracts.

Further, a company must constantly monitor and revise the software and hardware tools that manage actively updated information in order for the financial information components of a web site to be competitive. As a result, any company that is considering internally adding and maintaining financial information and analysis capabilities on its web site faces a considerable and on-going expenditure of time, effort and expense.

THE STOCKPOINT SOLUTION

To address the demand for Internet-based financial information and analysis, we offer our clients a menu of financial applications and content. We seamlessly integrate these applications and content into our clients' sites to provide a comprehensive solution for the financial information component of their Internet strategy. We host these sites on behalf of our clients, relieving them of the cost and expense of

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monitoring actively updated web content. Our web applications have been specifically developed by us to allow customization to the "look and feel" of a client's web site. In addition, we provide custom services to integrate the proprietary data maintained by our clients. All of these features can be purchased as a complete package or as individual functions and rapidly integrated into the existing features of a client's web site.

We enable our clients to provide a broad range of financial information and analysis to their users. We offer delayed and real-time U.S. stock exchange quotation capabilities, as well as information on trading in international markets. We provide industry-leading charting capabilities in both traditional static image formats, and interactive Java format. We provide portfolio tracking tools that enable our clients to offer their consumers the means of actively monitoring their own portfolios. We offer international currency translation utilities that provide currency translation on a real-time basis. Through reseller relationships, we also offer company profiles, analyst and research information, live market commentary, mutual fund data and other financial news.

We have specifically designed our products for ease of customization. Our software permits us to add a client's graphics and to alter the color and display layout to duplicate the look and feel used by our clients while retaining our robust product functions. Our products are modular in design to permit a client to add additional features as they need more functionality. We have also designed the products to facilitate custom extensions that can be built to make use of proprietary data or content provided by a client.

As part of our comprehensive solution, we also offer web site hosting, data center and content services. We maintain sophisticated communications, processing and storage capacity and infrastructure for web pages at our facilities. By establishing content contracts for the financial information that we host on our clients' behalf, we provide rapid access to a broad spectrum of financial data that can be displayed and manipulated by our proprietary software tools. As a result, we are able to reduce our clients' day-to-day management requirements while at the same time providing them with the actively updated financial content that they require.

We believe that our comprehensive capabilities in financial information solutions for the Internet allow us to provide high quality financial information and analysis web functionality. We believe that we have developed a reputation for comprehensive, reliable and high quality financial web pages.

GROWTH STRATEGY

Our objective is to be the leading provider of global online investment analysis tools and financial information that enables our clients to provide extensive financial content and decision-making tools on their web sites. Key elements of our strategy include:

+ ENABLING THE FINANCIAL SERVICES MARKETS. We intend to rapidly expand our sales force to reach businesses in industries that require online investment analysis tools and financial information on their web sites. At June 30, 2000, we had contracts with approximately 250 companies in a number of different industries. We believe this broad client experience enables us to intelligently recommend and sell new products, content and services to improve web site functionality. For example, our clients include eight of Gomez Advisors' top 20 rated online brokerage firms. We plan to focus our marketing efforts on web portals, media companies, traditional and online brokerage firms, commercial banks, asset managers, electronic communication networks, 401(k) sponsors and insurance companies.

+ EXPANDING OUR EXISTING CLIENT RELATIONSHIPS. We intend to continue to strengthen our relationships with our existing clients by offering additional value-added products and services that we create or

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   obtain through partnership or acquisition. For example, in July 2000 we began marketing our Portfolio Pro product to our existing clients.

+ DEVELOPING PRODUCT OFFERINGS USING INNOVATIVE TECHNOLOGY. We maintain a large development staff that creates innovative products and services. We intend to focus our development efforts on refining and extending the capabilities of our current products as well as capitalizing on emerging trends to construct leading edge products that facilitate data analysis and more informed investment decisions. For example, we recently introduced a suite of wireless applications that enables users to view financial charts on their cell phones and some other portable devices. We also intend to establish one or more data centers, which may be leased or owned, to maintain the scalability and availability of our web hosting services.

+ CREATING A WORLDWIDE PRESENCE. We intend to expand our product offerings and international presence to serve the global online financial information needs of our clients and their users. For example, Commonwealth Securities Limited, Australia's largest online brokerage firm, recently engaged us to provide U.S. securities data for their web site. We also supply select clients with online financial market data from Belgium, Canada, Denmark, France, Italy, the Netherlands and the United Kingdom. To further our international objectives, we recently opened an office in London, England and intend to open an office in Hong Kong or Singapore during 2000. Revenues from international clients represented approximately 4% of our total revenues in 1999 and approximately 6% for the six months ended June 30, 2000.

+ PURSUING STRATEGIC ALLIANCES OR ACQUISITIONS. We intend to accelerate our global sales and marketing efforts and technology development, and gain access to compelling content, applications and functionality, through strategic alliances and acquisitions. For example, our relationships with content providers allow us to cost effectively deliver financial applications and content to our clients' web sites. We intend to seek acquisitions of businesses to complement our products or services or to give us access to new markets.

STOCKPOINT TARGET MARKETS


We focus our sales and marketing efforts in eight key online financial services markets. Depending on the scope of their current Internet financial offering, clients will either license a full finance channel or license individual tools or applications. Although we have summarized below our eight key online markets and provided examples of clients in each market, you should not rely on the identity of these clients in evaluating Stockpoint. With the exception of GlobalNetFinancial.com, none of these clients accounted for more than 10% of our revenues and our contracts with most of these clients expire during the next two years.


WEB PORTAL AND MEDIA COMPANIES

Internet "portal" and media web sites either create proprietary content or aggregate content from various sources to attract and retain visitors. Most of these sites include financial content as one of the key content elements included for this purpose. Financial content is fundamentally different from other types of content because of the technological challenge of distributing an increasingly complex analysis of financial information. This complexity is attributed to an increasing rate of transactions, the number of world markets and the number of users.


Many portal and media sites do not have the required technical resources or expertise to build their own investment site. They prefer to outsource this development and functionality to others, such as Stockpoint. In our experience, a typical portal or media client will tend to license a full-featured financial site as opposed to buying a la carte. Examples of these clients served by us include LookSmart Ltd. and MyWay.com, for both of whom we host a full financial channel, and GlobalNetFinancial.com, ZDTV, TheStreet.co.uk and Worldly Information Network, Inc.


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ONLINE BROKERAGE FIRMS
We currently have contracts with eight of the top 20 online brokerages as ranked by Gomez Advisors. Online brokerages must have an established web-based investing presence and continue to offer innovative products and applications to differentiate their offerings from those of others. For example, they may license charts or stock screening functionality to augment an existing site. Over time, we believe these clients will retain outside contractors to provide additional functionality to either reduce the number of their vendor relationships or buy new products outside of their principal expertise. Examples of online brokerage clients served by us include National Discount Brokers Group Inc., SURETRADE and A.B. Watley, Inc.

TRADITIONAL BROKERAGE FIRMS
Traditional brokerage firms are also adding Internet functionality to their service offerings. Many traditional brokerage firms have experienced an erosion of their share of the online brokerage marketplace and perceive a potential competitive threat from growing online brokerage firms. In our experience, while online brokerage firms may license specific tools and applications, traditional brokerage firms seek more of a full scope solution which can be brought to market rapidly. Examples of online investment banks served by us include Commonwealth Securities Ltd., Robertson Stephens, U.S. Bancorp Piper Jaffray Inc., Deutsche Bank, RW Baird & Co., Inc., WR Hambrecht & Co., eMeyerson.com, Inc. and USAA.

COMMERCIAL BANKS
Many commercial banks are beginning to offer full scope financial portals and brokerage services. We believe that many of these banks intend to develop a more comprehensive financial solution for their consumers and will expand their offerings to include investment financial information and analytical tools. Examples of commercial banks served by us include M&T Bank Corp. and Union Bank of California N.A.

MUTUAL FUNDS/ASSET MANAGEMENT
These companies typically have an established web presence and license specific applications and functionality. The business objective of these clients is to differentiate themselves with a more compelling user experience or by offering a more cost effective data solution for its advisors. An example of one of these clients is Fremont Funds and Barclays Global Investors.

STOCK EXCHANGES AND ELECTRONIC COMMUNICATION NETWORKS (ECNS)
Although their primary focus is to facilitate trade execution, stock exchanges and ECNs are also building web sites for users to track their investments. Exchanges and ECNs have a diverse set of needs ranging from a la carte applications to full web site offerings. An example of an ECN that is our customer is MarketXT, Inc.

CORPORATIONS
We provide quote information for corporate investor relations sites, including the sites of several Fortune 500 companies. Typically, these pages include the company's specific stock quote, fundamental data and access to SEC reports. An example of a corporation we serve is Coca Cola Co.

401(K) PLAN SPONSORS
We provide 401(k) online tracking tools to employers. This online capability allows the employees to track the performance of their 401(k) investments in real-time. An example of a client utilizing this functionality is PricewaterhouseCoopers LLP.

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STOCKPOINT PRODUCT OFFERINGS

Our financial products, which we generally offer on a bundled basis, enable financial services companies to provide financial information on their web sites. Our financial product offerings include:

QUOTATION FEATURES
We license real-time and delayed stock and mutual fund quotes for securities of the following countries: Canada, Denmark, France, Italy, the Netherlands, the United Kingdom and the United States. For most of these countries, our applications provide current price, open, change, high, low, 52-week high and low, earnings per share, volume, shares outstanding, market capitalization, dividend, ex-dividend, and price/earnings ratio. Stock quotes are available either on web sites that we host or over wireless web-capable telephones.

CHARTING
Classic Quick Charts. We believe that our Classic Quick Charts provide easy-to-read information that distinguishes them from many competitive offerings. These fast, cleanly designed charts show price performance and volume for securities in our database. The Classic Quick Charts allow users to select time increments including, one minute, ten minutes, hourly and daily. Classic Quick Charts also include interactive features such as moving average, and the ability to plot against other stocks and indexes. Technical indicators can be added for comparison, which include Bollinger bands, moving averages convergence/divergence, on balance volume, price rate of change, relative strength, standard deviation and stochastics.

Interactive Charts. This feature expands on Classic Quick Charts to provide minute-by-minute updates of charted information. We offer intraday price performance and volume on securities in our database. The intraday interactive charts allow users to select time increments including tick-by-tick, one minute, ten minutes, hourly and daily. Users have the ability to zoom in on date and time ranges by clicking and dragging on the chart, and technical indicators can be added for comparison without refreshing the chart or web page.

We also provide charts containing intraday information for United States and international markets over wireless web-capable telephones and other devices.

PORTFOLIO TRACKING AND MANAGEMENT
Our personal portfolio manager allows users to track the performance of their portfolios from their PCs. Our web-based personal portfolio manager lets users easily edit multiple portfolios and calculate current profit and loss for individual and combined portfolios. The personal portfolio manager includes a login screen, portfolio setup screen, portfolio menu screen and a data export feature. Easily customized to complement a client's web site, our personal portfolio manager serves as a tool to generate return visits by users.

We also offer the following products in this category: stock and mutual fund screening applications, automatic portfolio alerting via email, an interactive Java portfolio manager and a scrolling, personalized desktop stock ticker.

INDEXES AND CURRENCY DATA
We provide the major market indexes for the United States as well as for most international markets. We also permit the client to display prices of international currencies in real time and display this information in a currency table featuring cross-reference functionality. All of this data is stored by our proprietary databases in both intraday and historical formats, and can be plotted with our charting applications.

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NEWS AND ANALYST INFORMATION
Through reseller relationships with numerous content sources, we provide an extensive offering of news and analyst information. We obtain this information on a non-exclusive basis.

Company Profiles. We offer company profiles from Market Guide, which feature comprehensive fundamental information on U.S. and foreign companies trading on the NYSE, Nasdaq and AMEX. Companies are continually added and updated.

Analyst and Research Information. We offer this feature from Zacks Investment Research, an industry leader for analyst information. Zacks provides analyst summaries, analyst opinions, average recommendations, earnings per share, surprise percentage, consensus estimates and industry rank. Income statements and balance sheets are also available.

News Wire Services. Through a relationship with Comtex Scientific Corporation, we offer full-text news stories from wire services such as Business Wire, PR Newswire, AP Online and UPI. For international news, we have a relationship with AFX News Limited. Our news service tracks news stories by category and keyword, and can automatically display charts and quotes for companies referenced in each story.

SEC Filings. We have contracted with TRW Inc. to obtain real-time SEC filings. Also, through a service provided by Edgar Online, users can read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" excerpt from SEC filings for publicly-traded companies. We recently launched our IPO Center, which enables the user to track initial public offering filings and new issue pricings, evaluate after-market performance and review the filing history of specific investment banks.

Live Market Commentary. This feature is offered through Briefing.com, a top provider of live market commentary and analysis on the Internet, focusing on important news affecting markets and providing insight on possible trading implications. Briefing.com covers upgrades and downgrades, earnings reports, economic releases, technical trading points, market sectors and technology stocks.

Mutual Fund Data. We offer mutual fund data from Value Line. The Value Line mutual fund offering contains comprehensive performance data on over 8,300 U.S. retail funds. Listing includes sector distribution, top 10 holdings, administration information, Value Line Rankings, performance (one, three, five and ten years), fund distribution and management overview.

RELATIONSHIPS WITH CONTENT PROVIDERS

We provide substantive content through our financial product offerings in two broad categories: quote information and market/company information. All content utilized on both Stockpoint.com and client web sites is obtained from third-party content providers. We do not currently generate any original content but instead rely on contractual relationships with major vendors of electronically available financial information for our content feeds.

For pricing information, news and information, mutual fund data, analyst information and other feeds, we maintain contractual arrangements with S&P Comstock, Comtex Scientific Corporation, Briefing.com, MarketGuide, Zacks, CDA/Wiesenberger, Commodity Systems, Inc., TRW and AFX News Limited. These relationships vary in term from one month to several years, and include both variable and fixed price payment provisions. Generally, the contracts may not be assigned by either party without the consent of the other party. We believe that we are not solely reliant on any one content provider and that there are alternative sources for any single type of content. However, the need to replace any key vendors could render all or a portion of our services unavailable for a period of time, resulting in a significant negative impact on our client relationships and harm to our reputation.

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SALES AND MARKETING

We currently have a sales staff of 16 employees. Our sales offices are located in San Francisco, New York City and London. Our sales team is assigned to one of three major domestic regions. We currently focus our sales efforts directly on target-market clients. All sales people currently receive commissions on license sales, upsells and renewals to existing clients. We expect to expand our direct sales staff and to open an office in Hong Kong or Singapore during 2000. In addition, we sell our products and services through distributors and resellers.

During the production phase, our six client service representatives manage and address client concerns and oversee the progress of the client's project.

Our five-person marketing staff currently focuses on public-relations, client communication and product marketing programs. These programs have expanded our brand recognition. We have done only a limited amount of web-based or other advertising. Substantially all of our client web sites have the "Powered by Stockpoint" logo, which we believe has enhanced our brand awareness as our client base has grown. We also derive substantial name recognition and receive initial client contacts through our web site, Stockpoint.com.

CUSTOMIZATION ACTIVITIES

We believe that our ability to customize our applications differentiates us from our competitors. Our clients expect that their web sites will be unique and will not look the same as sites we host for our other clients. Our clients also require that the web applications we develop and host mirror the appearance of their other web pages and integrate seamlessly into their web sites.

We designed our proprietary server and application software to enable us to create customized web sites without expending the enormous effort typically associated with custom development. For example, we designed our charting technology with approximately 80 configurable parameters that permit our web designers to configure chart sizes, fonts, colors, time increments and settings for moving averages, technical indicators and comparison stocks or indexes. This design enables us to customize at a reduced cost and with a faster turnaround time than would be possible by modifying the underlying program code.

In some instances, our clients require that we develop customized extensions of our applications to assimilate and manipulate data that is provided by the client. For example, we provide a charting solution to clients of MarketXT Inc. that incorporates their ECN's quote and trade data. Also, we have integrated proprietary industry group data from US Bancorp Piper Jaffray Inc. to enable their clients to chart that data versus other securities.

In other cases, our customization activities have led to the creation of new products. For example, through a contract with GlobalNetFinancial.com, we have created product offerings for quotes, charts and portfolios that utilize stock market data from Denmark, Italy, the Netherlands and the United Kingdom.

To customize the appearance of our hosted web pages to meet our clients' needs, we maintain a staff of 24 web site developers. These developers perform the web site development for clients and also establish the communications links and data transfers required to integrate clients' web sites with the pages we host on their behalf. We also maintain a staff of applications programmers who develop custom extensions of our applications to assimilate client data or provide specialized functionality.

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PRODUCT DEVELOPMENT

We have a three-pronged approach to product development:

+ CLIENT DRIVEN DEVELOPMENT. By maintaining close relationships with our clients through our client services and sales groups, we stay attuned to our clients' needs. This input, plus client directed development, largely drives the priorities of our development group. Examples of products created by customer driven development include our international index data, currency conversion functionality and expansion of our product offerings to include Great Britain and Italian equity securities.

+ DEVELOPMENT BASED UPON ANTICIPATED MARKET NEEDS. Since 1997, we have retained Forrester Research to assist us in predicting market trends for the Internet financial marketplace. We leverage our relationship with Forrester Research and our internal research and development and marketing groups to anticipate market needs. We then either develop or acquire products to meet these needs. Examples of products created by this type of development are our Classic Quick Charts, our Java-based scrolling stock ticker and enhancements to our personal portfolio manager application.

+ INNOVATIVE TECHNOLOGY DEVELOPMENT. We place considerable emphasis on research and development to pursue innovative technology applications. We have a staff of 16 engineers with expertise in fields such as computer science, advanced mathematics, financial theory and artificial intelligence. We currently have several products under development which we believe will result in future upsell opportunities to our existing client base. The new products include Portfolio Pro, Alerts Engine, IPO Center and a suite of Financial Guidance products. We also are developing a suite of wireless products which provide users access to our Web-based financial product offerings through wireless devices.

In July 2000, we released a transaction-based portfolio product known as Portfolio Pro. This product is available on our website, www.stockpoint.com. Portfolio Pro features the ability to track transaction details of an online investor. By capturing the transaction details, it allows for asset allocation analysis and tax lot accounting. In the future, we intend to add the capability of charting an individual's historical portfolio performance versus various indices. We also intend to link our transaction-based portfolio product to various brokerage firms, which will enable these firms to provide electronic portfolio updates from their data centers.

During the third quarter of 2000, we plan to release version 1.0 of our Alerts Engine product. The Alerts Engine will notify users via e-mail of stock activity based on user-definable thresholds in stock prices, volume and news activity. Notification will be available both via wired as well as wireless devices.

In March 2000, we released version 1.0 of our wireless product suite. This version is designed to deliver financial content through wireless devices. The wireless product has been designed to be compatible with all wireless web devices that support standard wireless application protocols. Our development plan over the next six months includes providing users with the access to the functionality in our Web-based products, namely Portfolio Pro, E-Mail alert and IPO Center.

In April 2000, we released version 1.1 of our IPO Center product which features the ability to monitor current IPO filings and pricings. In addition, the IPO Center lists current filings and pricings, and enables an investor to access a summary of a company's offering by clicking on a linked ticker symbol.

During the third quarter of 2000, we plan to release version 1.0 of our Financial Guidance product suite. This product suite is designed to help consumers interactively plan their financial future through the combination of advice, education and "what-if" analyses. This product is intended to be our initial

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product release resulting from our development efforts to create applications that facilitate data analysis and more informed investment decisions.

STOCKPOINT.COM

In addition to our licensing business, we operate Stockpoint.com, a free financial web site that serves both as a technology showcase to support our licensing business and as a proving ground for new product offerings.

Stockpoint.com offers investors an online environment in which they can analyze and manage their holdings using comprehensive financial information and advanced web technologies. Through Stockpoint.com, we field-test and obtain feedback on our new products to ensure that our products meet end-user expectations.

We do not intend to invest a significant amount of resources in promoting Stockpoint.com as a consumer site. Instead, we intend to focus on the business-to-business marketplace and to use Stockpoint.com as a complement to, rather than a competitor with, the offerings of our business clients.

Although we receive some advertising-based revenues from Stockpoint.com, it is not a significant portion of our total business. We do not have any subscription-based revenues from Stockpoint.com end-users.

COMPETITION

We compete with a number of companies that offer charting, stock quotation and business information web applications, development and hosting services. The number of these competitors continues to grow as new entities enter various Internet-related markets as a result of the recent growth in Internet traffic and the Internet's perceived future opportunities. It is possible that new competitors may rapidly acquire a significant market share. Further, there are an increasing number of quotation, financial news and information sources that compete for the attention of consumers and advertisers that are sought by our clients. We expect both of these forms of competition to continue to increase. We compete for web site clients with a number of other providers of web-based quotation, charting and financial news applications, such as MarketWatch.com, Inc., Telescan Inc., Reuters Group PLC, Thompson Financial Services and S&P Personal Wealth. We also compete with client web site development companies and the in-house development staff of large corporations.

Competitive pressures could result in reduced market share, price reductions, reduced margins and increased spending on marketing and product development, any of which could adversely affect our business, financial condition and operating results.

Our ability to compete effectively depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our applications and hosting, the ease in use of services developed by us and the effectiveness of our sales and marketing efforts. We believe the principal competitive factors in the online services market include system performance, product differentiation, quality and quantity of content, user friendliness, price, client support, effectiveness of marketing techniques and consistency and quality of services. We believe that we compete effectively in these areas. We also believe that our strategy of focusing on business-to-business licensing of products combined with ongoing services and continued expansion of the range of our services offerings may serve to lessen the impact of future competitive pressures. There is, however, no assurance that these marketing strategies will be successful. Finally, we believe that once our online financial products are embedded in a client's web site, that client will find the difficulties inherent in replacing our products with those provided by another vendor to be a disincentive to changing providers.

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Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop relationships with providers and develop or acquire content that is equal or superior to ours or that achieves greater market acceptance than ours.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

We rely on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary intellectual property rights. We generally enter into agreements that govern the assignment of inventions and the ownership and protection of proprietary information with employees and agreements that govern nondisclosure of proprietary information with clients. We also work to limit access to and distribution of our software, documentation and other proprietary information. We seek to use copyright law to protect our documentation and other written materials. We do not, however, rely on patents or patented technology to protect our proprietary information.

"Stockpoint" is our federally registered trademark.

We license virtually all of the financial data that is used to provide the content at our web sites pursuant to agreements with content suppliers, the terms of which vary widely. The services that we provide and the methods that we utilize to do so change rapidly. Also, the law and legal practice for content supplier contracts are unsettled and constantly developing. As a result, we must periodically modify and renegotiate our vendor agreements. We attempt to operate our web site customization and hosting services in accordance with our agreements and to renegotiate them as necessary. However, although we do not believe we are in violation of our agreements, we cannot assure you that our vendors will not claim that we owe additional sums or must limit our activities.

Some of our applications incorporate technology widely available on the Internet and from other sources. During the past two years, there has been a renewed effort to obtain protection of techniques used in software products through patent and other protections. As the number of software products and delivery techniques proliferates on the Internet, we believe that we may become subject to infringement claims. We have been notified by a patent holder that it believes our use of GIF compression algorithms incorporated into our web hosting applications may require a license. Although we do not believe that we derive substantial revenue from the use of these algorithms and can obtain a license, if one is required, without materially affecting our operations, we cannot be certain that other parties will not allege that the our technology and services violate their rights.

COMPUTER AND NETWORK OPERATIONS

We maintain a data center in Coralville, Iowa at which we host virtually all of the financial content for our clients' web sites. We operate multiple servers, mass storage devices and sophisticated routers and switching systems to accommodate high capacity web traffic. We use Intel-based servers with the Microsoft NT operating system that access high capacity database storage devices using SQL Server as well as our own proprietary database applications.

Our data center has separate air conditioning units. The power system includes power conditioning and battery back-up. We also have a full "zero downtime" emergency generator system capable of providing emergency power to our entire Coralville facility. Data is regularly backed up and stored

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BUSINESS
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off-site and certain data is duplicated on separate storage devices within the data center. The building in which the data center is located is secured by 24-hour card key access.

End-users access our data center through the Internet. We have two connections to the Internet. Our principal connection is a DS3 (45 Mbit) through NetINS with access through UUNET, Sprintlink and Cable & Wireless. We have contracted with UUNET for an additional DS3 connection. We use a load balancing solution for distributing client requests over our base of servers.

We have designed our data center with a high degree of redundancy and interoperability. We have implemented a detailed, automated monitoring system over the data center. The system pages and alerts data center technicians immediately upon any system failures, even as traffic is switched automatically to redundant systems. Except for scheduled maintenance, our data center is available 24 hours a day, 365 days a year. We maintain business interruption insurance in the amount of $12 million.

We believe that our computer and communications hardware systems are adequate for existing operations. We purchase additional or upgraded hardware as required to meet any significant increases in actual or anticipated traffic. We are currently reviewing strategies for improving our disaster recovery capabilities and the responsiveness of our services to users. We plan to use a portion of the net proceeds from this offering to establish one or more additional data centers, which may be leased or owned, or co-location arrangements.

EMPLOYEES

As of June 30, 2000, we had a total of 134 employees, consisting of 44 in production, 41 in research and development, 22 in general or administrative roles and 27 in sales and marketing. All of these employees are located in the United States. None of our employees is subject to a collective bargaining agreement or represented by a labor union. We have experienced no work stoppages and believe that our relationships with our employees are good.

We maintain key man life insurance on William Staib in the amount of $4,000,000, payable to us.

FACILITIES

Our principal administrative, support and research and development facility, and our data center, is located in approximately 25,600 square feet of leased office space in Coralville, Iowa. We pay an annual rent of approximately $280,000 for this facility. Our lease on this facility runs through August 2004, with an option to extend for an additional five-year period. We believe that our current Iowa facilities are adequate to meet our needs for the foreseeable future.


We lease approximately 8,900 square feet of office space in San Francisco for sales and marketing and web site development personnel at an annual rent of approximately $365,000. Our lease in San Francisco runs through April 17, 2001.



We also lease approximately 800 square feet of office space in New York City and 345 square feet of office space in London, England. The rent for the New York space is $13,420 per month and the lease is a month-to-month lease, terminable upon 90 days' notice. The rent for the London space is 2,600 pounds sterling per month and the lease expires in September 2000. Upon expiration, the London lease will convert into a month-to-month lease, terminable upon 30 days' notice.


We also plan to use a part of the proceeds from this offering to establish one or more data centers.

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LITIGATION

From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

In December 1999, we received correspondence from Unisys alleging that the compression algorithms we use to generate Graphic Interchange Format, or GIF, images require a license. We are currently negotiating with Unisys to obtain a license agreement and believe that any licensing fee and royalty payments that we may be required to pay for the right to use Unisys' algorithms would not have a material effect on our business and financial condition. We cannot assure you that Unisys will grant us a license or, if a license is granted, that the licensing arrangement will be on commercially reasonable terms.


In June 2000, the Attorney General of the State of Michigan notified us that it intended to take action against us if we did not agree to negotiate a settlement of Michigan's claim that the placement, without notification, of cookies on the computers of consumers that visited our site violated Michigan's consumer protection statute. Although we have drafted and have now implemented a privacy statement that provides the notice, and believe we will come to a reasonable settlement of the Michigan dispute, we cannot assure you as to when or if, or the terms upon which, the dispute will be concluded.


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Management

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Stockpoint are as follows:


                        NAME                            AGE                  POSITION
---------------------------------------------------------------------------------------------------
William E. Staib....................................     30    Chief Executive Officer and Director
Scott D. Porter.....................................     52    Chief Financial Officer
Luan A. Cox.........................................     29    Executive Vice President, Sales
L. Christopher Dominguez............................     32    Executive Vice President
Carolyn S. Mattimore................................     42    Vice President, Marketing
Santosh K. Ananthraman..............................     35    Vice President, Research
Naftaly J. Stramer..................................     44    Vice President, Development
Harry O Hefter......................................     71    Chairman of the Board of Directors
David G. Sengpiel...................................     46    Director
Terry E. Branstad...................................     53    Director
George G. Daly......................................     58    Director
B. Thomas Henry.....................................     46    Director



William E. Staib has served as a director since May 1992 and as Chief Executive Officer since December 1998. Mr. Staib has served as Stockpoint's Chief Technology Officer since June 1998 and as its Vice President of Technology from 1992 to 1998. In 1998, Mr. Staib was named as the "State of Iowa's Young Entrepreneur of the Year" by the U.S. Small Business Administration. In 1996, Mr. Staib led the team which developed Stockpoint's core technology for distributing and displaying historical chart and quote data on the Internet. In 1992, he was recognized for creating "One of the Six Most Outstanding Engineering Achievements in the United States" by the National Society of Professional Engineers. Mr. Staib is the inventor of one international and two U.S. patents and holds B.S. and M.S. degrees in electrical engineering from Stanford University. Mr. Staib is the son of Robert Staib, our former Chief Executive Officer.


Scott D. Porter has served as Stockpoint's Chief Financial Officer since July 1999. From August 1998 to February 1999, Mr. Porter was the Chief Financial Officer of RSPnet.com, a provider of Internet services that was acquired by VirtualFund.com, Inc. during 1999. From April 1991 to July 1998, Mr. Porter was the President (and previously Chief Financial Officer) of Parsons Technology, which was acquired by Intuit Inc. in 1994 and by The Learning Company in 1998. Mr. Porter has a B.S. in accounting and an M.B.A. degree from the University of Colorado and is also a Certified Public Accountant.

Luan A. Cox has served as Executive Vice President, Sales since November 1999. Ms. Cox joined Stockpoint in April 1998 as Director of Technology Sales and served as its Senior Vice President of Sales from July 1999 to October 1999. From April 1997 to April 1998, Ms. Cox was the Director of Business Development at Quote.com, an Internet financial services company. From April 1996 to April 1997, Ms. Cox served as Internet Director for 1-800-MUTUALS, Inc. a mutual fund company. From February 1995 to April 1996, she was an account manager for Independent Advantage Financial, an investment planning and insurance company. Prior to that time, she was a senior sales associate with Jefferson-Pilot Insurance Company. Ms. Cox graduated from the University of North Texas in 1992 with a B.B.A. in finance and has held Series 6, 7, 63 and 65 Security Licenses with the National Association of Securities Dealers.

L. Christopher Dominguez has served as an Executive Vice President of Stockpoint since July 1999. From April 1995 to July 1999, he served as Vice President of Sales of Ethos Corporation, which

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Stockpoint acquired in 1997. From September 1993 to September 1994, he served as
Advertising Director of BuySide Magazine. Mr. Dominguez received a B.A. from Denison University.

Carolyn S. Mattimore joined Stockpoint in August 1999 and serves as its Vice President, Marketing. From July 1996 to January 1999, Ms. Mattimore was a strategic marketing consultant for venture-backed start-up companies in the Boston, Massachusetts area. From August 1991 to July 1995, she was Vice President of Marketing for First Call, a subsidiary of Thomson Financial. She has also held a Series 7 Security License with the National Association of Securities Dealers. Ms. Mattimore has an M.P.A. from Harvard University, John F. Kennedy School of Government and a B.B.A. from St. Mary's College, Notre Dame.

Santosh K. Ananthraman, has been Vice President of Research at Stockpoint since March 2000. From January 1999 to February 2000 he was Chief Technology Officer of Neural Inc., a former subsidiary of ours, and from 1997 to 1998 he held various positions in our Intelligent System Services division. Mr. Ananthraman specializes in the areas of data mining and personalization. He has successfully directed numerous consulting projects with companies such as Nasdaq, Engineering Animation, Harley Davidson, John Deere and Daimler-Chrysler. After he received his Ph.D. from Duke University in 1993, he also served as an Adjunct Assistant Professor of Electrical and Computer Engineering at the University of Iowa from 1993 to 1998, where he taught graduate classes and co-supervised M.S. and Ph.D. students. Mr. Ananthraman served on grant review panels for the National Science Foundation and has reviewed articles for numerous research publications. He has also has published extensively in his area of expertise. He received his B.S. in electrical engineering from Regional Engineering College in India.

Naftaly J. Stramer has been Vice President of Development of Stockpoint since October 1999. Between 1994 and 1999, Mr. Stramer served as Software Assurance Manager and as Manager of Development Services for Stockpoint. Prior to joining Stockpoint, Mr. Stramer served as a senior SQA engineer at Intergraph Corporation for five years. Prior to Intergraph, he was a Computer Engineer and Group Leader for Rafael, the Armament Development Authority based in Israel. Mr. Stramer holds a B.SC. in Computer Engineering from the Israel Institute of Technology.

Harry O. Hefter has served as a director of Stockpoint since 1987, has served as Chairman since December 1998 and from 1987 to February 1997, and was Vice Chairman from February 1997 to December 1998. Mr. Hefter has for more than the last thirty years also served as President of the HOH group of companies in Chicago, Illinois, which provide specialized services relating to the engineering, integration and optimization of process control systems, architecture and construction management for industry and government. Mr. Hefter is a Civil Engineer with over 40 years of experience in the engineering field.

David G. Sengpiel has served as a director of Stockpoint since January 1997. Since March 1999, Mr. Sengpiel has been the Chief Operating Officer of Quester I.T., Inc., a software company that provides consulting, research and training in the application of language analysis, addressing, marketing and communications issues. From August 1997 to March 1999, Mr. Sengpiel was Chief Operating Officer of CareMedic, Inc., which automates Medicare reimbursement processes. From 1995 until August 1997, Mr. Sengpiel was a Vice President with Equity Dynamics, Inc., a consulting firm, and with Pappajohn Capital Resources, a venture capital firm. From 1993 to 1995, Mr. Sengpiel was Alternative Investments Manager for Farm Bureau Life Insurance Company.


Terry E. Branstad became a director of Stockpoint in September 2000. Mr. Branstad served as Governor of Iowa from 1982 to 1999. Mr. Branstad is currently a financial planner with the firm of Robert W. Baird, Inc. Mr. Branstad is also a director of Featherlite, Inc., a manufacturer of specialty trailers and motorcoaches. Mr. Branstad has a J.D. from Drake Law School.


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George G. Daly became a director of Stockpoint in August 2000. Mr. Daly has served as Dean of the Leonard N. Stern School of Business and is the Richard R. West Professor of Business, New York University for more than the past five years. In addition to his academic career, Mr. Daly served as Chief Economist at the U.S. Office of Energy Research and Development in 1974. Mr. Daly also serves as a director of W.R. Berkley Corporation, an insurance company. Mr. Daly received his M.A. and Ph.D. in Economics from Northwestern University.



B. Thomas Henry became a director of Stockpoint in September 2000. Mr. Henry has served as Director of Business & International Development of Gomez Advisors/Gomez.com, an e-commerce portal and research company, since March 1999. From June 1998 to March 1999, Mr. Henry served as Vice President of Marketing of WebSpective Software, a software company. From January 1997 to November 1997, Mr. Henry served as President and Chief Executive Officer of Quote.com, a financial information services company. From June 1996 until December 1996, Mr. Henry was a start-up venture consultant for PFN, Inc. From September 1995 until May 1996, Mr. Henry was Senior Director of Product Development at IAC, a subsidiary of Thomson. Mr. Henry received his M.L.A. from Harvard University, Graduate School of Design, and a B.A. from Princeton University.



Stockpoint maintains an audit committee and a compensation committee. Currently, Mr. Hefter, Mr. Sengpiel and Mr. Daly are members of both committees. We also maintain a management committee consisting of Mr. Staib, Ms. Cox and Mr. Dominguez that meets regularly to coordinate operations between the Company's two principal offices and to discuss and determine strategic matters.



All executive officers are chosen by the Board of Directors and serve at the Board's discretion. Directors are divided into three classes, each of which consists, as nearly as possible, of one-third of the board. One class will be elected at each annual meeting of stockholders to serve a three year term. Messrs. Staib and Sengpiel serve as Class I directors, whose term expires at the 2001 annual meeting of stockholders. Messrs. Hefter and Henry serve as Class II directors, whose term expires at the 2002 annual meeting of stockholders. Messrs. Daly and Branstad serve as Class III directors, whose term expires at the 2003 annual meeting of stockholders.


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EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our Chief Executive Officer and by our other most highly compensated executive officers during the year ended December 31, 1999 whose compensation exceeded $100,000. This prospectus refers to these executives as the Named Executive Officers.

SUMMARY COMPENSATION
--------------------------------------------------------------------------------


                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                      ANNUAL COMPENSATION               SECURITIES             ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR     SALARY     BONUS (1)      UNDERLYING OPTIONS      COMPENSATION (2)
----------------------------------------------------------------------------------------------------------------------------
William E. Staib (3).........................    1999    $130,000          --                    300,000              $2,600
  Director & Chief Executive Officer
Timothy S. Yamauchi (4)......................    1999     116,458     $38,739                    142,500               2,337
  Chief Operating Officer
Luan A. Cox..................................    1999      78,125     275,532                    252,000               3,200
  Executive Vice President, Sales
L. Christopher Dominguez (5).................    1999      82,916     126,660                    127,500                  --
  Executive Vice President
Santosh K. Ananthraman.......................    1999      87,938      12,163                     52,500               2,255
  Vice President of Research


------------
(1)  For Ms. Cox and Mr. Dominguez, the amounts represent sales commissions.
(2)  Represents 401(k) plan matching contributions by Stockpoint.
(3) Mr. Staib was appointed acting Chief Executive Officer in December 1998 and elected Chief Executive Officer in June 1999. Prior to that time, he was Chief Technology Officer.

(4)  Mr. Yamauchi resigned effective August 28, 2000.


(5)  Mr. Dominguez was appointed Executive Vice President in July 1999.


The following table sets forth information with respect to stock option granted during the fiscal year ended December 31, 1999 to each of the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                               NUMBER OF       PERCENT OF
                              SECURITIES    TOTAL OPTIONS
                              UNDERLYING       GRANTED TO   FAIR VALUE    EXERCISE
                                 OPTIONS        EMPLOYEES      ON DATE   PRICE PER   EXPIRATION
                                 GRANTED   IN FISCAL YEAR     OF GRANT       SHARE         DATE
-----------------------------------------------------------------------------------------------
William E. Staib............     300,000             16.3%       $4.80       $4.80      9/15/09
Timothy S. Yamauchi.........      90,000              4.9         4.80        4.80      9/15/09
                                  52,500              2.9         4.00        1.00       1/1/09
Luan A. Cox.................     195,000             10.6         4.80        4.80      9/15/09
                                  57,000              3.1         4.00        1.00       1/1/09
L. Christopher Dominguez....      60,000              3.3         4.80        4.80      9/15/09
                                  67,500              3.7         4.00        1.00       1/1/09
Santosh K. Ananthraman......      52,500              2.9         4.00        1.00       1/1/09

                                      POTENTIAL REALIZABLE
                                    VALUE AT ASSUMED ANNUAL
                                  RATES OF STOCK APPRECIATION
                                      FOR OPTION TERMS (1)
                                  0% (2)           5%          10%
----------------------------  ------------------------------------
William E. Staib............  $1,260,000   $2,958,000   $5,562,000
Timothy S. Yamauchi.........     378,000      887,400    1,668,600
                                 420,000      717,150    1,172,850
Luan A. Cox.................     819,000    1,922,700    3,615,300
                                 456,000      778,620    1,273,380
L. Christopher Dominguez....     252,000      591,600    1,112,400
                                 540,000      922,050    1,507,950
Santosh K. Ananthraman......     420,000      717,150    1,172,850


------------

(1) The potential realizable value amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% from the date of grant to the end of the option term based upon an initial public offering price of $9.00 per share. These assumptions do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holder's continued employment through the vesting period.



(2) Value is based on the difference between the per share exercise price of the options and the assumed initial public offering price of $9.00 per share.


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The following table summarizes the value of options held at December 31, 1999 by the Named Executive Officers. No options were exercised by the Named Executive Officers during 1999.

AGGREGATED OPTION VALUES AT DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                             VALUE OF UNEXERCISED
                                          NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                              AT DECEMBER 31, 1999         AT DECEMBER 31, 1999 (1)
NAME                                       EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
William E. Staib........................       97,125          224,875       $503,400      $1,092,600
Timothy S. Yamauchi.....................       31,600          148,400        170,720         927,280
Luan A. Cox.............................       47,800          207,200        204,560       1,094,440
L. Christopher Dominguez................       26,775          123,225        159,480         812,520
Santosh K. Ananthraman..................       19,525           55,325        156,200         442,600


------------

(1) Value is based on the difference between the per share exercise price of the options and the assumed initial public offering price of $9.00 per share.


EMPLOYMENT AGREEMENTS


We have employment agreements with Mr. Staib, Mr. Porter, Ms. Cox and Mr. Dominguez. The agreements provide for annual base salaries of $130,000 for Mr. Staib, $135,000 for Mr. Porter, $150,000 for Ms. Cox and $150,000 for Mr. Dominguez. Each officer is also entitled to annual incentive compensation. Upon completion of this offering, Mr. Staib's salary will increase to $180,000. The agreements also provide for, upon completion of this offering, cash bonus payments of $60,000 to Mr. Staib, $29,000 to Mr. Porter, $30,000 to Ms. Cox and $30,000 to Mr. Dominguez.



The agreements with Mr. Staib, Ms. Cox and Mr. Dominguez expire in December 2000, subject to automatic annual renewals absent a 90-day notice of nonrenewal by either party. The agreement with Mr. Porter expires in March 2001, subject to automatic annual renewal absent a 90-day notice of nonrenewal by either party.



In the event the employment of Messrs. Staib or Dominguez is terminated "without cause" or as a result of a "constructive termination," the officer will continue to receive annual salary and health benefits for a period of nine months after termination and 40% of those options granted in September 1999 which remain unvested will vest. In the event the employment of Mr. Porter is terminated without cause or as a result of a constructive termination, Mr. Porter will continue to receive annual salary and health benefits for a period of nine months after termination. In the event of the termination of Ms. Cox's employment without cause or as a result of constructive termination, she receives $450,000 plus nine months of benefits. In addition, if termination occurs within 12 months following a change in control, the annual salary and health benefits of each of Messrs. Staib and Dominguez will continue for a period of 18 months. The employment agreements with Mr. Staib, Ms. Cox and Mr. Dominguez also provide that all unvested stock options held by these individuals will immediately vest upon a change in control. In accordance with an employment agreement he had with Stockpoint, Timothy Yamauchi will receive his base salary and health benefits through May 2001 and a $30,000 severance payment and will be entitled to exercise vested stock options that he holds through August 2001.


STOCK OPTION PLANS

In December 1995, the Board of Directors approved the 1995 Long-Term Incentive and Stock Option Plan (as amended, the "1995 Plan") and the 1995 Nonemployee Director Stock Option Plan (the "Directors' Plan"). The 1995 Plan authorizes the issuance of up to 3,500,000 shares of common stock,

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
MANAGEMENT
--------------------------------------------------------------------------------


subject to an annual increase equal to 1 1/2% of the outstanding shares of common stock as of the December 31 of the immediately preceding year. The Directors' Plan authorizes the issuance of up to 250,000 shares of common stock.


Under the 1995 Plan, options that are intended to qualify as incentive stock options, options that are not intended to so qualify, stock appreciation rights, restricted stock or performance awards may be granted to full or part-time employees, officers, consultants, directors (other than nonemployee directors) or independent contractors. The 1995 Plan will terminate on November 30, 2005. Under the Director's Plan, in which only nonemployee directors are eligible to participate, non-qualified stock options to purchase 7,500 shares of common stock, vesting in three equal annual installments, are automatically granted to each director eligible to participate on the date such person first becomes a director and an additional 7,500 shares, vesting one year following the date of grant, is automatically granted on the date of each annual meeting of stockholders. All options under the Directors Plan have terms of ten years and a per share exercise price equal to the fair market value of a share of common stock on the date of the grant.

In July 1998, the Board of Directors exchanged all outstanding options for non-qualified options under the 1995 Plan in an identical number, at an exercise price of $1.00 per share, and on a vesting schedule identical to that of the exchanged options.

We have granted options to most of our employees. At June 30, 2000, non-qualified options to purchase an aggregate of 2,785,050 shares of common stock were outstanding under the 1995 Plan with a weighted average exercise price of $3.41 per share. At June 30, 2000, options to purchase 30,000 shares of common stock were outstanding under the Directors' Plan with a weighted average exercise price of $4.67 per share.

COMPENSATION OF DIRECTORS

Directors are not currently paid fees for attending meetings. Harry O. Hefter receives a $20,000 consulting fee annually for management services he performs.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that we shall indemnify such persons for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145. Our Board of Directors may authorize the purchase and maintenance of insurance and the execution of individual agreements for the purpose of such indemnification. We are required to advance all reasonable costs and expenses (including attorneys' fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under the Bylaws, all in the manner, under the circumstances and to the extent permitted by Section 145.

At present, there is no pending litigation or proceeding involving a director, officer or employee of Stockpoint for which indemnification has been sought. We are not aware of any threatened litigation that may result in claims for indemnification.

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except liability for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit.

We maintain Directors and Officers Insurance which covers all directors and officers. The total amount of coverage is $3,000,000, including the costs of defense.

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

--------------------------------------------------------------------------------

Certain transactions

CONSULTING AGREEMENT

In August 1999, Stockpoint and Equity Dynamics entered into a one-year consulting agreement. John Pappajohn, a principal of Equity Dynamics, beneficially owns approximately 18.3% of our common stock. Under the agreement, Equity Dynamics agreed to provide a minimum of 20 days per year of management, financial and other advisory services in exchange for which it is to be paid $50,000 per year and received warrants to purchase an aggregate of 187,500 shares of common stock at an exercise price of $4.00 per share. The warrants are immediately exercisable and expire five years from the date of the agreement.

BANK GUARANTEES

We have, in large part, financed our operations through bank lines of credit and other debt facilities guaranteed by John Pappajohn and Robert Staib, our former Chief Executive Officer. We issued to Mr. Pappajohn warrants to purchase an aggregate of 806,250 shares of common stock at $2.67 per share in consideration of his guarantee of three lines of credit from April 1993 through June 1996.


Robert Staib, our former Chief Executive Officer, also guaranteed a series of our credit agreements in seven transactions or renewals from November 1994 through June 1996. He also purported to pledge marketable securities as collateral for these guarantees. For these guarantees, we issued warrants to Robert Staib to purchase an aggregate of 1,209,375 shares of common stock at $2.67 per share, expiring at various times from November 1999 through June 2001, as well as guarantee fees aggregating $25,000. Included among these guarantees was the guarantee of two unsecured lines of credit aggregating $4,145,000 which remain outstanding and on which Robert Staib remains a guarantor.


Robert Staib also guaranteed a commercial bank's obligations under several irrevocable standby letters of credit that secure $5,900,000 of our outstanding debentures and agreed to pledge marketable securities as collateral. We paid Robert Staib $50,000 in November 1997 for the guarantee and pledge, issued to Robert Staib warrants to purchase 750,000 shares of common stock at $5.33 per share and agreed to issue to Robert Staib warrants for an additional 150,000 shares during each year Robert Staib's guarantee of our line of credit remained outstanding. In August 1997, we and Robert Staib entered into an amended Indemnification and Hold Harmless Agreement and a Reimbursement and Subordination Agreement pursuant to which we agreed to indemnify Robert Staib for losses he incurred because of his guarantees.

In connection with loans he had guaranteed for an unrelated company, Robert Staib was arrested in December 1998, indicted in April 1999 for bank fraud and pled guilty to certain allegations in March 2000 as part of an agreement settling the indictment. At our request, Robert Staib ceased any involvement in our business in December 1998. Robert Staib formally resigned as our Chairman and CEO in April 1999. At the time of his arrest in December 1998, we were informed by our principal commercial lenders that they believed the collateral pledged by Robert Staib to secure our outstanding credit lines, as well as the letter of credit on the debentures, was not authentic. The lenders ceased making any further advances under our credit arrangements. We eventually restructured these credit arrangements in December 1999 under agreements that require, among other things, that they be repaid upon completion of this offering. A description of the restructured agreements is contained above under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources." The banks have reserved any rights to proceed against Robert Staib under his guarantees.

--------------------------------------------------------------------------------
 54

CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------


In September 1999, warrants to purchase 140,625 shares held by Robert Staib expired unexercised. In December 1999, we entered into an agreement with Robert Staib to settle any claims related to his employment and disputes relating to the validity of his guarantees and the warrants he had received. We agreed not to pursue any action to invalidate Robert Staib's warrants to purchase 750,000 shares of common stock at $2.67 per share in exchange for his cancellation and return of all 1,050,000 warrants previously issued at $5.33 per share and the remaining 318,750 warrants issued at $2.67 warrant per share. Of the 750,000 warrants, warrants to purchase 468,500 shares will expire in February 2001, and warrants to purchase 281,500 shares will expire in June 2001. We also agreed to pay Robert Staib $60,000 upon completion of this offering in settlement of all other claims, including claims for reimbursement of expenses incurred during his employment.



The settlement agreement also requires Robert Staib to deposit all of his common stock and preferred stock of Stockpoint, and all common stock he receives on exercise of any warrants, in a voting trust agreement, which is described below. The settlement agreement prohibits any transfer by Robert Staib of any of such common or preferred stock, except to creditors, or to persons that are not affiliated or related by blood or marriage, to Robert Staib.


VOTING TRUST AGREEMENT

On December 3, 1999, Robert Staib entered into a voting trust agreement with U.S. Bank, National Association, as trustee. Under the agreement, Robert Staib delivered 369,000 shares of our common stock and 1,600 shares of our Series B convertible preferred stock to the trustee. In addition, Robert Staib agreed to deliver to the trustee any shares issued upon the exercise of his warrants to purchase 750,000 shares of our common stock. Under the terms of the agreement, the shares subject to the agreement may not be sold, pledged or transferred by the trustee without the consent of Robert Staib and us. The trustee is entitled to exercise all shareholder rights, including the right to vote and express a consent. With respect to any matters submitted for stockholder approval, the trustee will vote the shares in the same proportion as the shares not held by the trustee voting on the matters have voted.

The voting trust agreement will terminate upon the earliest of any of the following events:

+ the trustee has resigned, died or dissolved and no substitute trustee is selected by us within 30 days after the date of resignation or death of the trustee;

+  we are dissolved and liquidated;

+ all of the shares subject to the agreement have been transferred to one or more persons;

+ we have commenced a voluntary case, or are subject to an involuntary case, under applicable bankruptcy law;

+  Robert Staib and we mutually agree to terminate this agreement; or

+ upon the later to occur of December 31, 2002 or the date on which Robert Staib beneficially owns less than 5% of our outstanding common stock.

We have agreed with the underwriters for this offering that prior to the expiration of the later to occur of December 31, 2002 and the date on which Robert Staib beneficially owns less than 5% of our outstanding common stock, we will not agree to terminate the voting trust agreement unless all independent disinterested directors conclude that terminating the agreement is in the best interests of our company and stockholders. In the event of the resignation, death or dissolution of the trustee prior to the later to occur of December 2002 or the date on which Robert Staib beneficially owns less than 5% of our outstanding common stock, we also are obligated to appoint a successor trustee.

--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

BRIDGE LOAN FINANCING

We entered into a $2,500,000 line of credit with a commercial bank in December 1999. This line of credit is secured by substantially all of our assets, as well as guaranteed, and secured by letters of credit or deposit accounts pledged by, eight investors, including John Pappajohn. In consideration of the guarantees and pledges, we issued to the investors warrants to purchase 30 shares of common stock for each $100 of the credit line that the investors guaranteed, or warrants to purchase a total of 750,000 shares of common stock. The warrants expire in December 2004 and may be exercised at any time prior to then at a price of $5.00 per share. The exercise price, however, will be adjusted to the price, if lower:

+ at which we issue shares of our common stock in a private transaction, excluding shares issued under employee options, outstanding warrants and other instruments;

+  equal to 50% of the price at which we conduct a bona fide public offering; or

+ equal to 50% of the consideration received per share in any business combination in which we engage while the warrants are outstanding.

If the exercise price is adjusted, the number of shares covered by each warrant will also be adjusted to the number obtained by multiplying the number of shares initially issuable by the initial exercise price and dividing the result by the adjusted exercise price. If we complete a public offering of our common stock pursuant to a firm commitment underwriting at a price less than $10 per share, then the exercise price will be adjusted to 50% of the public offering price and the number of shares which can be purchased will be equal to $3,750,000 divided by the new exercise price. The agreement pursuant to which the investor guarantees were received requires that the credit line be repaid by June 30, 2001 and provides that the investors may purchase, and may assume the bank's position under, the credit agreement in the event of specified defaults. Mr. Pappajohn received warrants to purchase 375,000 shares in consideration of the guarantee of $1,250,000 of the line of credit.

We entered into a $500,000 line of credit with a commercial bank in March 2000. This line of credit is secured by substantially all of our assets, as well as guaranteed, and secured by letters of credit or deposit accounts pledged by three investors. In consideration of the guarantees and pledges, we issued to the investors warrants to purchase 30 shares of common stock for each $100 of the credit line that the investors guaranteed, or warrants to purchase a total of 150,000 shares of common stock. The warrants expire in March 2005 and may be exercised at any time prior to that date at a price of $6.67 per share. The exercise price, however, will be adjusted to the price, if lower:

+ at which we issue shares of our common stock in a private transaction, excluding shares issued under employee options, outstanding warrants and other instruments;

+  equal to 50% of the price at which we conduct a bona fide public offering; or

+ equal to 50% of the consideration received per share in any business combination, excluding a pooling of interest transaction, in which we engage while the warrants are outstanding.

If the exercise price is adjusted, the number of shares covered by each warrant will also be adjusted to the number obtained by multiplying the number of shares initially issuable by the initial exercise price and dividing the result by the adjusted exercise price. If we complete a public offering of our common stock pursuant to a firm commitment underwriting at a price less than $13.33 per share, then the exercise price will be adjusted to 50% of the public offering price and the number of shares which can be purchased will be equal to $1,000,000 divided by the new exercise price. The agreement pursuant to which the investor guarantees were received requires that the credit line be repaid by June 30, 2001 and provides that the investors may purchase, and may assume the bank's position under, the credit agreement in the event of specified defaults.

--------------------------------------------------------------------------------
 56

CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

The following table shows the total number of shares that would be issuable upon the exercise of, and the exercise price of, the warrants described above based on the initial public offering prices indicated.


                                                                $8        $9        $10
-----------------------------------------------------------------------------------------
December 1999 Warrants
  Shares of common stock....................................  937,500   833,333   750,000
  Exercise price per share..................................    $4.00     $4.50     $5.00
March 2000 Warrants
  Shares of common stock....................................  250,000   222,222   200,000
  Exercise price per share..................................    $4.00     $4.50     $5.00



If the initial public offering price is less than $8.00 per share, the number of shares issuable upon exercise of the warrants will be increased, and the exercise price per warrant will be decreased, based on the formula described above.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Principal stockholders


The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000 by:

+ each person known by us to beneficially own more than 5% of our outstanding common stock;

+  each director;

+  each Named Executive Officer; and

+  all directors and executive officers as a group.

Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

This table lists applicable percentage ownership based on 6,178,239 shares of common stock outstanding as of June 30, 2000, after giving effect to the 3 for 2 stock split declared on July 20, 2000 and the conversion of all outstanding shares of preferred stock, and also lists applicable percentage ownership based on 11,178,239 shares outstanding immediately following the completion of this offering.


                                                          NUMBER          PERCENT OF OUTSTANDING SHARES
              NAME OF BENEFICIAL OWNER                   OF SHARES    BEFORE OFFERING    AFTER OFFERING
-------------------------------------------------------------------------------------------------------
Harry O. Hefter......................................    1,500,000               24.3%             13.4%
  180 North Wabash Avenue
  Chicago, IL 60601
John Pappajohn (1)...................................    1,350,103               18.9              11.3
  2116 Financial Center
  Des Moines, IA 50309
U.S. Bank National Association
  as trustee for Robert B. Staib (2).................    1,122,750               16.2               9.4
  601 Second Avenue South
  Minneapolis, MN 55402
William E. Staib (3).................................      584,126                9.3               5.2
Edgewater Private Equity Fund........................      375,000                6.1               3.4
  900 Michigan Avenue, 14th Floor
  Chicago, IL 60601
L. Christopher Dominguez (4).........................      109,034                1.7               1.0
Luan A. Cox (5)......................................       87,050                1.4                 *
Timothy S. Yamauchi (6)..............................       67,625                1.1                 *
David G. Sengpiel (7)................................       31,500                  *                 *
  512 58th Street
  West Des Moines, IA 50266
Terry E. Branstad....................................           --                 --                --
George G. Daly.......................................           --                 --                --
B. Thomas Henry......................................           --                 --                --
All directors and officers as a group (12 persons)
  (8)................................................    2,438,757               36.7%             21.0%


------------
 *   Less than 1%.


(1) Includes 772,917 shares of common stock issuable on exercise of outstanding warrants, assuming an initial public offering price of $9.00 per share; 56,250 shares of common stock and 32,109 shares of common stock issuable upon the


--------------------------------------------------------------------------------
 58

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

    conversion of 20,550 shares of Series A Preferred Stock owned by Halkis Ltd., an entity of which Mr. Pappajohn is the sole proprietor; 56,250 shares of common stock and 32,109 shares of common stock issuable upon the conversion of 20,550 shares of Series A Preferred Stock owned by Thebes Ltd., an entity of which Mr. Pappajohn's wife is the sole proprietor; and 56,250 shares of common stock and 32,109 shares of common stock issuable upon the conversion of 20,550 shares of Series A Preferred Stock owned Mr. Pappajohn's wife. Mr. Pappajohn disclaims any beneficial ownership in any shares owned by Thebes and his wife.


(2) Includes 372,750 shares held by U.S. Bank National Association, trustee of the Robert B. Staib Voting Trust dated December 3, 1999, established for the benefit of Robert Staib. Also includes 750,000 shares of common stock issuable upon the exercise of outstanding warrants held by Robert Staib. Upon exercise of these warrants, the shares will be automatically deposited into the trust. Under the terms of the voting trust agreement, the trustee may vote on all matters that come before any stockholders' meeting for stockholder approval and will vote the Staib shares in the same proportion as the shares not held by the trustee voting on the matters have voted.


(3) Includes 134,126 shares of common stock subject to stock options exercisable within 60 days of June 30, 2000.

(4) Includes 64,676 shares of common stock subject to stock options exercisable within 60 days of June 30, 2000 and 24,632 shares issuable upon the exercise of warrants.

(5) Includes 87,050 shares of common stock subject to stock options exercisable within 60 days of June 30, 2000.


(6) Includes 67,625 shares of common stock subject to stock options exercisable within 60 days of June 30, 2000. Mr. Yamauchi resigned as Chief Operating Officer of Stockpoint, effective August 28, 2000.


(7) Includes 22,500 shares of common stock subject to stock options exercisable within 60 days of June 30, 2000 and 9,000 shares of common stock.


(8) Includes 435,249 shares of common stock subject to stock options exercisable within 60 days of June 30, 2000 and 24,632 shares of common stock issuable upon the exercise of outstanding warrants.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

Our authorized capital stock consists of 80,000,000 shares of capital stock, of which 75,000,000 shares are common stock, $.01 par value per share, and 5,000,000 shares are shares of preferred stock, no par value, undesignated as to rights and preferences. As of June 30, 2000, 3,395,802 shares of common stock were issued and outstanding and held by approximately 127 stockholders of record, and 1,375,974 shares of preferred stock were issued and outstanding and held by approximately 166 stockholders. Upon the closing of this offering, all outstanding shares of preferred stock will convert into an aggregate of 2,782,437 shares of common stock.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. If Stockpoint is liquidated or dissolved, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights of any preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. Subject to the prior rights and preferences of any outstanding preferred stock, the holders of the common stock are entitled to receive ratably any dividends by the Board of Directors out of funds legally available for dividends. See "Dividend Policy."

PREFERRED STOCK

The Board of Directors is authorized, without further stockholder approval, to issue the undesignated shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. The Board of Directors has authority to issue preferred stock in one or more series and to fix voting power (full or limited, or no voting power), and the designations, preferences and relative, participating, optional or other special rights and qualifications or restrictions of the undesignated preferred stock as the Board of Directors shall determine, without further vote or action by the stockholders. These rights include the dividend rights, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Stockpoint without further action by the stockholders and may adversely affect voting and other rights of holders of our common stock.

WARRANTS


At June 30, 2000, we had outstanding warrants to purchase 2,832,517 shares of common stock with an average weighted exercise price of $3.92 per share, assuming an initial public offering price of $9.00 per share. The actual number of warrants and their exercise price will depend on the initial public offering price. The warrants expire between June 2001 and March 2005. See "Certain Transactions--Bridge Loan Financing."


REGISTRATION RIGHTS

After this offering, the holders of 1,369,668 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act as follows:

+ DEMAND REGISTRATION RIGHTS: At any time one year or more after the effective date of an initial public offering of our common stock, the holders of at least 51% of the eligible securities then outstanding may, on one occasion only, demand in writing that we, at our expense and subject to

--------------------------------------------------------------------------------
 60

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

   certain limitations, file a registration statement covering the sale of those securities. At the request of the holders of a majority of the securities to be registered, the method of disposition of the securities will be an underwritten public offering. We will select the managing underwriter of any public offering.

+ PIGGYBACK REGISTRATION RIGHTS: From and after the date on which one year has elapsed from the date we first consummate a public offering of our common stock, each time we determine to proceed with the actual preparation and filing of a registration statement other than certain limited purpose registration statements, we will give written notice of our determination to all record holders of eligible securities, who will have the right to include those securities in the registration statement, subject to certain conditions and restrictions.

+ S-3 REGISTRATION RIGHTS: At any time one year or more after the effective date of an initial public offering, and provided that we qualify for use of the relevant form, holders of a majority of the outstanding eligible securities may request, on one occasion only, that we file at our expense subject to certain limitations, a registration statement on Form S-3 covering the sale of the eligible securities.

The holders of warrants to purchase a total of 2,397,959 shares of our common stock have rights to require us to include those shares in any registration statement, other than a registration statement filed in connection with an initial public offering, that we file prior to the expiration date of the relevant warrant. These rights include the right to require us to use our best efforts to qualify the warrant shares for sale in the states any warrantholder designates. We will bear the entire cost and expense of any registration like this other than the fees of counsel for the warrantholders and any registration fees, transfer taxes or underwriting discounts or commissions applicable to the warrant shares.

ANTI-TAKEOVER PROVISIONS

As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203, subject to certain exemptions, prohibits a Delaware corporation from engaging in any of a broad range of "business combinations" and "control share acquisitions" involving an "interested" stockholder, or any affiliate or associate of such interested stockholder, for a period of three years following the date that such stockholder became an interested stockholder, unless:

+ prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

+ upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding, for purposes of determining the number of shares outstanding, those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

+ on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of discouraging, delaying, deferring or preventing a change in control of Stockpoint.

Our amended and restated certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class serving a staggered three-year term. The number of directors is fixed by resolution of the board of directors consisting of at least three but not more than 11 directors. The size of our board is currently fixed at four members. Unless a change in the size of the board is approved by a majority of the entire board of directors, any increase or decrease in the number of directors must be approved by holders of at least 75% of the outstanding common stock. Newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office and any other vacancy may be filled by a majority of remaining directors then in office or a sole remaining director.

As a result of the classification of our board of directors, approximately one-third of the members of our board of directors will be elected each year. When coupled with the provision of our amended and restated certification of incorporation authorizing the board of directors to fill newly-created directorships or vacancies and increase the size of the board up to 11, these provisions may prevent stockholders from removing incumbent directors and simultaneously gaining control of the board by filling vacancies created by the removals with their own nominees. The amendment of the provisions relating to the structure and classification of our board of directors would require approval by holders of at least 75% of the outstanding common stock.

LISTING

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "STKP."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be Norwest Bank Minnesota, National Association.

--------------------------------------------------------------------------------
 62

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. We cannot make any predictions regarding the effect, if any, that future sales of substantial amounts of our common stock, or the perception that those sales might occur, could have on the market price for our common stock. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price. These factors could also make it more difficult for us to raise additional equity capital in the future.

Upon completion of this offering, we will have outstanding a total of 11,178,239 shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares and no exercise of outstanding options and warrants. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 6,178,239 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, rules that are summarized below. 6,171,114 of the shares held by existing stockholders were acquired more than two years ago. Subject to the lock-up agreements described below, all of those shares, except shares held by persons who are "affiliates" of Stockpoint under SEC rules, will be eligible for immediate sale in the public markets under Rule 144(k). The remaining 7,125 shares will become eligible for resale 90 days after the effective date of this offering under Rule 701.

LOCK-UP AGREEMENTS


Our directors, executive officers, five percent stockholders and most other holders of our common stock, options and warrants have entered into "lock-up" agreements providing that they will not sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC. Although UBS Warburg LLC may release the shares subject to the lock-up agreements in whole or in part at any time, we understand that it has no current plan to do so.


RULE 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

+ 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

+ the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS


The holders of 1,369,668 shares of our common stock and holders of warrants to purchase an aggregate of 2,503,517 shares of our common stock have various rights with respect to the registration of their shares under the Securities Act. Registration of these shares would result in their becoming freely tradeable without restriction, except for shares purchased by affiliates. See "Description of Capital Stock--Registration Rights."


STOCK OPTIONS

After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares of common stock issuable under our stock option plans. See "Management--Stock Option Plans." This Form S-8 registration statement is expected to be become effective immediately upon filing and shares covered by that registration statement will then be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

--------------------------------------------------------------------------------
 64

--------------------------------------------------------------------------------

Underwriting


Stockpoint and the underwriters for the offering named below have entered into an underwriting agreement. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, William Blair & Company, L.L.C. and Roth Capital Partners, Inc. are the representatives of the underwriters.



UNDERWRITERS                                                  NUMBER OF SHARES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................
William Blair & Company, L.L.C. ............................
Roth Capital Partners, Inc..................................
                                                              ----------------
     Total..................................................         5,000,000
                                                              ================


If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 750,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 750,000 shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per Share...................................................    $              $
     Total..................................................    $              $


We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $650,000.


Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, each of our directors, executive officers and certain of our stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of common stock being offered for sale to our customers, business partners and other parties, including our employees. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated between us and the representatives. The principal factors to be considered in determining the initial public offering price include:

+ the information set forth in this prospectus and otherwise available to the representatives;

+  the history and the prospects for the industry in which we compete;

+  the ability of our management;

+ our prospects for future earnings, the present state of our development and our current financial position;

+ the general condition of the securities markets at the time of this offering; and

+ the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering.

Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

In April 2000, we entered into an agreement with Dain Rauscher Wessels under which Dain Rauscher agreed to provide financial advisory and investment banking services to us. Under the terms of this agreement, we will be required to pay $250,000 to Dain Rauscher upon completion of this offering.

--------------------------------------------------------------------------------
 66

--------------------------------------------------------------------------------

Legal matters

Dorsey & Whitney LLP, Minneapolis, Minnesota, will pass upon the validity of the issuance of shares of common stock offered by this prospectus for Stockpoint. Dewey Ballantine LLP, New York, New York will pass upon various legal matters in connection with the offering for the underwriters.

Experts

The consolidated financial statements of Stockpoint as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules that are another part of the registration statement. In particular, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each case we refer you to the copy of that contract or other document to the extent filed as an exhibit to the registration statement for a more complete description. For further information on Stockpoint and our common stock, you should review the registration statement, including exhibits and schedules.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available on the SEC's web site at http://www.sec.gov.


Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC. These documents will be available for inspection and copying as described above.


We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
------------------------------------------------------------------
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and June 30, 2000 (unaudited).............................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999 and for the six months
  ended June 30, 1999 and 2000 (unaudited)..................  F-5
Consolidated Statements of Stockholders' (Deficiency) for
  the Years Ended December 31, 1997, 1998 and 1999 and for
  the six months ended June 30, 2000 (unaudited)............  F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999 and for the six months
  ended June 30, 1999 and 2000 (unaudited)..................  F-7
Notes to Consolidated Financial Statements..................  F-8

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Stockpoint, Inc.:

We have audited the accompanying consolidated balance sheets of Stockpoint, Inc. (formerly Neural Applications Corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stockpoint, Inc. and subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, the Company discontinued the operations of its metals segment on May 28, 1999, when it sold the technology and operational assets of the metals segment. The gain on sale and results prior to the sale are included in discontinued operations in the accompanying consolidated financial statements.

                                          /s/ DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa
February 8, 2000
(July 20, 2000 as to Note 15)

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                                DECEMBER 31,           JUNE 30,
                                                             1998          1999          2000
-------------------------------------------------------------------------------------------------
                                                                                      (unaudited)
ASSETS (NOTES 2 AND 9)
CURRENT ASSETS:
  Cash and cash equivalents...........................      $221,098    $2,203,623     $2,403,390
  Accounts receivable, less allowance for doubtful
     accounts of $58,208 for 1998, $150,000 for 1999
     and $150,000 for 2000............................     1,118,310     1,859,852      2,702,780
  Prepaid expenses and other assets...................       146,323       247,201        564,160
  Net current assets of discontinued operations (Note
     13)..............................................       804,201            --             --
                                                          ----------    ----------    -----------
     Total current assets.............................     2,289,932     4,310,676      5,670,330
                                                          ----------    ----------    -----------
SOFTWARE, EQUIPMENT AND FURNITURE:
  Purchased software..................................       214,473       322,665        454,437
  Equipment...........................................     1,388,863     1,886,301      2,123,253
  Furniture and fixtures..............................        56,360        67,227         96,599
                                                          ----------    ----------    -----------
     Total............................................     1,659,696     2,276,193      2,674,289
  Less accumulated depreciation.......................      (571,133)     (929,071)    (1,154,121)
                                                          ----------    ----------    -----------
  Software, equipment and furniture, net..............     1,088,563     1,347,122      1,520,168
                                                          ----------    ----------    -----------
OTHER ASSETS:
  Software development costs, less accumulated
     amortization of $191,654 for 1998, $204,519 for
     1999 and $220,299 for 2000 (Note 1)..............        28,645        15,780             --
  Deferred development costs..........................            --            --        332,953
  Deferred offering costs.............................            --            --        228,945
  Deferred financing costs, less accumulated
     amortization of $108,865 for 1998, $215,512 for
     1999 and $301,778 for 2000.......................       387,207       415,560        329,294
                                                          ----------    ----------    -----------
     Total other assets...............................       415,852       431,340        891,192
                                                          ----------    ----------    -----------
Total.................................................    $3,794,347    $6,089,138     $8,081,690
                                                          ==========    ==========    ===========


See notes to consolidated financial statements.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------


                                                                                                         PRO FORMA
                                                                                                         (NOTE 14)
                                                                  DECEMBER 31,             JUNE 30,       JUNE 30,
                                                              1998            1999           2000           2000
--------------------------------------------------------------------------------------------------------------------
                                                                                          (unaudited)    (unaudited)
LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)
CURRENT LIABILITIES:
  Short-term debt (Notes 2 and 16)......................    $4,145,000      $1,750,000    $12,034,319
  Forgivable loan (Note 2)..............................       250,000              --             --
  Accounts payable......................................       796,370       1,566,781      2,783,531
  Deferred revenue......................................     1,498,181       2,808,181      5,517,593
  Accrued installation and warranty costs...............        46,282         296,086        391,268
  Other accrued liabilities.............................       833,956         552,451        881,901
  Customer deposits.....................................        70,314              --             --
  Current portion of long-term debt (Note 2)............            --              --         12,650
  Current portion of capital lease (Note 8).............            --           5,821         28,500
                                                          ------------    ------------   ------------
    Total current liabilities...........................     7,640,103       6,979,320     21,649,762
                                                          ------------    ------------   ------------
LONG-TERM LIABILITIES:
  Long-term debt, net of debt discount and less current
    portion (Note 2)....................................     5,900,000      10,508,421        134,633
  Capital lease, less current portion (Note 8)..........            --          28,260         96,333
                                                          ------------    ------------   ------------
    Total long-term liabilities.........................     5,900,000      10,536,681        230,966
                                                          ------------    ------------   ------------
COMMITMENTS AND CONTINGENCIES
  (Notes 2, 7, 8, 9 and 16)
STOCKHOLDERS' (DEFICIENCY) (Note 11):
Preferred stock, no par value; 5,000,000 shares
  authorized:
  Convertible Series A Preferred Stock, 320,000 shares
    issued at December 31, 1998 and 1999 and June 30,
    2000 ($2,000,000 liquidation value, convertible into
    750,000 shares of common stock) (Note 4), no pro
    forma shares outstanding............................     1,965,991       1,965,991      1,965,991            $--
  Convertible Series B Preferred Stock, 282,720 shares
    issued at December 31, 1998 and 1999 and June 30,
    2000 ($1,767,000 liquidation value, convertible into
    662,625 shares of common stock) (Note 4), no pro
    forma shares outstanding............................     1,733,639       1,733,639      1,733,639             --
  Convertible Series C Preferred Stock, 773,254 shares
    issued at December 31, 1998 and 1999 and June 30,
    2000 ($6,968,988 liquidation value, convertible into
    1,369,812 shares of common stock) (Note 4), no pro
    forma shares outstanding............................     5,455,319       5,455,319      5,455,319             --
Common stock, $.01 par value per share; 75,000,000
  shares authorized; 3,194,552, 3,264,177 and 3,395,802
  shares issued at December 31, 1998 and 1999 and June
  30, 2000, respectively (Note 5 and 15), 6,178,239 pro
  forma shares outstanding..............................        31,946          32,642         33,959         61,782
Common stock warrants (Note 7)..........................            --         819,868      1,676,598      1,676,598
Additional paid-in capital..............................     2,599,110       3,864,739      3,800,530     12,927,656
Deferred compensation (Note 6)..........................    (1,594,755)     (2,194,978)    (1,682,379)    (1,682,379)
Accumulated deficit.....................................   (19,937,006)    (23,104,083)   (26,782,695)   (26,782,695)
                                                          ------------    ------------   ------------   ------------
    Total stockholders' (deficiency)....................    (9,745,756)    (11,426,863)   (13,799,038)  $(13,799,038)
                                                          ------------    ------------   ------------   ============
Total...................................................    $3,794,347      $6,089,138     $8,081,690
                                                          ============    ============   ============


See notes to consolidated financial statements.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                        SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                        1997          1998          1999          1999          2000
------------------------------------------------------------------------------------------------------------------------
                                                                                                      (unaudited)
CONTINUING OPERATIONS:
  REVENUES (Note 10)...............................   $1,427,908    $2,177,946    $6,829,869    $2,438,609    $6,467,852
  COST OF REVENUES (excluding deferred compensation
    of $86,257 for 1998, $124,337 for 1999, $35,419
    for June 30, 1999 and $30,481 for June 30,
    2000)..........................................      308,608       764,965     2,289,881       913,882     3,078,951
                                                     -----------   -----------   -----------   -----------   -----------
  GROSS PROFIT.....................................    1,119,300     1,412,981     4,539,988     1,524,727     3,388,901
                                                     -----------   -----------   -----------   -----------   -----------
  OPERATING EXPENSES:
    Research and development (excluding deferred
      compensation of $61,176 for 1998, $114,005
      for 1999, $73,074 for June 30, 1999 and
      $62,887 for June 30, 2000)...................    1,057,071     1,101,471     1,637,150       606,149     1,909,530
    Sales and marketing (excluding deferred
      compensation of $58,229 for 1998, $137,552
      for 1999, $32,134 for June 30, 1999 and
      $27,655 for June 30, 2000)...................      752,675     1,566,030     1,590,899       684,593     2,084,751
    General and administrative (excluding deferred
      compensation of $460,608 for 1998, $236,408
      for 1999, $233,773 for June 30, 1999 and
      $201,184 for June 30, 2000)..................    2,556,730     3,523,006     3,588,977     1,577,940     2,038,378
    Deferred compensation (Note 6).................           --       666,270       612,302       374,400       322,207
                                                     -----------   -----------   -----------   -----------   -----------
      Total operating expenses.....................    4,366,476     6,856,777     7,429,328     3,243,082     6,354,866
                                                     -----------   -----------   -----------   -----------   -----------
  OPERATING LOSS FROM CONTINUING OPERATIONS........   (3,247,176)   (5,443,796)   (2,889,340)   (1,718,355)   (2,965,965)
  OTHER EXPENSE, PRIMARILY INTEREST................     (688,525)     (784,546)   (1,058,545)     (438,823)     (946,247)
                                                     -----------   -----------   -----------   -----------   -----------
  LOSS FROM CONTINUING OPERATIONS..................   (3,935,701)   (6,228,342)   (3,947,885)   (2,157,178)   (3,912,212)
DISCONTINUED OPERATIONS (Note 13):
  Income (loss) from operations....................     (405,722)     (356,946)      347,675       347,675            --
  Gain on disposition..............................           --            --       433,133       433,133            --
                                                     -----------   -----------   -----------   -----------   -----------
LOSS BEFORE EXTRAORDINARY ITEM.....................   (4,341,423)   (6,585,288)   (3,167,077)   (1,376,370)   (3,912,212)
GAIN ON EXTINGUISHMENT OF DEBT (Note 2)............           --            --            --            --       233,600
                                                     -----------   -----------   -----------   -----------   -----------
NET LOSS...........................................   (4,341,423)   (6,585,288)   (3,167,077)   (1,376,370)   (3,678,612)
CUMULATIVE DIVIDENDS ON PREFERRED STOCK............      (40,266)     (409,418)     (412,918)     (206,458)     (206,458)
                                                     -----------   -----------   -----------   -----------   -----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS.........  $(4,381,689)  $(6,994,706)  $(3,579,995)  $(1,582,828)  $(3,885,070)
                                                     ===========   ===========   ===========   ===========   ===========
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE --
  HISTORICAL:
    Loss from continuing operations................       $(1.27)       $(2.10)       $(1.35)       $(0.74)       $(1.25)
    Income (loss) from discontinued operations.....        (0.13)        (0.11)         0.24          0.24            --
                                                     -----------   -----------   -----------   -----------   -----------
    Loss before extraordinary item.................        (1.40)        (2.21)        (1.11)        (0.50)        (1.25)
    Gain on extinguishment of debt.................           --            --            --            --          0.07
                                                     -----------   -----------   -----------   -----------   -----------
    Net loss.......................................       $(1.40)       $(2.21)       $(1.11)       $(0.50)       $(1.18)
                                                     ===========   ===========   ===========   ===========   ===========
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE --
  PRO FORMA (UNAUDITED) (Note 14):
    Loss from continuing operations................                                   $(0.66)                     $(0.65)
    Income from discontinued operations............                                     0.13                          --
                                                                                 -----------                 -----------
    Loss before extraordinary item.................                                    (0.53)                      (0.65)
    Gain on extinguishment of debt.................                                       --                        0.04
                                                                                 -----------                 -----------
    Net loss.......................................                                   $(0.53)                     $(0.61)
                                                                                 ===========                 ===========


See notes to consolidated financial statements.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY)
Years Ended December 31, 1997, 1998 and 1999 and Six Months Ended June 30, 2000 (unaudited)

                                   SUBSIDIARY  CONVERTIBLE  CONVERTIBLE  CONVERTIBLE
                                    SERIES A    SERIES A     SERIES B     SERIES C               COMMON     ADDITIONAL
                                   PREFERRED    PREFERRED    PREFERRED    PREFERRED   COMMON     STOCK       PAID-IN
                                     STOCK        STOCK        STOCK        STOCK      STOCK    WARRANTS     CAPITAL
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996......   $100,000   $1,965,991   $1,733,639          $--  $31,346         $--     $108,285
Issuance of 694,618 shares of
 Convertible Series C Preferred
 Stock, net of issue costs of
 $414,684.........................         --           --           --    4,885,316       --          --           --
Redemption of subsidiary Series A
 Preferred Stock..................   (100,000)          --           --           --       --          --           --
Net loss..........................         --           --           --           --       --          --           --
                                   ----------  -----------  -----------  -----------  -------  ----------   ----------
Balance at December 31, 1997......         --    1,965,991    1,733,639    4,885,316   31,346          --      108,285
Issuance of 78,636 shares of
 Convertible Series C Preferred
 Stock, net of issue costs of
 $29,997..........................         --           --           --      570,003       --          --           --
Deferred compensation.............         --           --           --           --       --          --    2,491,425
Amortization of deferred
 compensation (including $230,400
 allocated to discontinued
 operations)......................         --           --           --           --       --          --           --
Cashless exercise of warrants for
 60,000 shares of common stock....         --           --           --           --      600          --         (600)
Net loss..........................         --           --           --           --       --          --           --
                                   ----------  -----------  -----------  -----------  -------  ----------   ----------
Balance at December 31, 1998......         --    1,965,991    1,733,639    5,455,319   31,946          --    2,599,110
Issuance of 7,125 shares of common
 stock............................         --           --           --           --       70          --        4,680
Deferred compensation.............         --           --           --           --       --          --    1,261,575
Amortization of deferred
 compensation (including $49,050
 allocated to discontinued
 operations)......................         --           --           --           --       --          --           --
Issuance of common stock
 warrants.........................         --           --           --           --       --     819,868           --
Cashless exercise of warrants for
 62,501 shares of common stock....         --           --           --           --      626          --         (626)
Net loss..........................         --           --           --           --       --          --           --
                                   ----------  -----------  -----------  -----------  -------  ----------   ----------
Balance at December 31, 1999......         --    1,965,991    1,733,639    5,455,319   32,642     819,868    3,864,739
Deferred compensation
 (unaudited)......................         --           --           --           --       --          --     (190,392)
Amortization of deferred
 compensation (unaudited).........         --           --           --           --       --          --           --
Issuance of common stock warrants
 (unaudited)......................         --           --           --           --       --     856,730           --
Cashless exercise of warrants for
 83,813 shares of common stock
 (unaudited)......................         --           --           --           --      838          --         (838)
Exercise of warrants for 47,812
 shares of common stock
 (unaudited)......................         --           --           --           --      479          --      127,021
Net loss (unaudited)..............         --           --           --           --       --          --           --
                                   ----------  -----------  -----------  -----------  -------  ----------   ----------
Balance at June 30, 2000
 (unaudited)......................        $--   $1,965,991   $1,733,639   $5,455,319  $33,959  $1,676,598   $3,800,530
                                   ==========  ===========  ===========  ===========  =======  ==========   ==========


                                      DEFERRED    ACCUMULATED
                                    COMPENSATION    DEFICIT
----------------------------------  --------------------------
Balance at December 31, 1996......           $--   $(9,010,295)
Issuance of 694,618 shares of
 Convertible Series C Preferred
 Stock, net of issue costs of
 $414,684.........................            --            --
Redemption of subsidiary Series A
 Preferred Stock..................            --            --
Net loss..........................            --    (4,341,423)
                                    ------------  ------------
Balance at December 31, 1997......            --   (13,351,718)
Issuance of 78,636 shares of
 Convertible Series C Preferred
 Stock, net of issue costs of
 $29,997..........................            --            --
Deferred compensation.............    (2,491,425)           --
Amortization of deferred
 compensation (including $230,400
 allocated to discontinued
 operations)......................       896,670            --
Cashless exercise of warrants for
 60,000 shares of common stock....            --            --
Net loss..........................            --    (6,585,288)
                                    ------------  ------------
Balance at December 31, 1998......    (1,594,755)  (19,937,006)
Issuance of 7,125 shares of common
 stock............................            --            --
Deferred compensation.............    (1,261,575)           --
Amortization of deferred
 compensation (including $49,050
 allocated to discontinued
 operations)......................       661,352            --
Issuance of common stock
 warrants.........................            --            --
Cashless exercise of warrants for
 62,501 shares of common stock....            --            --
Net loss..........................            --    (3,167,077)
                                    ------------  ------------
Balance at December 31, 1999......    (2,194,978)  (23,104,083)
Deferred compensation
 (unaudited)......................       190,392            --
Amortization of deferred
 compensation (unaudited).........       322,207            --
Issuance of common stock warrants
 (unaudited)......................            --            --
Cashless exercise of warrants for
 83,813 shares of common stock
 (unaudited)......................            --            --
Exercise of warrants for 47,812
 shares of common stock
 (unaudited)......................            --            --
Net loss (unaudited)..............            --    (3,678,612)
                                    ------------  ------------
Balance at June 30, 2000
 (unaudited)......................   $(1,682,379) $(26,782,695)
                                    ============  ============

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                            SIX MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                      JUNE 30,
                                                             1997           1998           1999           1999           2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.............................................    $(4,341,423)   $(6,585,288)   $(3,167,077)   $(1,376,370)   $(3,678,612)
 Adjustments to reconcile net loss to net cash flows
   from operating activities of continuing operations:
   (Income) loss from discontinued operations.........        405,722        356,946       (347,675)      (347,675)            --
   Gain on disposition of discontinued operations.....             --             --       (433,133)      (433,133)            --
   Depreciation and amortization......................        243,187        361,495        521,015        218,559        711,627
   Gain on extinguishment of debt.....................             --             --             --             --       (233,600)
   Noncash expense related to stock options and
     warrants.........................................             --        896,670        858,810        337,200        379,208
 Net changes in assets and liabilities:
   Accounts receivable................................        (66,648)      (508,159)      (741,542)        65,407       (842,928)
   Prepaid expenses and other assets..................        (81,581)        (6,477)         9,953        (16,436)      (316,959)
   Deferred development costs.........................             --             --             --             --       (332,953)
   Accounts payable...................................        136,874        404,099        770,411         27,815      1,216,750
   Deferred revenue...................................        133,137        900,954      1,310,000        (20,302)     2,709,412
   Accrued liabilities and customer deposits..........        (60,808)       388,846       (102,015)       896,085        514,632
                                                          -----------    -----------    -----------    -----------    -----------
     Net cash flows from operating activities of
       continuing operations..........................     (3,631,540)    (3,790,914)    (1,321,253)      (648,850)       126,577
     Net cash flows from discontinued operations......       (407,746)      (727,083)       835,009        835,009             --
                                                          -----------    -----------    -----------    -----------    -----------
     Net cash flows from operating activities.........     (4,039,286)    (4,517,997)      (486,244)       186,159        126,577
                                                          -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for software, equipment and furniture...       (477,919)      (749,923)      (623,487)      (136,579)      (352,403)
 Expenditures for software development costs..........             --        (38,597)            --             --             --
 Proceeds from sale of discontinued operations........             --             --        750,000        750,000             --
                                                          -----------    -----------    -----------    -----------    -----------
     Net cash flows from investing activities.........       (477,919)      (788,520)       126,513        613,421       (352,403)
                                                          -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings under bank lines of
   credit.............................................             --      5,055,000      2,475,000             --      5,855,000
 Payments on borrowings under bank lines of credit....     (5,510,000)      (910,000)            --             --     (5,360,000)
 Proceeds from borrowings under note payable..........             --             --             --             --         45,200
 Payments on borrowings under note payable............             --             --             --             --         (4,317)
 Payments on capital lease............................             --             --         (2,494)            --         (8,845)
 Payments for bank line of credit fees................             --             --       (135,000)            --             --
 Payments for deferred offering costs.................             --             --             --             --       (228,945)
 Payments for issuance costs of debentures............       (411,575)       (29,997)            --             --             --
 Payments for issuance costs of preferred stock.......       (414,684)       (29,997)            --             --             --
 Proceeds from issuance of Convertible Series C
   Preferred Stock....................................      5,300,000        600,000             --             --             --
 Proceeds from issuance of debentures.................      5,300,000        600,000             --             --             --
 Proceeds from issuance of common stock...............             --             --          4,750          3,000        127,500
 Redemption of subsidiary Series A Preferred Stock....       (100,000)            --             --             --             --
                                                          -----------    -----------    -----------    -----------    -----------
     Net cash flows from financing activities.........      4,163,741      5,285,006      2,342,256          3,000        425,593
                                                          -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..........................................       (353,464)       (21,511)     1,982,525        802,580        199,767
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......        596,073        242,609        221,098        221,098      2,203,623
                                                          -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............       $242,609       $221,098     $2,203,623     $1,023,678     $2,403,390
                                                          ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash paid during the period for interest.............       $699,021       $663,110       $936,018            $--       $489,763
                                                          ===========    ===========    ===========    ===========    ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
 Equipment purchased by capital lease.................            $--            $--        $36,575            $--        $99,597
 Issuance of common stock warrants for consulting
   services...........................................             --             --        279,868             --         57,000
 Issuance of common stock warrants in connection with
   bank line of credit................................             --             --        540,000             --        799,730


See notes to consolidated financial statements.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
In July 1999, Neural Applications Corporation amended its certificate of incorporation to change its name to Stockpoint, Inc. (which individually or collectively with its wholly-owned subsidiary discussed below is referred to herein as the "Company"). The Company operates in a single business segment. The Company is a provider of financial information and market analysis components for Internet web sites. The Company integrates sophisticated financial content and applications to provide its clients customized web sites that the Company hosts. In doing so, the Company enables organizations such as brokerages, commercial and investment banks, mutual funds, 401(k) plans, portals and media companies to outsource essential web site functionality. The Company also engages in projects to provide data mining applications and financial services consulting to businesses related to their Internet web sites.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Stockpoint, Inc. and its wholly-owned subsidiary. Prior to June 1999, such subsidiary was Ethos Corporation, which was acquired by the Company on March 6, 1997 (see Note 11). In June 1999, Ethos Corporation was merged into the Company. Simultaneously, certain assets were contributed to a newly formed subsidiary named Neural, Inc. Intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has had recurring operating losses since inception, which has resulted in an accumulated deficit of $23,104,083 at December 31, 1999. Management is continuing its efforts to market the Company's existing products and services and develop new products and services to enable the Company to achieve a revenue base that can support its operations. Management believes that existing capital resources and financing available under the Company's line of credit will be adequate to satisfy minimum capital requirements for at least twelve months.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the allowance for doubtful accounts and accrued installation and warranty costs.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of accounts receivable, accounts payable, customer deposits, and notes payable approximate the carrying values of the instruments due to the short-term maturities of such instruments or, for long-term notes payable, due to no significant change in interest rates since their issuance.

CONCENTRATION OF CREDIT RISK
The Company's financial instruments that are subject to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable which are generally not collateralized. The Company's policy is to place its cash and cash equivalents with high credit quality financial institutions

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) in order to limit the amount of credit exposure. The Company's trade accounts receivable are primarily with customers in the financial services industry. The Company maintains allowances for probable credit losses.

CONCENTRATION OF SOURCES OF CONTENT
The Company obtains financial data and information, such as stock pricing information, financial news, and research information, from a limited number of content providers through nonexclusive contractual relationships with terms that usually range from one to two years. The Company may not be able to renew these contracts on favorable terms or a change in content providers could cause significant service disruptions which would adversely affect the business.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include interest earning deposits with original maturities of ninety days or less.

PURCHASED SOFTWARE, EQUIPMENT, AND FURNITURE
Purchased software, equipment, and furniture are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives (three to five years) of the related assets. The Company reviews such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

SOFTWARE DEVELOPMENT COSTS
Software development costs for products and significant product enhancements incurred subsequent to the establishment of their technological feasibility and prior to their general release to customers are capitalized. The ultimate recovery of the costs is dependent on the Company's ability to successfully complete the products or enhancements under development and to achieve a level of market acceptance, which will generate revenues and profits in amounts sufficient to permit such recovery. The Company evaluates the recoverability of capitalized software development costs by project on a periodic basis.

The Company begins amortizing software development costs when the products and product enhancements are released to customers. Amortization expense was $55,064, $29,948 and $12,865 for the years ended December 31, 1997, 1998 and
1999, respectively. Capitalized software development costs are amortized pro rata based upon revenue earned over total anticipated revenue from the related products or product enhancement or straight-line over three years, whichever method results in the greatest amortization expense.

DEFERRED OFFERING COSTS
Incremental costs directly attributable to the Company's planned initial public offering of its common stock have been deferred and will be offset against the proceeds of the offering.

DEFERRED FINANCING COSTS
Incremental costs directly attributable to the Company's line of credit agreement and private placement offering of debentures have been deferred and are being amortized as interest expense over the life of the line of credit agreement and debentures, respectively.

PRODUCT SUPPORT AND WARRANTY COSTS
Estimated costs anticipated to be incurred during the product support and warranty period related to the Company's discontinued metals segment (see Note
13) was accrued when revenue from the system

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) sale was recognized. The Company remains liable for such costs for systems sold prior to the sale of the metals segment.

REVENUE RECOGNITION AND DEFERRED REVENUE
Revenues from Internet advertising, license, and maintenance and support agreements are recognized ratably over the periods of the agreements. Revenues from services for projects and Internet development agreements are recognized as project or development time is incurred. Deferred revenue represents amounts billed to customers as permitted by the agreements which have not yet been recognized as revenue.

The staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101") in December 1999. SAB 101 summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The application of SAB 101 to revenue recognition for development fees that are negotiated with and essential to the functionality of the license agreement would have had an immaterial effect on the Company's financial statements as of December 31, 1999. The Company has applied SAB 101 to such development fees on a prospective basis. The Company, beginning January 1, 2000, defers development fees, and the related costs, that are negotiated with and essential to the functionality of the license agreement and recognizes the revenues and related costs ratably over the license period.

DEBT DISCOUNT
Original issue debt discount associated with the value assigned to detachable common stock warrants issued in connection with the Company's lines of credit is being amortized as interest expense over the life of the line of credit agreements.

INCOME TAXES
Deferred income taxes are provided to recognize the tax effect of temporary differences between the basis of assets and liabilities for tax and financial statement purposes. A valuation allowance is provided to reduce deferred tax assets to the amount considered realizable.

STOCK BASED COMPENSATION
The Company measures stock-based compensation cost with employees as the excess of the fair value of the Company's common stock at date of grant over the amount the employee must pay for the stock. The Company measures stock-based compensation with other than employees as the fair value of the goods or services received or the fair value of the equity instrument issued, whichever is more reliably measurable.

If compensation cost for stock option grants to employees had been determined based on fair value at the grant dates consistent with the method prescribed by Statement of Financial Accounting Standards

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
No. 123, "Accounting for Stock Based Compensation," the Company's net loss applicable to common stockholders and net loss per share would have been the pro forma amounts indicated below:

                                                                          YEAR ENDED DECEMBER 31,
                                                           1997           1998           1999
-------------------------------------------------------------------------------------------------
Net loss applicable to common stockholders:
  As reported.......................................    $(4,381,689)   $(6,994,706)   $(3,579,995)
  Pro forma.........................................     (4,442,009)    (7,018,879)    (3,651,326)
Net loss per common share:
  As reported.......................................         $(1.40)        $(2.21)        $(1.11)
  Pro forma.........................................          (1.42)         (2.22)         (1.14)

The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: seven year expected life of option; stock volatility of zero; risk-free interest rates of 6.25%, 5.5% and 6.0% in 1997, 1998 and 1999, respectively; and no dividends during the expected term. The pro forma amounts for compensation cost may not be indicative of the effects on net loss applicable to common stockholders and net loss per common share for future years.

NET LOSS PER COMMON SHARE INFORMATION
The Company's net loss per common share is based upon the weighted average number of common shares outstanding during the periods presented. Equivalent shares in the form of convertible preferred

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) stock, stock options and warrants are excluded from the calculation since they are antidilutive. The Company's net loss per common share is calculated as follows:


                                                         YEARS ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                             1997          1998          1999          1999          2000
-------------------------------------------------------------------------------------------------------------
                                                                                                  (unaudited)
Loss from continuing operations.........  $(3,935,701)  $(6,228,342)  $(3,947,885)  $(2,157,178)  $(3,912,212)
Cumulative dividends on preferred
  stock.................................      (40,266)     (409,418)     (412,918)     (206,458)     (206,458)
                                          -----------   -----------   -----------   -----------   -----------
Loss from continuing operations
  applicable to common stockholders.....   (3,975,967)   (6,637,760)   (4,360,803)   (2,363,636)   (4,118,670)
Income (loss) from discontinued
  operations............................     (405,722)     (356,946)      780,808       780,808            --
                                          -----------   -----------   -----------   -----------   -----------
Loss before extraordinary item..........   (4,381,689)   (6,994,706)   (3,579,995)   (1,582,828)   (4,118,670)
Gain on extinguishment of debt..........           --            --            --            --       233,600
                                          -----------   -----------   -----------   -----------   -----------
Net loss applicable to common
  stockholders..........................  $(4,381,689)  $(6,994,706)  $(3,579,995)  $(1,582,828)  $(3,885,070)
                                          ===========   ===========   ===========   ===========   ===========
Basic and diluted loss per common share:
  Loss from continuing operations.......       $(1.27)       $(2.10)       $(1.35)       $(0.74)       $(1.25)
  Income (loss) from discontinued
    operations..........................        (0.13)        (0.11)         0.24          0.24            --
                                          -----------   -----------   -----------   -----------   -----------
  Loss before extraordinary item........        (1.40)        (2.21)        (1.11)        (0.50)        (1.25)
  Gain on extinguishment of debt........           --            --            --            --          0.07
                                          -----------   -----------   -----------   -----------   -----------
  Net loss..............................       $(1.40)       $(2.21)       $(1.11)       $(0.50)       $(1.18)
                                          ===========   ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding...........................    3,134,552     3,160,359     3,212,106     3,194,831     3,283,247
                                          ===========   ===========   ===========   ===========   ===========
Potential common shares excluded from
  per share computation because they
  were antidilutive:
    Convertible preferred stock.........    2,454,552     2,660,910     2,758,200     2,681,097     2,782,437
    Options.............................      633,225       882,975     2,478,450     1,274,100     2,852,550
    Warrants............................    2,530,125     3,280,334     2,715,958     3,325,334     2,726,959
                                          -----------   -----------   -----------   -----------   -----------
    Total...............................    5,617,902     6,824,219     7,952,608     7,280,531     8,361,946
                                          ===========   ===========   ===========   ===========   ===========


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The recognition of gains or losses resulting from changes in the values of derivatives is based on the use of each derivative instrument and whether it qualifies for hedge accounting. SFAS No. 137 deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company has not yet determined the effect of SFAS No. 133 on the consolidated financial statements.

SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" is not applicable to the Company's operations.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
RECLASSIFICATION
Certain reclassifications have been made to prior years amounts to conform with the current period presentation.

UNAUDITED INTERIM FINANCIAL STATEMENTS
The interim consolidated financial statements and the related information in the notes as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. Such interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position, the results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.


2.  NOTES PAYABLE


Notes payable are summarized as follows:

                                                               DECEMBER 31,          JUNE 30,
                                                            1998         1999          2000
-----------------------------------------------------------------------------------------------
                                                                                    (unaudited)
Debentures, 8.75%, due September 30, 2002,
  collateralized by irrevocable letters of credit to
  pay principal and accrued interest in an amount equal
  to 107% of the principal amount of the debentures,
  waiver of collateral violation with bank providing
  the irrevocable letters of credit only exists through
  June 30, 2001 as discussed below.....................  $5,900,000    $5,900,000   $5,900,000
Prior lines of credit, 8.25%, restructured to notes
  payable in December 1999.............................   4,145,000            --           --
Notes payable to banks, interest rate at prime (8.5% at
  December 31, 1999), $1,145,000 due June 30, 2001 and
  $3,000,000 due November 2, 2002, waiver of collateral
  violation with banks only exists through June 30,
  2001 as discussed below..............................          --     4,145,000    4,145,000
Lines of credit, interest rate at prime (8.5% at
  December 31, 1999), due June 30, 2001, collateralized
  by substantially all of the Company's assets.........          --     2,475,000    2,970,000
Note payable to the Iowa Department of Economic
  Development, forgivable loan, 6%, see repayment terms
  below, collateralized by certain software, equipment
  and furnishings, and accounts receivable.............     250,000       250,000      106,400
Note payable, 8%, due January 25, 2005, collateralized
  by equipment.........................................          --            --       40,883
Unamortized debt discount..............................          --      (511,579)    (980,681)
                                                         ----------   -----------   ----------
Total notes payable, net of discount...................  10,295,000    12,258,421   12,181,602
Less current portion...................................   4,395,000     1,750,000   12,046,969
                                                         ----------   -----------   ----------
Long-term debt, net of discount........................  $5,900,000   $10,508,421     $134,633
                                                         ==========   ===========   ==========

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The Company's debentures are due earlier, at the Company's option, if the Company completes a public offering of its common stock at a price of at least $5.33 per share and generates net proceeds of at least $15,000,000. The debentures also prohibit the Company from pledging any of its existing assets to collateralize any indebtedness without the consent of a majority of the holders of the debentures. During 1999, the Company obtained a waiver from the debenture holders which allows the Company to pledge up to $3,000,000 of Company assets.

The irrevocable letters of credit related to the debentures and the prior lines of credit, which were restructured to notes payable as discussed below, are collateralized by a pledge of marketable securities held by the Company's former chairman of the Board of Directors and chief executive officer. The lenders alleged that the marketable securities were counterfeit and in December 1998 informed the Company that the Company would not be able to borrow any additional amounts available under the lines of credit. Due to the uncertainty regarding the validity of the pledge, the Company classified the borrowings under the lines of credit as current at December 31, 1998.

On December 3, 1999 the lines of credit were terminated and the balances outstanding were restructured to notes payable. Under the terms of the restructuring agreement, the lenders agreed to waive any events of default existing on December 3, 1999 under the lines of credit and the irrevocable letters of credit related to the debentures through June 30, 2001. Accordingly, these amounts have been classified as long-term at December 31, 1999.

The notes payable require repayment and either (a) the debentures must be repaid, (b) a replacement letter of credit must be obtained or (c) cash collateral equal to 120% of the letters of credit must be provided if before June 30, 2001 the Company completes a strategic transaction. A strategic transaction is defined as an initial public offering of an equity security by the Company, a sale of substantially all of the Company's assets, or any other strategic transaction including a merger or joint venture involving a major component of the Company's business.

Covenants under the notes payable require, among others, that the Company will not incur any other debt or liens except for the new bank line of credit discussed below; not declare or pay any dividends; not redeem any capital stock; and limit annually its capital leases, capital expenditures, and salaries of certain employees to specified levels. The Company was in compliance with these covenants as of December 31, 1999.

In December 1999, the Company obtained from a bank a new $2,500,000 line of credit, which expires on June 30, 2001. A group of guarantors entered into credit support agreements with the bank as additional collateral for the line of credit. The Company granted to the guarantors warrants for the purchase of 750,000 shares of the Company's common stock at an exercise price of $5.00 per share as consideration for their credit support. The value assigned to the warrants, shown as debt discount, has been based on the estimated rate of interest that would have been required for the line of credit if the credit support had not been obtained. The warrants expire in December 2004. The warrants also provide for an adjustment to the exercise price, and the number of common shares which can be purchased, if the Company completes a public offering of its common stock pursuant to a firm commitment at a price less than $10 per share. The exercise price in such event will be adjusted to 50% of the public offering price and the number of shares of common stock which can be purchased will be equal to $3,750,000 divided by the new exercise price. The Company also granted to the guarantors the right to name one representative to the Company's Board of Directors. Covenants under the line of credit and guaranty agreements require, among others, that the Company will prepay the obligation to the extent of the proceeds from any sale of the Company's assets or any equity or debt issuance; prepay the obligation upon any consolidation, merger, or transfer of substantially all

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) assets of the Company; obtain approval before entering into capital leases above annual specified levels; and make draws under the line of credit only in accordance with the Company's cash flow budget. The Company was in compliance with these covenants as of December 31, 1999.

In January 2000, the Company repaid $1,750,000 of the balance outstanding under the line of credit as required by the cash flow budget provision of the agreement. Accordingly, this amount has been classified as a current liability at December 31, 1999.

During February 2000, the Company obtained final approval of the terms for repayment of its forgivable loan with the Iowa Department of Economic Development ("Department"). Prior to such approval, the loan was due and payable as of June 30, 1999. The Department agreed to forgive $170,000 of principal and $63,600 of accrued interest on the loan. Such amounts were recorded as gain on extinguishment of debt in the first quarter of the Company's 2000 calendar year. The remaining principal balance will be repaid, with interest at 6%, in approximately equal monthly installments during 2002 through 2004. The forgivable loan has been reclassified to long-term at December 31, 1999.

3.  INCOME TAXES

Due to the Company's history of operating losses, a valuation allowance was provided for the Company's net deferred tax asset at December 31, 1998 and 1999 and June 30, 2000 and no tax benefit was recognized for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000.

The tax effects of significant items comprising the Company's net deferred tax asset and the related valuation allowance are as follows:

                                                                      DECEMBER 31,
                                                                   1998          1999
----------------------------------------------------------------------------------------
Deferred tax assets:
Accounts receivable, net of allowance.......................       $23,200       $64,500
Inventories.................................................       568,100
Accrued vacation pay........................................        41,100        64,000
Accrued warranties..........................................        12,000       107,000
Nonqualified stock options..................................       358,100       660,700
Stock warrants..............................................                      69,500
Other accrued liabilities...................................        15,700
Accrual to cost method adjustment...........................       296,700
Net operating loss carryforward.............................     6,429,000     7,011,000
                                                                ----------    ----------
Total deferred tax assets...................................     7,743,900     7,976,700
                                                                ----------    ----------
Deferred tax liabilities:
Software development costs..................................       (16,700)       (7,300)
Fixed assets and other intangibles..........................       (36,000)     (111,200)
                                                                ----------    ----------
Total deferred tax liabilities..............................       (52,700)     (118,500)
                                                                ----------    ----------
Net deferred tax asset......................................     7,691,200     7,858,200
Valuation allowance.........................................    (7,691,200)   (7,858,200)
                                                                ----------    ----------
Net deferred tax asset recognized...........................           $--           $--
                                                                ==========    ==========

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
As of December 31, 1999, the Company has a net operating loss carryforward for federal and state income tax purposes of approximately $20,623,000. The net operating loss carryforward will expire from 2008 to 2014.

4.  PREFERRED STOCK

The Board of Directors has the authority to issue preferred stock in one or more series and to determine the price, voting powers, preferences, dividend rights, conversion rights, and other rights or restrictions without further stockholder approval.

The Company sold 320,000 shares of Series A preferred stock in April 1993 and 282,720 shares of Series B preferred stock in June 1994 at a price of $6.25 per share. The Series A and Series B preferred stock stockholders are entitled to vote with the common stock stockholders as a single class with each share of Series A and Series B preferred stock being entitled to the number of votes equal to the number of shares of common stock into which it is convertible. Each share of Series A and Series B preferred stock is convertible, at the holder's option, into 2.34375 shares of common stock. Antidilution rights also exist for the Series A and Series B preferred stock stockholders.

The Series A or Series B preferred stock will also automatically convert into common stock (a) immediately upon the closing of an initial public offering of common stock if the aggregate proceeds are greater than or equal to $5,000,000 or (b) upon approval of the holders of two-thirds or more of the outstanding Series A or Series B preferred stock. No dividends are payable on the Series A and Series B preferred stock unless the Company, in its sole discretion, declares a dividend with respect to its common stock, or on any series of preferred stock ranking equal to or junior to the Series A and Series B preferred stock. Upon liquidation, dissolution, or winding up, after the payment of any amounts in respect of any series of preferred stock entitled to a liquidation preference over the Series A and Series B preferred stock, the holders of the Series A and Series B preferred stock are entitled to receive an amount per share equal to $6.25 plus any declared but unpaid dividends on such shares, prior to any payment to the holders of the common stock. If assets available for distribution are insufficient to pay holders of Series A and B stock, then such holders shall share ratably in any distribution of assets of the Company in proportion to amounts that would have been payable with respect to their shares if all amounts were paid.

The Company sold 694,618 and 78,636 shares of Series C preferred stock during 1997 and 1998, respectively, at a price of $7.63 per share. The holders of the Series C preferred stock are entitled to vote, on the basis of one vote for each share of common stock issuable upon conversion, with the holders of the common stock, Series A preferred stock, and Series B preferred stock, on all matters upon which shareholders have the right to vote. In addition, the approval of the holders of at least a majority of the Series C preferred stock will be required
(i) to authorize or issue any shares of any class or series of the Company's capital stock (or securities convertible into shares of the Company's capital stock) having a preference as to dividends or liquidation senior to the Series C preferred stock, (ii) to merge or consolidate with any corporation where the surviving corporation has any class of stock that would rank prior to the Series C preferred stock, (iii) to amend, alter or repeal any provisions of the certificate of designation governing the Series C preferred stock, so as to adversely affect the rights or preferences of Series C preferred stock, (iv) to declare or pay any dividend or make any other distribution on any class of capital stock of the Company other than a dividend paid on the Series C preferred stock and (v) to issue any convertible debt security that provides for the payment of interest or other distributions.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
In the event of the dissolution, liquidation or winding up of the Company, holders of the Series C preferred stock will be entitled to receive $7.63 per share plus all accumulated and unpaid dividends, before any distribution is made to holders of the common stock or preferred stock ranking junior to the Series C preferred stock. The Series C preferred stock will rank on a par with the Series A preferred stock and Series B preferred stock in the event of liquidation, however, the Series C preferred stock is senior to the Series A and B preferred stock with respect to dividends.

The Series C preferred stock bears dividends, cumulative whether or not earned, at the rate of $0.534 per share per annum. Such dividends will be payable, if and when declared out of funds legally available, on March 31 and September 30 of each year. Dividends not paid on the date when due will not thereafter be payable in cash, subject to optional redemption, as described below, but shall thereafter only be convertible into shares of common stock, as described below. The aggregate cumulative unpaid dividends at December 31, 1999 were $862,602.

The Series C preferred stock, with an initial conversion value of $5.09 per share, and all accumulated but unpaid dividends on the Series C preferred stock, will be convertible, at the option of the holder at any time after issuance, into common stock at the rate of $5.09 per common share. The conversion rate for the Series C preferred stock is subject to adjustment from time to time in the event of certain stock dividends, stock divisions and combinations of the common stock, and the issuance of any common stock at a price, or of any other securities convertible into or exercisable to purchase common stock at a price, less than the conversion price then in effect. If the Company issues securities at a price less than the conversion price then in effect, the conversion price adjusts based on a weighted average of the stock outstanding. In the case of a consolidation or merger of the Company with or into any other corporation, or in case of any sale or transfer of all or substantially all of the assets of the Company, a holder of Series C preferred stock is entitled, thereafter, to receive upon conversion the consideration which the holder would have received had he or she converted immediately prior to the occurrence of the event. The conversion price of the Series C preferred stock at December 31, 1999 is $5.03.

The Series C preferred stock, and any dividends accumulated thereon, will be automatically converted into common stock at the then current conversion rate in the event of (i) the closing of an underwritten public offering of the common stock at a price of not less than $5.33 per share that generates net proceeds to the Company of not less than $15,000,000, or (ii) the vote of holders of at least two-thirds of the outstanding shares of Series C preferred stock.

On or after September 30, 2004, the Company may, at its option, redeem all or any portion of the Series C preferred stock at a cash redemption price equal to $7.63 per share plus all accumulated but unpaid dividends to the date fixed for redemption. In case of the redemption of less than all of the then outstanding shares of Series C preferred stock, the Company shall effect such redemption pro rata. Any holder of Series C preferred stock may elect to convert such shares into common stock up to the date fixed for redemption.

Each holder of the Series A, Series B and Series C preferred stock is also a party to a Registration Rights Agreement granting to such holder the right to require the Company to register the common stock issuable upon conversion of the Series A, Series B and Series C preferred stock upon completion of an initial public offering of the Company's common stock. All expenses of the registration, other than underwriting discounts and commissions, incurred in connection with such registration shall be borne by the Company.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  COMMON STOCK


Holders of common stock are entitled to one vote per share on all matters submitted to a vote by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive pro rata all assets of the Company available for distribution, after payment of liabilities and any prior distribution rights of preferred stock, upon liquidation.


6.  STOCK OPTIONS


During April 1993, the Board of Directors adopted the 1993 Stock Incentive Plan (the "1993 Plan"). Under the 1993 Plan, options or other awards may be granted to purchase up to an aggregate of 750,000 shares of the Company's common stock. During December 1995, the Company's stockholders approved the 1995 Long Term Incentive and Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, options or other awards may be granted to purchase up to 878,018 shares of the Company's common stock. Awards granted under the 1993 and 1995 Plans may be options that are intended to qualify as incentive stock options, options that are not intended to so qualify, stock appreciation rights ("SARs"), restricted stock or performance awards. Incentive stock options may only be granted to full-time or part-time employees; other awards may be granted to full-time or part-time employees, officers, consultants, directors (other than nonemployee directors) or independent contractors. A committee appointed by the Board of Directors determines the exercise price (subject to the restriction that the exercise price of incentive stock options must be not less than 100% of fair market value on the date of grant), term (provided that the term of options may not exceed ten years) and other conditions of all awards under the 1993 and 1995 Plans.

On July 20, 1998, the 1993 Stock Incentive Plan was rescinded, upon the exchange of all outstanding options granted under the 1993 Plan for options in an identical number, at an exercise price of $1.00 per share, and on a vesting schedule identical to that of the options previously granted under the 1993 Plan. At the same time, the Board of Directors amended the 1995 Plan to increase the number of shares of common stock on which options or other awards may be exercised from 878,018 to 1,500,000. Also, on July 20, 1998, the Company cancelled all outstanding options granted under the 1995 Plan and issued options in an identical number, and on a vesting schedule identical to that of the options previously granted, at an exercise price of $1.00 per share.

In September 1999, the Board of Directors amended the 1995 Plan to change the authorized number of shares of common stock on which options or other awards may be exercised to 3,000,000 plus shares equal to one and one-half percent of the number of shares of common stock outstanding as of the December 31 immediately preceding the year in which such options may be granted and to change the vesting schedule for all outstanding options and future awards of options with 20% of the total grant to vest on the first anniversary of the award and 1.67% of the total grant to vest each month thereafter until fully vested.

The fair value of the Company's common stock for 1997, as determined in good faith by the Company's Board of Directors, was equal to or below the exercise price of options granted in 1997 and, therefore, no compensation expense was recognized related to stock options. The fair value of the Company's common stock as of July 20, 1998 and as of the date of other options granted during the remainder of 1998 and through August 31, 1999, as determined in good faith by the Company's Board of Directors, was $4.00 per share. The fair value of the Company's common stock as of September 15, 1999, as determined by an independent appraisal, was $4.80 per share which the

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Company has used to value stock options granted from September 1, 1999 through December 31, 1999. The Company has recognized compensation expense of $896,670 and $661,352 during 1998 and 1999 (including amounts allocated to discontinued operations of $230,400 and $49,050), respectively, based on the vesting period of the options and the difference between the exercise price of the options and the fair value of the Company's common stock.

Options outstanding and exercisable at December 31, 1999 were as follows:

                                                                                OPTIONS
                                                                            OUTSTANDING
                                                                               WEIGHTED
                                                                                AVERAGE
                                                                              REMAINING      OPTIONS
                                                                            CONTRACTUAL  EXERCISABLE
                      EXERCISE PRICE                         SHARES     LIFE (IN YEARS)       SHARES
----------------------------------------------------------------------------------------------------
$1.00.....................................................  1,239,450              8.18      409,338
$4.00.....................................................    170,250              9.59           --
$4.80.....................................................  1,008,750              9.71      154,800
                                                            ---------   ---------------  -----------
                                                            2,418,450              8.91      564,138
                                                            =========   ===============  ===========

A summary of stock option activity under the 1993 and 1995 Plans is as follows:


                                                               WEIGHTED   WEIGHTED                 WEIGHTED
                                                                AVERAGE    AVERAGE                  AVERAGE
                                                                 FAIR      OPTION                   OPTION
                                    OPTIONS     OPTION PRICE     VALUE      PRICE       OPTIONS      PRICE
                                  OUTSTANDING    PER SHARE     PER SHARE  PER SHARE   EXERCISABLE  PER SHARE
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996....     455,468     $     2.67                 $2.67         134,850  $    2.67
  Granted at premium............     247,500           5.33        $4.00     5.33
  Cancelled.....................    (114,743)     2.67-5.33                  3.37
                                   ---------     ----------     --------    -----     -----------  ---------
Balance at December 31, 1997....     588,225      2.67-5.33                  3.65         171,300       3.09
  Cancelled.....................    (588,225)     2.67-5.33                  3.65
  Reissued at discount..........     588,225           1.00         4.00     1.00
  Granted at discount...........     315,000           1.00         4.00     1.00
  Cancelled.....................     (72,750)          1.00                  1.00
                                   ---------     ----------     --------    -----     -----------  ---------
Balance at December 31, 1998....     830,475           1.00                  1.00         298,890       1.00
  Granted at discount...........     660,075           1.00         4.00     1.00
  Granted at market.............     147,750           4.00         4.00     4.00
  Granted at discount...........      22,500           4.00         4.80     4.00
  Granted at market.............   1,008,750           4.80         4.80     4.80
  Exercised.....................      (7,125)          1.00                  1.00
  Cancelled.....................    (243,975)          1.00                  1.00
                                   ---------     ----------     --------    -----     -----------  ---------
Balance at December 31, 1999....   2,418,450      1.00-4.80                  2.79         564,138       2.05
  Granted at market.............     200,250           5.00         5.00     5.00
  Granted at market.............      13,500           5.33         5.33     5.33
  Granted at market.............      49,500           6.00         6.00     6.00
  Granted at market.............     204,750           6.67         6.67     6.67
  Granted at discount...........      36,750           6.67         8.50     6.67
  Cancelled.....................    (138,150)     1.00-4.80                  3.14
                                   ---------     ----------     --------    -----     -----------  ---------
Balance at June 30, 2000
  (unaudited)...................   2,785,050     $1.00-6.67                 $3.41         708,522  $    2.11
                                   =========     ==========     ========    =====     ===========  =========


--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
At December 31, 1999, an additional 629,469 are available for future grants under the 1995 Plan.

The Board of Directors also granted to the members of the Company's former Scientific Advisory Board options to purchase a total of 37,500 shares of the Company's common stock at a purchase price of $2.67 per share which expire in August 2000.

During December 1996, the Company's stockholders approved the Nonemployee Director Stock Option Plan (the "Directors' Plan"). The Company has reserved 75,000 shares of common stock for issuance upon exercise of options granted under the Directors' Plan. Only nonemployee directors of the Company are eligible to participate in the Directors' Plan and only non-qualified stock options may be granted. Each director eligible to participate in the Directors' Plan is automatically granted an option to purchase 7,500 shares of common stock on the date such person first becomes a director; this option vests in three equal installments beginning on the first anniversary of grant. Each director eligible to participate in the Directors' Plan who has served since the date of the last annual meeting of stockholders and will continue to serve is automatically granted an option to purchase 7,500 shares of common stock on the date of each annual meeting of stockholders; this option vests in its entirety on the date one year after the date of grant. All options granted under the Directors' Plan have terms of ten years and a per share exercise price equal to the fair market value of a share of common stock on the date of grant. At December 31, 1999, options to purchase 22,500 shares of common stock have been granted under the Directors' Plan at an exercise price of $2.67-$4.00, with 12,500 shares exercisable at December 31, 1999.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  COMMON STOCK WARRANTS


A summary of common stock warrant activity is summarized as follows:


                                                                                          WEIGHTED
                                                                                           AVERAGE
                                                                             WARRANT       WARRANT
                                                               WARRANT        PRICE         PRICE
                                                                SHARES      PER SHARE     PER SHARE
---------------------------------------------------------------------------------------------------
Balance at December 31, 1996................................   2,062,125    $     2.67      $2.67
  Warrants granted to six employees and consultants in
     connection with the merger with Ethos Corporation (see
     Note 11)...............................................     468,000          5.33       5.33
                                                              ----------    ----------      -----
Balance at December 31, 1997................................   2,530,125     2.67-5.33       3.16
  Warrants granted to the Company's former chief executive
     officer in consideration of his pledge of marketable
     securities as security for the irrevocable letter of
     credit, which serves as collateral for the debentures
     (Note 2)...............................................     750,000          5.33       5.33
  Warrants granted to the Company's former chief executive
     officer in consideration of his pledge of marketable
     securities as collateral for prior bank lines of credit
     (Note 2)...............................................     150,000          5.33       5.33
  Warrants granted to placement agent in consideration of
     services provided related to the debenture/preferred
     stock private placement................................      45,209          5.33       5.33
  Warrants expired..........................................     (15,000)         2.67       2.67
  Warrants exercised........................................    (180,000)         2.67       2.67
                                                              ----------    ----------      -----
Balance at December 31, 1998................................   3,280,334     2.67-5.33       3.81
  Warrants granted to the Company's former chief executive
     officer in consideration of his pledge of marketable
     securities as collateral for prior bank lines of credit
     (Note 2)...............................................     150,000          5.33       5.33
  Warrants granted to financial consultant for services
     rendered...............................................      45,000          2.67       2.67
  Warrants granted to consultant for consulting contract....     187,500          4.00       4.00
  Warrants granted for guarantee on new line of credit (Note
     2).....................................................     750,000          5.00       5.00
  Warrants expired..........................................    (140,625)         2.67       2.67
  Warrants exercised........................................    (187,500)         2.67       2.67
  Warrants to the Company's former chief executive officer
     cancelled..............................................  (1,368,750)    2.67-5.33       4.71
                                                              ----------    ----------      -----
Balance at December 31, 1999................................   2,715,959     2.67-5.33       3.91
  Warrants granted for guarantee on new line of credit (Note
     16)....................................................     150,000          6.67       6.67
  Warrants expired..........................................      (1,500)         2.67       2.67
  Warrants exercised........................................    (187,500)         2.67       2.67
                                                              ----------    ----------      -----
Balance at June 30, 2000 (unaudited)........................   2,676,959    $2.67-6.67      $4.15
                                                              ==========    ==========      =====


At December 31, 1999, the weighted average remaining life of the warrants is 3.9 years and 2,715,959 warrants were exercisable at a weighted average price of $3.91 per share. The warrants also provide for registration rights similar to those granted the preferred stockholders (see Note 4) and antidilution rights. The Company has valued warrants issued to consultants during 1999 at approximately $280,000 and has recognized expense over the term of the consulting agreements of $197,458 for the

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) year ended December 31, 1999 for the difference between the exercise price of the warrants and the fair value of warrants granted.

The warrants exercised during 1998 and 1999 provided for a cashless exercise under which the warrant holder received 60,000 and 62,501 shares of common stock, respectively, based on the $4.00 per share fair value of the Company's common stock.

In December 1999, the Company entered into a settlement and general release agreement with its former chairman of the board and chief executive officer ("executive"). The agreement cancels warrants held by the executive to purchase 1,050,000 and 318,750 shares of the Company's stock at $5.33 and $2.67 per share, respectively (the executive retained 750,000 warrants at $2.67 per share); cancels the executive's right to receive 450,000 of additional warrants at an exercise price of $5.33 per share (150,000 of which would have been granted on January 1, 2000); requires the Company to pay the executive $60,000 at the earliest of an initial public offering or June 30, 2001 in consideration of the executive entering into the agreement; and provides both the Company and the executive a general release from all claims between the parties. The executive is also required to place all common stock and Series B preferred stock of the Company owned by the executive, and any shares of stock in the Company acquired by the executive upon exercise of warrants, into a voting trust controlled by an independent third party. The agreement has been filed with the bankruptcy court as the executive is in involuntary bankruptcy, however, a creditor of the executive has filed a motion in the bankruptcy proceedings to set aside the settlement agreement.

8.  LEASES

The Company leases its offices and certain equipment under operating leases. Rental expense incurred under operating leases was $390,534, $398,500 and $401,769 for the years ended December 31, 1997, 1998, and 1999, respectively.

In October 1993, the Company entered into an operating lease with Liberty Growth, L.C., ("Liberty") for the lease of a 25,600 square foot building (the "Facility") which was completed in July 1994. Liberty erected the Facility in accordance with plans and specifications agreed upon between Liberty and the Company and provided furniture, fixtures, and equipment in the Facility as specified in the lease. The lease was for an initial term of five years, beginning September 1994, with options given to the Company to extend for two additional terms of five years each. The Company exercised the first renewal option in September 1998. The monthly rental upon renewal will be adjusted to reflect Liberty's actual mortgage interest cost as discussed below. The lease provides that the Company will pay for all taxes, insurance, utilities, alterations and improvements, and repair and maintenance on or with respect to the Facility, furniture, fixtures and equipment. The monthly rental of $23,248 effective March 1999 ($23,840 previously) is the sum of the following:

a. payments of principal (based on a 20 year loan amortization period) and interest on Liberty's mortgage loan on the Facility (the "Mortgage Loan"); the interest rate under the mortgage loan is 8% for the first five years and on the fifth and tenth anniversaries of the loan is subject to adjustment by the bank based on comparable interest rates with a 7% minimum and 12% maximum rate;

b.   the amount of the annual land lease rental on the underlying real estate;
     and

c. an amount equal to 14% times the difference between (i) the cost to Liberty of all improvements constructed or purchased by Liberty and the furniture, fixtures and equipment, and (ii) the original principal amount of the Mortgage Loan.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Under the terms of the lease, the Company has an option, exercisable effective January 1, 1998 and continuing through the termination or expiration of the lease, to purchase the Facility and furniture, fixtures and equipment at a purchase price to be determined by appraisal, but in no event less than Liberty's cost as established for purposes of calculating the rent payable under the lease.

In May of 1999, the Company subleased part of the building rented from Liberty. The sublease is for an eighteen month term, terminating October 31, 2000. Sublease receipts were $50,400 the year ended December 31, 1999.

The Company's capital lease, its estimated aggregate minimum annual payments under all operating leases with initial noncancellable lease terms in excess of one year and its noncancellable sublease receipts are as follows as of December 31, 1999:

                                                                      NONCANCELLABLE    NONCANCELLABLE
                                                           CAPITAL         OPERATING          SUBLEASE
YEAR ENDED DECEMBER 31,                                     LEASES            LEASES          RECEIPTS
------------------------------------------------------------------------------------------------------
2000...................................................     $9,529    $      687,003           $72,000
2001...................................................      9,529           390,639                --
2002...................................................      9,529           282,435                --
2003...................................................      9,529           278,976                --
2004...................................................      6,353           185,984                --
                                                           -------    --------------    --------------
Minimum lease payments.................................     44,469        $1,825,037           $72,000
                                                                      ==============    ==============
Less amounts representing interest.....................     10,388
                                                           -------
Present value of minimum lease payments................     34,081
Current portion of capital lease obligations...........      5,821
                                                           -------
Capital lease obligations due after one year...........    $28,260
                                                           =======


9.  COMMITMENTS AND CONTINGENT LIABILITIES


On June 10, 1994, the Company entered into an Agreement For Private Development with the City of Coralville, Iowa (the "City"). The Company and Liberty jointly received a $175,000 Economic Development Grant from the City during 1994. According to the agreement, these proceeds were used by Liberty to reduce the costs of the building (see Note 8). The Company pays property taxes to the City based on the assessed value of the property and the City will use such property taxes to pay debt service on the bonds which were issued by the City for this grant. The Company has guaranteed that commencing January 1, 1998 to January 1, 2004, it will make every effort to maintain an employment level of at least 100 full time jobs. The Company at December 31, 1999 maintained an employment level of 79 full time jobs. If the Company is in default of any terms of the agreement, the City may take action to recover the grant paid to the Company. As of December 31, 1999, management believes that the Company was in compliance with the terms of the agreement. The Company anticipates that its property tax payments will be sufficient to pay the debt service costs on the bonds.

On June 30, 1994, the Company entered into an Industrial New Jobs Training Agreement with Kirkwood Community College ("Kirkwood"). The term of the agreement is ten years. Based on an estimate of new jobs that the Company would create ("New Employees"), Kirkwood issued bonds in the amount of $200,000 and the proceeds were to be used to reimburse approximately $150,000 of the Company's training costs incurred between June 30, 1994 and August 1, 1997 with the remaining $50,000 to be used by Kirkwood to cover administrative costs of the agreement. Any amounts received by the Company under this agreement are to be repaid using a portion of the New Employees' state

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) income taxes which have been withheld by the Company ("New Jobs Withholding Credits"). The New Jobs Withholding Credits are credits available under the New Jobs Training Act of the State of Iowa and are not the result of any additional costs incurred by the Company, but are a defined portion of the Company's current tax withholding obligation. The Company will make repayments by paying New Jobs Withholding Credits to Kirkwood for ten years and Kirkwood will use the New Jobs Withholding Credits to pay the debt service on the bonds. As of December 31, 1999, the Company has received $77,224 from Kirkwood, Kirkwood has incurred $47,353 of administrative costs, and the Company has repaid $145,455 through New Jobs Withholding Credits.

If the Company is in default of any terms of the agreement, Kirkwood may take action to collect any payments due under the agreement. Kirkwood has a lien on certain Company assets including accounts receivable, equipment, patents and contract rights. The lien is subordinated to the security interests granted under the notes payable to the Iowa Department of Economic Development.

The Company has employment agreements with Mr. Staib, Mr. Yamauchi, Mr. Porter, Ms. Cox and Mr. Dominguez, the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Sales and Executive Vice President, respectively, which provide for annual base salaries of $130,000, $150,000, $135,000, $150,000 and $150,000, respectively, and additional annual incentive compensation. The agreements also provide that, upon completion of an initial public offering, Mr. Staib, Mr. Yamauchi, Mr. Porter, Ms. Cox and Mr. Dominguez will receive cash bonus payments of $60,000, $45,000, $29,000, $30,000 and $30,000, respectively, and that Mr. Staib's salary will be increased to $180,000. The agreements with Mr. Staib, Mr. Yamauchi, Ms. Cox and Mr. Dominguez expire in December 2000, subject to automatic annual renewals absent a 90-day notice of nonrenewal by either party. The agreement with Mr. Porter expires in March 2001, subject to automatic annual renewal absent a 90-day notice of nonrenewal by either party.

In the event the employment of Messrs. Staib, Yamauchi or Dominguez is terminated without cause or as a result of a constructive termination, the officer will continue to receive annual salary and health benefits for a period of nine months after termination and 40% of those options granted in September 1999 which remain unvested will vest. In the event the employment of Mr. Porter is terminated without cause or as a result of a constructive termination, Mr. Porter will continue to receive annual salary and health benefits for a period of nine months after termination. In the event of the termination of Ms. Cox's employment without cause or as a result of constructive termination, she receives $450,000 plus nine months of benefits. In addition, if termination occurs within 12 months following a change in control, the annual salary and health benefits of each of Messrs. Staib, Yamauchi, and Dominguez will continue for a period of 18 months. The employment agreements with Mr. Staib, Mr. Yamauchi, Ms. Cox and Mr. Dominguez also provide that all unvested stock options held by these individuals will immediately vest upon a change in control.

From time to time the Company has been subject to legal proceedings and claims in the ordinary course of business. The Company is not aware of any legal proceedings or claims that management believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

In December 1999, the Company received correspondence from Unisys alleging that the compression algorithms used to generate Graphic Interchange Format, or GIF, images requires a license. The Company is currently negotiating with Unisys to obtain a license agreement and believes that any licensing fee and royalty payments that may be required to pay for the right to use Unisys' algorithms would not have a material effect on the business or financial condition. The Company, however, can

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) provide no assure that Unisys will grant the Company a license or, if a license is granted, that the licensing arrangement will be on commercially reasonable terms.


10.  MAJOR CUSTOMER SALES


Sales to major customers from continuing operations, comprising 10% or more of total revenue for the year were as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                1997       1998       1999
------------------------------------------------------------------------------------------
Customer A..................................................     --         10%        14%
Customer B..................................................     --         10         --
Customer C..................................................     25%        16         --

11.  MERGER WITH ETHOS CORPORATION

On March 6, 1997 the Company negotiated an agreement and plan of merger with Ethos Corporation ("Ethos"), a California corporation engaged in Internet publication and interactive financial services, to acquire all of the outstanding shares of common stock of Ethos in exchange for 434,552 shares of the Company's common stock. Also, the holders of Ethos' redeemable preferred stock were paid $100,000 for the redemption of such preferred stock. The Company also entered into certain employment/ consulting agreements and noncompetition agreements with Ethos' employees and consultants which involved the issuance of 468,000 warrants to purchase the Company's common stock exercisable at $5.33 per share, and the issuance of 97,500 options to purchase the Company's common stock exercisable at $5.33 per share, all of which will vest over one to five year periods depending on the agreement. The transaction was accounted for as a pooling of interests. The financial statements for periods prior to the merger have been restated to include the combined financial information of the companies for all periods presented. The following data summarizes the separate results of operations of the Company and Ethos for the period before the combination was consummated.

                                                                 REVENUES
                                                                   FROM       LOSS FROM
                                                                CONTINUING    CONTINUING
                                                                OPERATIONS    OPERATIONS
----------------------------------------------------------------------------------------
Period from January 1, 1997 to March 6, 1997:
  Stockpoint, Inc...........................................     $28,620      $(544,717)
  Ethos Corporation.........................................     $74,442        $(6,554)

12.  401(k) PLAN

The Company maintains a 401(k) retirement plan covering substantially all of its employees. The Company will match an employee's contribution to the plan up to 2% of the employee's salary. The Company contributed $49,156 and $47,428 to the plan under the matching program for the years ended December 31, 1998 and 1999, respectively. There were no Company contributions to the plan for the year ended December 31, 1997.

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  DISCONTINUED OPERATIONS


On May 28, 1999 the Company sold the technology and operational assets related to products sold to the steelmaking industry (metals segment) for $750,000. The Company also entered into a royalty agreement with the buyer whereby royalties, ranging from 6% to 10%, will be paid on sales or licenses of the software only portions of certain products. Royalties will be paid for 10 years or until $3,000,000 is paid. The asset purchase agreement was retroactive to April 2, 1999.

The accompanying statements of operations have been reclassified so that the results for the metals segment's operations are classified as discontinued operations for all periods presented. The assets and liabilities of the discontinued operations have been reclassified in the balance sheet as "net assets of discontinued operations." As the sale closed less than a year subsequent to December 31, 1998, the net assets of the discontinued operations have been classified as current assets as of December 31, 1998. The statements of cash flows and related notes to the consolidated financial statements have also been reclassified to conform to the discontinued operations presentation.

Summary operating results of the discontinued operations are as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                             1997          1998          1999
------------------------------------------------------------------------------------------------
Revenues..............................................    $1,708,427    $2,160,104    $1,747,809
Operating expenses....................................     2,114,149     2,517,050     1,400,134
                                                          ----------    ----------    ----------
Income (loss) from discontinued operations............     $(405,722)    $(356,946)     $347,675
                                                          ==========    ==========    ==========

A summary of the net assets of the discontinued operations are as follows:

                                                                DECEMBER 31,
                                                                        1998
----------------------------------------------------------------------------
Current assets:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    $    126,831
  Inventories...............................................         395,908
  Prepaid expenses..........................................           1,000
                                                                ------------
     Net current assets.....................................         523,739
                                                                ------------
Software and equipment, net.................................         198,895
Patents, net................................................          68,400
Software development costs, net.............................          13,167
                                                                ------------
     Net noncurrent assets..................................         280,462
                                                                ------------
     Net assets.............................................    $    804,201
                                                                ============


14.  PRO FORMA INFORMATION (UNAUDITED)


The pro forma stockholders' deficiency information presented as of June 30, 2000 has been prepared assuming that the Company's preferred stock had been converted into common stock as of June 30, 2000 which conversion will occur automatically upon completion of the initial public offering. The pro forma income (loss) per common share information presented for the year ended December 31, 1999 and the six months ended June 30, 2000 has been prepared assuming that the Company's preferred stock had been converted into common stock as of the beginning of such periods or as of their

--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) issuance date for shares of Series C preferred stock issued in lieu of dividends resulting in the elimination of dividends. The Company's pro forma net loss per share is calculated as follows:

                                                               YEAR ENDED      SIX MONTHS
                                                              DECEMBER 31,   ENDED JUNE 30,
                                                                  1999            2000
-------------------------------------------------------------------------------------------
Historical net loss:
  Loss from continuing operations...........................   $(3,947,885)     $(3,912,212)
  Income from discontinued operations.......................       780,808               --
                                                              ------------   --------------
  Loss before extraordinary item............................    (3,167,077)      (3,912,212)
  Gain on extinguishment of debt............................            --          233,600
                                                              ------------   --------------
  Net loss..................................................   $(3,167,077)     $(3,678,612)
                                                              ============   ==============
Pro forma basic and diluted income (loss) per common share:
  Loss from continuing operations...........................        $(0.66)          $(0.65)
  Income from discontinued operations.......................          0.13               --
                                                              ------------   --------------
  Loss before extraordinary item............................         (0.53)           (0.65)
  Gain on extinguishment of debt............................            --             0.04
                                                              ------------   --------------
  Net loss..................................................        $(0.53)          $(0.61)
                                                              ============   ==============
Weighted average common shares outstanding--historical......     3,212,106        3,283,247
Preferred stock converted into common shares--pro forma.....     2,709,566        2,770,329
                                                              ------------   --------------
Weighted average common shares outstanding--pro forma.......     5,921,672        6,053,576
                                                              ============   ==============


15.  SUBSEQUENT EVENT


On July 20, 2000, the Board of Directors approved an increase in the number of authorized shares of common stock from 20,000,000 to 75,000,000 and authorized a three-for-two stock split. The par value of the common stock was maintained at the pre-split amount of $0.01 per share. Retroactive restatement has been made in the financial statements and notes to all share and per share data affected by the three-for-two stock split.


16.  SUBSEQUENT EVENTS (UNAUDITED)



The Company entered into an additional $500,000 line of credit with a bank on March 30, 2000. The line of credit is collateralized by substantially all of the Company's assets. The line of credit bears interest at the prime rate and expires on June 30, 2001. A group of guarantors entered into credit support agreements with the bank as additional collateral for the line of credit. The Company granted to the guarantors warrants to purchase 150,000 shares of the Company's common stock at an exercise price of $6.67 per share as consideration for their credit support. The exercise price, however, is subject to adjustment to the price, if lower, (1) at which the Company issues shares of common stock in a private transaction (excluding shares issued under employee options, outstanding warrants and certain other instruments), (2) equal to 50% of the price at which the Company conducts a bona fide public offering or (3) equal to 50% of the consideration received per share in any business combination (excluding a pooling of interest transaction) in which the Company engages while the warrants are outstanding. If the exercise price is adjusted the number of shares covered by each warrant will also be adjusted to the number obtained by multiplying the number of shares initially issuable by the initial exercise price and dividing the result by the adjusted exercise price. The Company assigned a value of $799,730 to the warrants.


--------------------------------------------------------------------------------

STOCKPOINT, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
In July 2000, the Board of Directors amended the 1995 Long Term Incentive and Stock Option Plan to increase the authorized number of shares of common stock on which options or other awards may be exercised by 500,000.

In July 2000, the Board of Directors amended the Nonemployee Director Stock Option Plan to increase the authorized number of shares of common stock on which options or other awards may be exercised from 75,000 to 250,000.

In June 2000, the Attorney General of the State of Michigan notified the Company that it intended to take action against them if they did not agree to negotiate a settlement of Michigan's claim that the placement, without notification, of cookies on the computers of consumers that visited the Company's site violated Michigan's consumer protection statute. Although the Company has drafted and have now implemented a privacy statement that provides the notice, and management believes the Company will come to a reasonable settlement of the Michigan dispute, the Company cannot provide assurance as to when or if, or the terms upon which, that dispute will be concluded.


On July 31, 2000, the bankruptcy court issued an order confirming the validity of the settlement agreement as discussed in Note 7.


                                 *  *  *  *  *

--------------------------------------------------------------------------------

                               [STOCKPOINT LOGO]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Stockpoint in connection with the registration of the common stock hereunder. All amounts are estimated, except for the SEC registration fee and the NASD filing fee.


SEC registration fee........................................     $16,698
NASD filing fee.............................................       6,825
Nasdaq National Market listing fee..........................      80,000
Legal fees and expenses.....................................     150,000
Accountants' fees and expenses..............................     125,000
Printing expenses...........................................     225,000
Blue sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees and expenses..............       5,000
Miscellaneous...............................................      36,477
                                                                --------
     Total..................................................    $650,000
                                                                ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Bylaws provide for indemnification of such persons for such liabilities in such manner under such circumstances and to such extent as permitted by the Delaware General Corporation Law. We have also purchased directors and officers liability insurance, which covers matters arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since January 1997, we have issued and sold the following securities that were not registered under the Securities Act:


 (1) From January 1997 through June 2000, we granted options to purchase an aggregate of 3,247,050 shares of common stock under our stock option plans to executive officers, directors and employees. We have issued these options in reliance upon an exemption from registration under Rule 701 and
      Section 4(2) of the Securities Act.


 (2) In March 1997, in connection with the acquisition of Ethos Corporation, we issued an aggregate of 434,552 shares of common stock to 8 shareholders of Ethos and warrants to purchase an aggregate of 468,000 shares of common stock to six employees and consultants. No underwriter was involved in this offering and no commissions were paid. We issued these shares in reliance upon an exemption from registration under Section 4(2) of the Securities Act. Based upon representations made to us and the information we supplied to the investors, all investors had adequate access to information about our company. The investors represented their intentions to acquire the securities for investment only and not with the view to offer for sale in connection with any distribution and appropriate legends were affixed to the certificates representing the securities.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

 (3) Between November 1997 and January 1998, we sold to accredited investors an aggregate of 773,255 shares of Series C convertible preferred stock for an aggregate purchase price of $5,900,000 and senior secured debentures in an aggregate principal amount of $5,900,000. Upon the closing of this offering, all of the outstanding shares of Series C convertible preferred stock will convert into an aggregate of 1,369,812 shares of common stock. In addition, in April 1998, we issued warrants to purchase an aggregate of 45,209 shares of common stock at an exercise price of $5.33 per share to Donald Muller and Securities Corporation of Iowa for services provided in connection with the sale of the Series C convertible preferred stock. We issued these securities in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based upon representations made to us by the investors and the information we supplied to the investors, all investors had adequate access to information about our company. In addition, based upon representations made by the investors to us, the investors were able to bear the financial risk of the investment. The investors represented their intentions to acquire the securities for investment only and not with the view to offer for sale in connection with any distribution and appropriate legends were affixed to the certificates representing the securities. We did not make any offer to sell the securities by means of a general solicitation or general advertising.

 (4) In April 1998, we issued warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $5.33 per share to Robert Staib, our former CEO and director, in consideration of his personal guarantee of a letter of credit supporting our senior secured debentures and pledge of marketable securities as collateral. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we supplied and the investor's relationship with our company, the investor had adequate access to information about our company.

 (5) We issued warrants to purchase an aggregate of 468,750 shares of common stock to John Pappajohn in consideration of his personal guarantee of our credit agreements from May 1995 through June 1996. In June and September 1998, we sold 60,000 shares of common stock to John Pappajohn upon the cashless exercise of his outstanding warrants. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we supplied and the investor's relationship with our company, the investor had adequate access to information about our company.

 (6) In November 1998 and November 1999, we issued to Robert Staib warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $5.33 per share in consideration of his guarantee and pledge relating to the letter of credit supporting our outstanding debentures. The warrants were subsequently canceled under the terms of a settlement agreement in December 1999. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we supplied and the investor's relationship with our company, the investor had adequate access to information about our company.

 (7) In March 1999, we issued warrants to purchase an aggregate of 45,000 shares of common stock at an exercise price of $2.67 per share to Dominion & Co. for consulting services provided. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we supplied and the investor's

--------------------------------------------------------------------------------
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
PART II
--------------------------------------------------------------------------------

      relationship with our company, the investor had adequate access to information about our company.

 (8) In August 1999, we issued warrants to purchase an aggregate of 187,500 shares of common stock at an exercise price of $4.00 per share to Equity Dynamics, Inc. under the terms of a consulting agreement. John Pappajohn is a principal of Equity Dynamics, Inc. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we supplied and the investor's relationship with our company, the investor had adequate access to information about our company.

 (9) In connection with a bridge financing completed in December 1999, we issued warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $5.00 per share, subject to adjustment, to eight investors in consideration of their guarantees and pledges. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we provided to the investors and their relationship with us, each had adequate access to information about our company.

(10) In connection with a bridge financing completed in March 2000, we issued warrants to purchase an aggregate of 150,000 shares of common stock at an exercise price of $6.67 per share, subject to adjustment, to three investors in consideration of their guarantees and pledges. No underwriter was involved in this offering and no commissions were paid. We issued these warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based on the information we provided to the investors and their relationship with us, each had adequate access to information about our company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits


 NUMBER                            DESCRIPTION
-----------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement
   2.1**   Asset Purchase Agreement dated as of April 2, 1999 among
           Systems Alternatives, Inc., Registrant and The David J.
           Joseph Company
   2.2**   Amendment dated as of May 25, 1999 to the Asset Purchase
           Agreement dated as of April 2, 1999 among Systems
           Alternatives, Inc., Registrant and The David J. Joseph
           Company
   3.1**   Certificate of Incorporation of the Registrant
   3.2**   Amended and Restated Certificate of Incorporation of the
           Registrant
   3.3**   Certificate of Amendment of Certificate of Incorporation of
           the Registrant
   3.4**   Bylaws of the Registrant
   3.5**   Amended and Restated Bylaws of the Registrant
   3.6**   Certificate of Amendment of Certificate of Incorporation
           dated July 24, 2000.
   4.1**   Specimen of Common Stock Certificate
   4.2**   Registration Rights Agreement dated as of August 15, 1997
           among Registrant and the Purchasers named therein
   4.3**   Trust Indenture dated as of August 1, 1997 between
           Registrant and First Trust & Savings Bank
   4.4**   Robert B. Staib Voting Trust dated December 3, 1999.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


 NUMBER                            DESCRIPTION
-----------------------------------------------------------------------
   4.5**   Master Agreement dated as of December 3, 1999 among
           Registrant and John Pappajohn, Gerald M. Kirke, Iowa Farm
           Bureau Federation, Derace Schaffer, Matthew P. Kinley,
           Dominion Securities Inc., Michael J Richards, Joseph Dunham
           as the Guarantors, and Equity Dynamics, Inc., as the Agent
           for the Guarantors
   4.6**   Form of Stock Purchase Warrant issued December 3, 1999.
   4.7**   Registration Rights Agreement dated as of December 3, 1999 by and among the Registrant and the Purchasers listed
           therein
   4.8**   Master Agreement dated as of March 30, 2000 among Registrant and Zeke Investment Partners, Matthew P. Kinley, Joseph
           Dunham as the Guarantors, and Equity Dynamics, Inc., as the
           Agent for the Guarantors
   4.9**   Form of Stock Purchase Warrant issued March 30, 2000.
  4.10**   Registration Rights Agreement dated as March 30, 2000 by and among the Registrant and the Purchasers listed therein
  4.11**   Form of Lock-up Agreement
   5.1     Opinion of Dorsey & Whitney LLP
  10.1**   1995 Long-Term Incentive and Stock Option Plan
  10.2**   1995 Nonemployee Director Stock Option Plan
  10.3**   Employment Agreement, dated December 20, 1999, between
           Registrant and William E. Staib
  10.4**   Employment Agreement, dated December 20, 1999, between
           Registrant and Timothy S. Yamauchi
  10.5**   Employment Agreement, dated December 20, 1999, between
           Registrant and Luan Cox
  10.6**   Employment Agreement, dated December 20, 1999, between
           Registrant and L. Christopher Dominguez
  10.7**   Sublease dated May 24, 1999 between Registrant and Systems
           Alternatives International LLC for office space located at
           2600 Crosspark Road, Coralville, Iowa
  10.8**   Lease dated September 30, 1999 between The Robert Dollar
           Building Associates, Ltd. and Registrant for office space
           located at 311 California Street, San Francisco, California
  10.9**   Consulting Agreement dated August 24, 1999 between
           Registrant and Equity Dynamics, Inc.
 10.10**   Master Note dated as of November 28, 1997 of Registrant in favor of The Northern Trust Company
 10.11**   Master Note dated as of September 14, 1998 of Registrant in favor of The Northern Trust Company
 10.12**   Reimbursement and Subordination Agreement dated as of August
           1, 1997 between Robert B. Staib and Registrant
 10.13**   Indemnification and Hold Harmless Agreement dated February
           27, 1996 between Robert B. Staib and Registrant
 10.14**   Amendment dated August 1, 1997 to Indemnification and Hold
           Harmless Agreement dated February 27, 1996 between Robert B.
           Staib and Registrant
 10.15**   Restructuring Agreement dated as of December 3, 1999 among
           Registrant, The Northern Trust Company and Iowa State Bank &
           Trust
 10.16**   S&P ComStock Information Distribution License Agreement
           dated September 23, 1999 between S&P ComStock, Inc. and
           Registrant
 10.17**   Employment Agreement dated March 1, 2000 between Registrant and Scott D. Porter
 10.18**   First Amendment to Restructuring Agreement dated as of March
           29, 2000 among the Registrant, The Northern Trust Company
           and Iowa State Bank & Trust


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


 NUMBER                            DESCRIPTION
-----------------------------------------------------------------------
 10.19**   Settlement Agreement and General Release dated December 3,
           1999, by and between Robert B. Staib and the Registrant
 10.20**   First Amendment to Employment Agreement, dated May 15, 2000, between Registrant and Scott D. Porter
  23.1     Consent of Deloitte & Touche LLP
  23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
  24.1**   Power of Attorney (included on signature page)
  27.1**   Financial Data Schedule


------------
 * To be filed by amendment.

** Previously Filed.

(b)  Financial Statement Schedules

Not applicable.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in those denominations and registered in those names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coralville, State of Iowa, on September 5, 2000.


                                          STOCKPOINT, INC.

                                          By:       /s/ WILLIAM E. STAIB
                                            ------------------------------------
                                                      William E. Staib
                                            Chief Executive Officer and Director


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed on September 5, 2000 by the following persons in the capacities indicated:



                     SIGNATURE                                              TITLE
-------------------------------------------------------------------------------------------------------

               /s/ WILLIAM E. STAIB                    Chief Executive Officer and Director (principal
---------------------------------------------------    executive director)
                 William E. Staib

                /s/ SCOTT D. PORTER                    Chief Financial Officer (principal financial and
---------------------------------------------------    accounting officer)
                  Scott D. Porter

                         *                             Chairman of the Board of Directors
---------------------------------------------------
                  Harry O. Hefter

                         *                             Director
---------------------------------------------------
                 David G. Sengpiel

                                                       Director
---------------------------------------------------
                 Terry E. Branstad

                                                       Director
---------------------------------------------------
                  George G. Daly

                /s/ B. THOMAS HENRY                    Director
---------------------------------------------------
                  B. Thomas Henry

             *By: /s/ WILLIAM E. STAIB
   ---------------------------------------------
                 Attorney-in-fact


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
PART II
--------------------------------------------------------------------------------

EXHIBIT INDEX


NUMBER                            DESCRIPTION
----------------------------------------------------------------------
 1.1*     Form of Underwriting Agreement.
 2.1**    Asset Purchase Agreement dated as of April 2, 1999 among
          Systems Alternatives, Inc., Registrant and The David J.
          Joseph Company.
 2.2**    Amendment dated as of May 25, 1999 to the Asset Purchase
          Agreement dated as of April 2, 1999 among Systems
          Alternatives, Inc., Registrant and The David J. Joseph
          Company.
 3.1**    Certificate of Incorporation of the Registrant.
 3.2**    Amended and Restated Certificate of Incorporation of the
          Registrant.
 3.3**    Certificate of Amendment of Certificate of Incorporation of
          the Registrant.
 3.4**    Bylaws of the Registrant.
 3.5**    Amended and Restated Bylaws of the Registrant.
 3.6**    Certificate of Amendment of Certificate of Incorporation
          dated July 24, 2000.
 4.1**    Specimen of Common Stock Certificate.
 4.2**    Registration Rights Agreement dated as of August 15, 1997
          among Registrant and the Purchasers named therein.
 4.3**    Trust Indenture dated as of August 1, 1997 between
          Registrant and First Trust & Savings Bank.
 4.4**    Robert B. Staib Voting Trust dated December 3, 1999.
 4.5**    Master Agreement dated as of December 3, 1999 among
          Registrant and John Pappajohn, Gerald M. Kirke, Iowa Farm
          Bureau Federation, Derace Schaffer, Matthew P. Kinley,
          Dominion Securities Inc., Michael J. Richards, Joseph Dunham
          as the Guarantors, and Equity Dynamics, Inc., as the Agent
          for the Guarantors.
 4.6**    Form of Stock Purchase Warrant issued December 3, 1999.
 4.7**    Registration Rights Agreement dated as of December 3, 1999 by and among the Registrant and the Purchasers listed
          therein.
 4.8**    Master Agreement dated as of March 30, 2000 among Registrant and Zeke Investment Partners, Matthew P. Kinley, Joseph
          Dunham as the Guarantors, and Equity Dynamics, Inc., as the
          Agent for the Guarantors.
 4.9**    Form of Stock Purchase Warrant issued March 30, 2000.
 4.10**   Registration Rights Agreement dated as March 30, 2000 by and among the Registrant and the Purchasers listed therein.
 4.11**   Form of Lock-up Agreement.
 5.1      Opinion of Dorsey & Whitney LLP.
10.1**    1995 Long-Term Incentive and Stock Option Plan.
10.2**    1995 Nonemployee Director Stock Option Plan.
10.3**    Employment Agreement, dated December 20, 1999, between
          Registrant and William E. Staib.
10.4**    Employment Agreement, dated December 20, 1999, between
          Registrant and Timothy S. Yamauchi.
10.5**    Employment Agreement, dated December 20, 1999, between
          Registrant and Luan Cox.
10.6**    Employment Agreement, dated December 20, 1999, between
          Registrant and L. Christopher Dominguez.
10.7**    Sublease dated May 24, 1999 between Registrant and Systems
          Alternatives International LLC for office space located at
          2600 Crosspark Road, Coralville, Iowa.
10.8**    Lease dated September 30, 1999 between The Robert Dollar
          Building Associates, Ltd. and Registrant for office space
          located at 311 California Street, San Francisco, California.
10.9**    Consulting Agreement dated August 24, 1999 between
          Registrant and Equity Dynamics, Inc.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


NUMBER                            DESCRIPTION
----------------------------------------------------------------------
10.10**   Master Note dated as of November 28, 1997 of Registrant in favor of The Northern Trust Company.
10.11**   Master Note dated as of September 14, 1998 of Registrant in favor of The Northern Trust Company.
10.12**   Reimbursement and Subordination Agreement dated as of August
          1, 1997 between Robert B. Staib and Registrant.
10.13**   Indemnification and Hold Harmless Agreement dated February
          27, 1996 between Robert B. Staib and Registrant.
10.14**   Amendment dated August 1, 1997 to Indemnification and Hold
          Harmless Agreement dated February 27, 1996 between Robert B.
          Staib and Registrant.
10.15**   Restructuring Agreement dated as of December 3, 1999 among
          Registrant, The Northern Trust Company and Iowa State Bank &
          Trust.
10.16**   S&P ComStock Information Distribution License Agreement
          dated September 23, 1999 between S&P ComStock, Inc. and
          Registrant.
10.17**   Employment Agreement dated March 1, 2000 between Registrant and Scott D. Porter.
10.18**   First Amendment to Restructuring Agreement dated as of March
          29, 2000 among the Registrant, The Northern Trust Company
          and Iowa State Bank & Trust.
10.19**   Settlement Agreement and General Release dated December 3,
          1999, by and between Robert B. Staib and the Registrant.
10.20**   First Amendment to Employment Agreement, dated May 15, 2000, between Registrant and Scott D. Porter
23.1      Consent of Deloitte & Touche LLP.
23.2      Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1**    Power of Attorney.
27.1**    Financial Data Schedule.


------------
 *  To be filed by amendment.

**  Previously Filed.

--------------------------------------------------------------------------------
II- 8